Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

BY AND BETWEEN

REALM IDX, INC., as Seller,

TEMPUS AI, INC., as Buyer

AND,

solely for purposes of Section 10.16,

KONICA MINOLTA, INC., as Guarantor

DATED AS OF November 4, 2024

(continued)

(continued)

(continued)

Schedules

Schedule 1.1(a)	Applicable Accounting Principles and Sample Net Working Capital Calculation
Schedule 1.1(b)	Key Employees
Schedule 1.1(c)	Transaction Expenses
Schedule 6.17	Intercompany Service Agreement
Schedule 6.20	Required Notices
Schedule 9.2(a)(vi)	Specific Indemnities

Exhibits

Exhibit A	Form of Transition Services Agreement
Exhibit B	Form of Lock-Up Agreement
Exhibit C	Form of Trademark Transfer Agreement

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of November 4, 2024, is made by and between REALM IDX, a Delaware corporation (“Seller”), TEMPUS AI, INC., a Delaware corporation (“Buyer”) and, solely for purposes of Section 10.16, KONICA MINOLTA, INC, a Japanese corporation (“Guarantor”). Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in Article I.

WHEREAS, Seller owns one hundred percent (100%) of the issued and outstanding shares of AMBRY GENETICS CORPORATION, a Delaware corporation (the “Company” and, together with its Subsidiaries, the “Group Companies,” and each individually, a “Group Company”) (such issued and outstanding shares, the “Shares”);

WHEREAS, the Parties desire to enter into this Agreement, pursuant to which Seller will sell to Buyer, and Buyer will purchase from Seller, the Shares, on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, substantially concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Buyer to enter into this Agreement, each Key Employee has executed and delivered an offer letter and employment agreement with the Company which shall become effective as of the Closing (each, a “Key Employee Agreement”);

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I.

CERTAIN DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Accounting Firm” has the meaning set forth in Section 2.3(c)(ii).

“Acquisition Proposal” means, with respect to any Group Company, any agreement, offer, proposal or bona fide indication of interest (other than this Agreement or any other offer, proposal or indication of interest by Buyer or its Affiliates), or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer, proposal or bona fide indication of interest, relating to, or involving an Acquisition Transaction.

“Acquisition Transaction” means any divestiture by Seller or indirect or direct acquisition of any Shares or other equity securities of the Group Companies or any material portion of the Business or assets of the Group Companies, including by way of merger or consolidation with or involving a Group Company, in each case, other than the transactions contemplated by this Agreement or as permitted under Section 6.1.

“Action” means any action, mediation, suit, audit, litigation, arbitration, subpoena, claim, proceeding or investigation.

“Adjustment Amount” means an amount (which may be a positive or negative number) equal to (a) the Cash Purchase Price as finally determined pursuant to Section 2.3(b), minus (b) the Estimated Cash Purchase Price.

“Adjustment Escrow Amount” means $5,000,000.

“Adjustment Escrow Fund” means the Adjustment Escrow Amount, including any interest of other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or, in the case of an individual, a member of such Person’s immediate family or, if such Person is a partnership or a limited liability company, any general partner or managing member, as applicable, of such Person or a Person controlling any such general partner or managing member. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Affiliate Transaction” has the meaning set forth in Section 3.20.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“AI Technologies” means any artificial intelligence or machine learning technologies that (i) create or generate output content of any kind; (ii) make decisions, recommendations or predictions; or (iii) is regulated as an artificial intelligence system under applicable Laws.

“AICPA” has the meaning set forth in Section 6.21(l).

“Allowed Delay” has the meaning set forth in Section 6.21(f).

“Anti-Corruption Laws” has the meaning set forth in Section 3.23(a).

“Applicable Accounting Principles” means the accounting principles, policies, procedures, categorizations, definitions, methods, practices and techniques set forth on Schedule 1.1(a).

“Assigned Trademarks” has the meaning set forth in Section 6.13(a).

“Audited Financials” has the meaning set forth in Section 3.5(a).

“Available Insurance Policies” has the meaning set forth in Section 6.9.

“Base Purchase Price” means $375,000,000.

“Benefit Plan” means each plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock or equity related awards, life medical, dental, vision, welfare benefits, paid time off, vacation, disability, change in control, retirement, pension, fringe benefits or other employee benefits or remuneration or any king, whether written or unwritten, funded or unfunded that provides benefits for the current and former Company Employees and the directors, consultants or independent contractors of the Group Companies (who are natural persons) or the dependents of any of them, including (a) each profit sharing, 401(k), stock purchase, stock option and other equity compensation plan, (b) each “welfare” plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA) and (c) each “pension” plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA), which is maintained, sponsored, contributed to or required to be contributed to, by the Group Companies or any ERISA Affiliate for the benefit of any Company Employee, or with respect to the which the Group Companies or any ERISA Affiliate has or may have any Liability.

“Blackout Period” has the meaning set forth in Section 6.21(g).

“Business” means the development, marketing, promotion, sale and offering for sale of genetic tests (germline and somatic) for clinical research, clinical testing, and pharmaceutical drug discovery and development, and the conduct of genetic testing services, including the use of resulting data for bioinformatic analyses, in each case, as conducted by the Group Companies during the twelve (12) months prior to the date hereof and as proposed to be conducted.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City, New York, Tokyo, Japan or Chicago, Illinois are open for the general transaction of business.

“Business Relation” has the meaning set forth in Section 6.16(b).

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Capital Stock” means the Buyer Class A Common Stock, Buyer Class B Common Stock and Buyer Preferred Stock.

“Buyer Closing Certificate” has the meaning set forth in Section 7.3(c).

“Buyer Class A Common Stock” means Class A common stock of Buyer, par value $0.0001 per share.

“Buyer Class A Common Stock Per Share Price” means $46.4575, which is the average of the daily volume-weighted average prices of a share of Buyer Class A Common Stock on the Nasdaq, as reported by Bloomberg L.P., calculated to four decimal places and determined without regard to after-hours trading or any other trading outside the regular session trading hours, during the fourteen (14) consecutive trading days ending on and including the trading day immediately prior to the date of this Agreement.

“Buyer Class A Common Stock Value” means an amount equal to the Initial Stock Consideration Value plus the Remaining Stock Consideration Value.

“Buyer Class B Common Stock” means Class B common stock of Buyer, par value $0.0001 per share.

“Buyer Equity Plans” shall mean the Tempus 2015 Stock Plan, the Tempus 2024 Equity Incentive Plan and the Tempus 2024 Employee Stock Purchase Plan, as each may be amended from time to time.

“Buyer Indemnified Parties” has the meaning set forth in Section 9.2(a).

“Buyer Preferred Stock” means preferred stock of Buyer, par value $0.0001 per share.

“Buyer Prepared Return” has the meaning set forth in Section 6.2(a)(ii).

“Buyer Shared Contract” has the meaning set forth in Section 6.18(b).

“Buyer Warrants” shall mean any warrant to purchase shares of Buyer Class A Common Stock.

“California Civil Code” has the meaning set forth in Section 6.8(c).

“Cash and Cash Equivalents” means, as of 12:01 a.m. Eastern Time on the Closing Date, all cash and cash equivalents held by the Group Companies determined on a consolidated basis in accordance with the Applicable Accounting Principles, including any received but uncleared checks, drafts, wires or other deposits in transit, marketable securities and short-term investments, minus (a) the aggregate amount of outstanding checks, wires or drafts of the Group Companies that have not posted and any cash overdrafts or negative balances, and (b) Restricted Cash; provided that the amount of “Cash and Cash Equivalents” shall not exceed $20,000,000.

“Cash Purchase Price” means (a) the Base Purchase Price plus (b) the Net Working Capital Adjustment (which may be a positive or negative number) plus (c) the amount of Cash and Cash Equivalents minus (d) the amount of Closing Date Indebtedness minus (e) the amount of Transaction Expenses.

“Claimant” has the meaning set forth in Section 10.12(c).

“Closing” has the meaning set forth in Section 2.2.

“Closing Condition Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization), Section 3.2 (Capitalization of the Group Companies), Section 3.3 (Authority), Section 3.4(a) (Consents and Approvals; No Violations), Section 3.19 (Certain Fees), Section 4.1 (Organization), Section 4.2 (Authority), Section 4.3 (Title to Shares), Section 4.4(a) (Consents and Approvals; No Violations) and Section 4.5 (Certain Fees).

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Date Indebtedness” means the Indebtedness as of 12:01 a.m. Eastern Time on the Closing Date.

“COBRA” has the meaning set forth in Section 6.10(h).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Combined Tax Return” means any Tax Return that includes, by election or otherwise, one or more members of the Seller Group, on the one hand, and one or more of the Group Companies, on the other hand.

“Company” has the meaning set forth in the recitals to this Agreement.

“Company 401(k) Plans” has the meaning set forth in Section 6.10(e).

“Company Benefit Plan” means each Benefit Plan that is sponsored or maintained solely by the Group Companies or for which the Group Companies have any Liability (contingent or otherwise).

“Company Disclosure Letter” means the disclosure letter delivered by Seller to Buyer at the time of execution hereof.

“Company Employee” means, as of any date, each employee of a Group Company.

“Company IT Systems” means all information technology and computer systems used, owned or controlled by or licensed to a Group Company, relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information and used in or necessary for the conduct of the Business of the Group Companies at any time.

“Company Licensed Intellectual Property” means all Intellectual Property used or held for use in the Business and owned by any Person other than any Group Company, as of the Closing Date, which is used by or licensed to any Group Company pursuant to a Contract.

“Company Owned Intellectual Property” means any Intellectual Property rights that are owned or purported to be owned by one of the Group Companies, including Company Registered Intellectual Property.

“Company R&D Credit” has the meaning set forth in Section 6.2(h).

“Company Registered Intellectual Property” means all of the Registered Intellectual Property that is owned or purported to be owned by, or filed in the name of, or subject to a valid obligation of assignment to, one of the Group Companies (excluding any Registered Intellectual Property abandoned prior to the Closing Date).

“Company Releasing Party” has the meaning set forth in Section 6.8(a).

“Company Stockholder Approval” means the approval of Seller, as the sole stockholder of the Company.

“Competing Business” has the meaning set forth in Section 6.16(c).

“Competition Laws” means the HSR Act (and any similar Law enforced by any Governmental Entity regarding pre-acquisition notifications for the purpose of competition reviews), the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition or effectuating foreign investment.

“Confidential Arbitration Information” has the meaning set forth in Section 10.12(i).

“Confidential Buyer Information” has the meaning set forth in Section 6.3(d).

“Confidential Seller Information” has the meaning set forth in Section 6.3(e).

“Confidentiality Agreement” means the confidentiality agreement, dated as of February 12, 2024, by and between Buyer and Konica Minolta, Inc.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, statements of work, purchase orders or other commitments or obligations (whether written or oral).

“Court” has the meaning set forth in Section 10.12(h).

“Covered Employee” means any individual who is an employee, consultant or independent contractor of the Business or a Group Company as of the Closing Date.

“Credit Support Arrangements” has the meaning defined in Section 6.7.

“Damages” means damages, losses, Liabilities, Taxes, fines, penalties, costs and expenses, including reasonable out-of-pocket attorneys’ fees and expenses.

“Debt Financing Sources” shall mean the Persons (other than Buyer and its Affiliates) that are contemplated to provide, or have otherwise entered into agreements in connection with, a debt Financing.

“D&O Indemnified Party” has the meaning set forth in Section 6.5(a).

“D&O Tail Policy” has the meaning set forth in Section 6.5(c).

“Dollar” has the meaning set forth in Section 1.2.

“Effectiveness Deadline” has the meaning set forth in Section 6.21(b).

“Embargoed Countries” has the meaning set forth in Section 3.23(e).

“Enforceability Exceptions” has the meaning set forth in Section 3.3.

“Environmental Laws” means all Laws relating to pollution control or protection of the environment, including surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or ambient air.

“Environmental Permits” means all Licenses issued pursuant to Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Group Company or any of its Subsidiaries, any other Person, trade or business (whether or not incorporated) that, together with the Group Company or any such Subsidiary, is or was at any relevant time required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(i) of ERISA.

“Escrow Account” means the escrow account established pursuant to the Escrow Agreement.

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” means an escrow agreement to be entered into on the Closing Date, among Buyer, Seller and the Escrow Agent in a form to be mutually agreed to by such parties.

“Estimated Cash Purchase Price” has the meaning set forth in Section 2.3(b).

“Estimated Closing Statement” has the meaning set forth in Section 2.3(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exhibits” has the meaning set forth in Section 1.2.

“FDA” means the U.S. Food and Drug Administration, and any successor agency thereto.

“Filing Deadline” has the meaning set forth in Section 6.21(b).

“Financial Statements” has the meaning set forth in Section 3.5(a).

“Financing” shall have the meaning set forth in Section 6.22(a).

“Financing Sources” shall mean the Persons (other than Buyer and its Affiliates) that are contemplated to provide, or have otherwise entered into agreements in connection with, the Financing.

“Form 8-K” has the meaning set forth in Section 6.21(l).

“Fraud” means the actual and intentional fraud by a Party with respect to the making of the representations and warranties by such Party in this Agreement, provided that at the time such representation or warranty was made (a) such representation or warranty was inaccurate, (b) such Party had actual knowledge (and not imputed or constructive knowledge) of the inaccuracy of such representation or warranty, (c) such Party had the specific intent to deceive the other Party as an inducement to enter into this Agreement and (d) such other Party acted in reliance on such inaccurate representation or warranty and suffered or incurred financial injury or other damages as a result of such reliance. For the avoidance of doubt, “Fraud” shall not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud) based on negligence or recklessness.

“FTC” means the U.S. Federal Trade Commission, and any successor agency thereto.

“GAAP” means the United States generally accepted accounting principles as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and bylaws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.

“Government Bid” means any quotation, offer, bid or proposal made by the Company that, if accepted, would result in, or lead to a Government Contract. For avoidance of doubt, the term Government Bid includes only quotations, offers, bids or proposals that have not expired and for which award has not been made.

“Government Contract” means any contract, including any prime contract, subcontract, grant, cooperative agreement, subaward, basic ordering agreement, blanket purchase agreement, other transaction agreement, purchase order, task order, delivery order, and including all amendments, modifications, and options thereunder, awarded (a) to a Group Company or any joint venture in which a Group Company has an interest, by any Governmental Entity or by a prime contractor or higher-tier subcontractor to a Governmental Entity, or (b) by a Group Company to a subcontractor at any tier in connection with an agreement in (a).

“Governmental Authority” means any transnational, multinational, domestic, or foreign federal, state, provincial, or local governmental, regulatory or administrative authority, instrumentality, department, court, arbitrator, agency, commission or official, including any political subdivision thereof, any state-owned or state-controlled enterprise, or any non-governmental self-regulatory agency, commission or authority.

“Governmental Entity” means any United States or foreign (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal) or (c) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including any arbitrator or arbitral tribunal.

“Government Official” means any (a) officer, employee, or other individual acting for or on behalf of any Governmental Authority or public international organization; or (b) holder of or candidate for public office, political party, or official thereof or member of a royal family, or any other individual acting for or on behalf of the foregoing.

“Group Companies” and “Group Company” have the meanings set forth in the recitals to this Agreement.

“Guarantor” the meaning set forth in the recitals to this Agreement.

“Hazardous Substance” means any waste, pollutant, contaminant, hazardous substance, toxic or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process-intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, the use, handling or disposal of which by any Group Company is governed by or subject to applicable Law.

“Healthcare Laws” means, to the extent applicable to the Group Companies, all Laws pertaining to healthcare and FDA regulatory matters, including: (a) Title XVII of the Social Security Act, 42 U.S.C. §§ 1395-1395lll (the Medicare statute, including the Ethics in Patient Referrals Act, as amended, at 42 U.S.C. § 1395nn (the Stark Law)); Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396w-7 (the Medicaid statute); the Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the False Claims Act, 31 U.S.C. §§ 3729-3733; the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a; the Exclusions Law, 42 U.S.C. § 1320a-7; the Eliminating Kickbacks in Recovery Act of 2018, 18. U.S.C. §220, the criminal False Statements Law, 42 U.S.C. §1320a-7b(a); 18 U.S.C. §§ 286 and 287; the health care fraud criminal provisions under HIPAA; and the regulations promulgated pursuant thereto, and any state, local and foreign equivalents thereof; (b) all Laws pertaining to clinical laboratory licensing, permitting and registration, including the Clinical Laboratory Improvement Amendments of 1988, 42 U.S.C. § 263a et seq.; (c) all Laws relating to fee splitting, professional practice, or kickbacks with respect to clinical laboratory services, genetic testing, healthcare items, services or providers and suppliers, self-referral by healthcare providers and suppliers, corporate practice of a profession, and licensure and registration of healthcare professionals; (d) all Laws relating to medical documentation, physician orders, medical record retention, informed consent, medical necessity, adverse event reporting, and patient safety; (e) all Laws relating to the billing, coding, reimbursement, reassignment, anti-markup, claims submission, collections and payment or collection of accounts receivable or refund of overpayments; and (f) the U.S. Federal Food, Drug and Cosmetic Act , 21 U.S.C. § 301 et seq, and the Public Health Service Act, 42 U.S.C. §262 et seq., and the regulations promulgated pursuant thereto, and any state, local and foreign equivalents thereof.

“HIPAA” means the Health Information Portability and Accountability Act of 1996, 42 U.S.C. §§ 1320d-1329d-8, as amended by the Health Information Technology for Economic and Clinical Health Act, and its implementing regulations.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“ICC” has the meaning set forth in Section 10.12(a).

“Indebtedness” means, as of any time, without duplication, the outstanding principal amount of, and accrued and unpaid interest, fees, prepayment premiums, expenses, breakage costs, indemnities, penalties or other amounts accrued in respect of and all amounts otherwise owing or payable at retirement of (a) any indebtedness for borrowed money, including any intercompany loans or other payables owed to the Seller Group net of any intercompany receivables from the Seller Group or any liabilities or obligations for the deferred purchase price of property or services (excluding any trade payables and accrued expenses arising in the Ordinary Course to the extent such amounts are reflected in the calculation of Net Working Capital) and indebtedness evidenced by any note, bond or debenture, in each case, to the extent constituting an obligation or indebtedness of any Group Company, (b) all reimbursement obligations of any Group Company under letters of credit, to the extent such letters of credit have been drawn, (c) any Pre-Closing Income Taxes, (d) any finance or capital leases with respect to which any Group Company is liable, (e) any obligation of a Group Company arising out of interest rate, currency or other swap or hedging arrangements, (f) any unforgiven obligations of a Group Company under any loan assistance program sponsored by a Governmental Entity, (g) all accrued paid time off, accrued and unpaid severance or other termination costs to any current or former Company Employees, directors, consultants or independent contractors of the Group Companies whose employment or engagement is or was terminated prior to the Closing, (h) all accrued and “frozen” paid time off held by Company Employees, (i) all amounts of any unfunded or underfunded liability under any tax-qualified or nonqualified deferred compensation plan, defined benefit pension plan, or retiree benefit plan, including any withdrawal liability under any similar plan, (j) the employer’s portion of any employment, payroll or similar Taxes with respect any obligations referred to in clauses (g) through (i), (k) all declared and unpaid dividends or distributions or loans or other amounts owed to any Affiliates or holders of equity securities of the Group Companies, and (l) any obligation of a Group Company of the type referred to in clauses (a) through (k) of another Person the payment of which any Group Company has guaranteed or for which any Group Company is responsible or liable, directly or indirectly, jointly or severally, as obligor or guarantor. Notwithstanding the foregoing, “Indebtedness” shall not include (i) obligations under any operating leases, (ii) any amounts included in Net Working Capital, (iii) any amounts included as Transaction Expenses, (iv) indebtedness or other obligations solely between or among any Group Companies or (v) undrawn letters of credit.

“Indemnification Agreements” has the meaning set forth in Section 6.5(a).

“Indemnified Party” has the meaning set forth in Section 9.3(a).

“Indemnifying Party” has the meaning set forth in Section 9.3(a).

“Initial Stock Consideration” means the number of shares of Buyer Class A Common Stock equal to (a) the Initial Stock Consideration Value, divided by (b) the Buyer Class A Common Stock Per Share Price.

“Initial Stock Consideration Value” means $125,000,000.

“Insurance Policies” means policies and programs of or agreements for insurance and interests in insurance pools and programs (in each case including self-insurance and insurance from Affiliates).

“Intellectual Property” means any and all intellectual property recognized in any jurisdiction throughout the world, including rights in, arising out of, or associated with: (a) inventions (whether or not patentable), discoveries, improvements, business methods, compositions of matter, machines, methods, and processes and new uses for any of the preceding items, including patents and patent applications (and all registrations and applications therefor, including all reissues, divisions, re-examinations, renewals, extensions, provisionals, non-provisionals, continuations and continuations-in-part associated with the foregoing); (b) Trademarks; (c) works of authorship, including copyrights, database and design rights, rights of attribution and integrity and other moral rights of an author (and all registrations and applications therefor); (d) Internet domain names and registrations; and (e) Trade Secrets; in each case, to the extent protectable by applicable Law.

“IRS” means the United States Internal Revenue Service.

“ISA” has the meaning set forth in Section 6.17.

“Key Employee” means each individual set forth on Schedule 1.1(b).

“Key Employee Agreement” has the meaning set forth in the recitals to this Agreement.

“KMRI” means Konica Minolta Realm, Inc.

“Knowledge” means, with respect to Seller, the knowledge as of the date hereof of the following individuals, after reasonable inquiry of their direct reports: Kiyotaka Fujii (Executive Chairman of Seller), Aaron Elliott, Ph.D (Chief Executive Officer of Seller), Tom Schoenherr (Chief Executive Officer of the Company), Mike Martinson (Chief Financial Officer of the Company), Brigette Tippin Davis (Chief Operating Officer of the Company) Chia Ling Gau (Global Head of Quality and Regulatory), Mark Konopka (SVP, Sales), Greg Nogle (VP, Market Access) and Michelle Smith (General Counsel of the Company).

“Labor Agreements” has the meaning set forth in Section 3.18(a).

“Latest Balance Sheet Date” means June 30, 2024.

“Laws” means laws, rules, regulations, codes or ordinances of Governmental Entities or any Order.

“Leased Real Property” has the meaning set forth in Section 3.9(a).

“Liabilities” means all liabilities of every kind and nature, whether accrued, fixed or contingent, mature or inchoate, known or unknown, reflected on a balance sheet or otherwise, including those arising under any Law or any judgment of any court of any kind or any award of any arbitrator of any kind, and those arising under any Contract, commitment or undertaking.

“Licensed Personnel” means any Person that has or is required to have a professional License to render professional services under applicable Law, including any Healthcare Law.

“Licenses” means all licenses, permits, registrations, concessions, grants, certificates, approvals, accreditations, waivers, variances, filings, consents and other authorizations issued by any Governmental Entity.

“Lien” means, with respect to any property or asset, any mortgage, pledge, security interest, encumbrance, lien or charge.

“Lock-Up Agreement” has the meaning set forth in Section 2.4(a)(v).

“M&A Qualified Beneficiaries” has the meaning set forth in Section 6.10(h).

“Malicious Code” has the meaning set forth in Section 3.10(q).

“Material Adverse Effect” means any change, event, effect, occurrence, circumstance or development that, individually or in the aggregate, has had or would reasonably be expected to have a materially adverse effect upon (x) the assets, liabilities, financial condition, business or results of operations of the Group Companies, taken as a whole or (y) unless cured prior to the earlier of (i) the Business Day prior to the Termination Date and (ii) the date that is thirty (30) days after the occurrence of such change, event, effect, occurrence, circumstance or development, the ability of Seller or the Group Companies to consummate the transactions contemplated by, or perform its respective obligations under, this Agreement; provided that, any adverse change, event, effect, occurrence, circumstances or development arising from or related to any of the following, individually or in the aggregate, shall not be considered when determining whether a Material Adverse Effect has occurred: (a) any change in economic, business, financial, commodity, currency or market conditions generally, including sovereign default or changes in interest rates, exchange rates, monetary policy or inflation; (b) any change in the industry or markets in which the Business operates; (c) any actual or proposed change in Laws or GAAP, or the enforcement or interpretation thereof, or other regulatory developments, applicable to the Business; (d) political conditions, including hostilities, acts of war (whether or not declared), sabotage, terrorism, military actions, cyberattacks, civil unrest, protests or riots or any escalation or worsening of any of the foregoing; (e) social or public health conditions, including any pandemic, epidemic, disease outbreak or other public health emergency; (f) any change resulting from the negotiation, execution, announcement or consummation of the transactions contemplated by this Agreement, including any such change relating to the identity of, or facts and circumstances relating to, Buyer or any of its Affiliates; (g) the taking of any action or the failure to take any action by Seller or any Group Company expressly approved in writing by Buyer or expressly required under the terms of this Agreement; (h) any hurricane, flood, tornado, wildfire, earthquake, weather phenomenon or other natural disaster or any other calamity or force majeure event; or (i) the failure by the Business to meet any financial projections, forecasts, budgets or revenue or earnings predictions (it being understood that the underlying cause of any such failure may be taken into account in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by clauses (a) through (i); provided that, with respect to the exceptions set forth in clauses (a) through (e) and clause (h) in the event that such change, event, effect, occurrence, circumstance or development has had a disproportionate effect on the Group Companies relative to other companies operating in the industry or industries in which the Group Companies operate, then the incremental effect of such change, event, effect, occurrence, circumstance or development shall be taken into account for the purpose of determining whether a Material Adverse Effect exists or would reasonably be expected to occur).

“Material Contract” has the meaning set forth in Section 3.13(a).

“Material Payor” has the meaning set forth in Section 3.21(a).

“Material Vendor” has the meaning set forth in Section 3.21(b).

“Nasdaq” means the Nasdaq Global Select Market.

“Net Working Capital” means an amount (which may be a positive or negative number) equal to (a) the aggregate value of the current assets of the Group Companies specifically set forth on Schedule 1.1(a), minus (b) the aggregate value of the current liabilities of the Group Companies specifically set forth on Schedule 1.1(a), in each case, determined on a consolidated basis without duplication as of 12:01 a.m. Eastern Time on the Closing Date and calculated in accordance with the Applicable Accounting Principles and consistent with the sample calculation of Net Working Capital set forth on Schedule 1.1(a), including only those line items specifically set forth therein. Notwithstanding anything to the contrary contained herein, in no event shall “Net Working Capital” include any amounts included in Cash and Cash Equivalents, Transaction Expenses or Indebtedness.

“Net Working Capital Adjustment” means (a) if the Net Working Capital is greater than the Net Working Capital Upper Collar Amount, the Net Working Capital minus the Net Working Capital Upper Collar Amount, (b) if the Net Working Capital is equal to or more than the Net Working Capital Lower Collar Amount but no greater than the Net Working Capital Upper Collar Amount, zero and (c) if the Net Working Capital is less than the Net Working Capital Lower Collar Amount, the Net Working Capital minus the Net Working Capital Lower Collar Amount (which amount will be a negative number), in each case, if applicable.

“Net Working Capital Lower Collar Amount” means $55,000,000.

“Net Working Capital Upper Collar Amount” means $60,000,000.

“Non-Recourse Parties” means, with respect to a Person, such Person’s Affiliates and its and their respective portfolio companies and its and their respective past, current or future directors, managers, officers, employees, incorporators, members, partners, equityholders, agents, attorneys, advisors, the Representatives, successors and assigns.

“OCI” has the meaning set forth in Section 3.25(c).

“OFAC” has the meaning set forth in Section 3.23(d).

“Order” means any award, order, judgment, writ, injunction, ruling, edict or decree entered, issued, made or rendered by any Governmental Entity of competent jurisdiction.

“Ordinary Course” means the ordinary course of business with respect to the Group Companies consistent with the Group Companies’ past practice as of immediately prior to the date hereof.

“Owned Real Property” has the meaning set forth in Section 3.9(c).

“Party” means each of the parties to this Agreement set forth in the preamble to this Agreement.

“PCAOB” has the meaning set forth in Section 6.21(l).

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, workers’, repairers’ and other Liens arising or incurred in the Ordinary Course, (b) Liens for Taxes, assessments or other governmental charges not yet due and payable or due and payable but not delinquent as of the Closing Date or which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP and recorded on the books and records of the Group Companies, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not and would not materially interfere with the Group Companies’ uses or occupancy of such real property, (d) zoning, entitlement, building codes and other land-use Laws regulating the use or occupancy of real property or the activities conducted thereon that are imposed by any Governmental Entity having jurisdiction over such real property (e) matters that would be disclosed by an accurate survey or inspection of real property, (f) title exceptions disclosed by any title insurance commitment or title insurance policy for any real property issued by a title company and delivered or otherwise made available to Buyer prior to the date hereof, (g) non-exclusive licenses of Intellectual Property granted to customers, vendors or independent contractors of a Group Company in the Ordinary Course, (h) any right, interest, Lien or title of a licensor, sublicensor, licensee, sublicensee, lessor or sublessor under any license, lease or other similar agreement or in the property being leased or licensed, and (i) Liens granted to any lender at the Closing in connection with any financing by Buyer or its Affiliates of the transactions contemplated hereby.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.

“Personal Data” means any information or data that either (a) relates to an identified or identifiable natural person, or that is reasonably capable of being used to identify, contact, or precisely locate a natural person, household, or a particular computing system or device, including a natural person’s name, street address, telephone number, email address, financial account number, government-issued identifier, social security number or tax identification number, biometric identifier or biometric information, banking information relating to any natural person, or passport number, client or account identifier, or credit card number, or any Internet protocol address or any other unique identifier, device or machine identifier, photograph, or credentials for accessing any accounts; or (b) is defined as “personally identifiable information,” “personal information,” “personal data,” or other similar terms, by any applicable Privacy Requirements.

“PHI” has the meaning set forth in Section 3.10(j).

“Pre-Closing Income Taxes” means the aggregate liability for unpaid income Taxes of the Group Companies attributable to any Pre-Closing Tax Periods (x) for which the related Tax Return has not yet been filed and (y) that are shown as due on any income Tax Return of any Group Company filed prior to the Closing Date to the extent such Taxes have not been paid in full prior to the Closing, determined (a) on a jurisdiction-by-jurisdiction and type-of-Tax by type-of-Tax basis, (b) by basing the calculation on the applicable Group Company’s historical practices and procedures (including any elections, methods of accounting and other filing positions) and solely with respect to jurisdictions where such Group Company has historically filed income Tax Returns, (c) by excluding all deferred Tax assets, deferred Tax liabilities and contingent Tax liabilities, (d) by taking all transaction deductions into account in Pre-Closing Tax Periods to the extent available to reduce any income Tax liability for Pre-Closing Tax Periods, (e) by taking into account all income Tax payments, including estimated payments, made by (or credits received in lieu thereof) the Group Companies prior to the Closing for Pre-Closing Tax Periods and (f) by excluding any income Taxes attributable to transactions occurring outside the Ordinary Course executed at the direction of Buyer (and not otherwise contemplated by this Agreement).

“Pre-Closing Tax Contests” has the meaning set forth in Section 6.2(b)(i).

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period ending on the Closing Date.

“Pre-Closing Tax Returns” has the meaning set forth in Section 6.2(a)(i).

“Privacy Laws” means (a) each applicable Law concerning the privacy, security, protection, disposal, international transfer or other Processing of Personal Data, and incident reporting and Security Incident notification requirements regarding Personal Data, including, and to the extent applicable, (i) the EU General Data Protection Regulation 2016/679 and EU Member State laws and regulations implementing the same (the “GDPR”), the GDPR as it forms part of United Kingdom (“UK”) law by virtue of section 3 of the European Union (Withdrawal) Act 2018 (“UK GDPR”), the EU e-Privacy Directive 2002/58/EC as amended by Directive 2009/136/EC or further amended or replaced from time to time, and any relevant national implementing legislation, Personal Data protection, and data protection authorities, Canada’s Personal Data Protection and Electronic Documents Act (“PIPEDA”), the California Consumer Privacy Act of 2018 and any regulations promulgated thereunder (“CCPA”), the California Privacy Rights Act of 2020 (“CPRA”), the Virginia Consumer Data Privacy Act (“VCPDA”); (ii) HIPAA, Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003 (“CAN-SPAM”), and the Payment Card Industry Data Security Standard (“PCI-DSS”).

“Privacy Policy” or “Privacy Policies” means each external privacy policy published on the Group Companies’ websites, or otherwise made available, or any public representations concerning, privacy, security and processing by the Group Companies to any Person (including employees, contractors, end users or the general public), relating to the Processing of Personal Data.

“Privacy Requirements” has the meaning set forth in Section 3.10(k).

“Privileged Communications” has the meaning set forth in Section 10.15(b).

“Process” or “Processing” means any operation or set of operations, with respect to data, whether or not by automated means, such as the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination, combination, erasure, or destruction of such data, or any other operation that is otherwise considered “processing” or similar term under applicable Privacy Requirements.

“Product” means any product or service that is marketed, manufactured or offered by, or under warranty obligation of, any Group Company related to the Business.

“Proposed Closing Statement” has the meaning set forth in Section 2.3(c)(i).

“Purchase Price Dispute Notice” has the meaning set forth in Section 2.3(c)(ii).

“R&W Insurance Policy” has the meaning set forth in Section 6.12.

“Real Property” means the Leased Real Property and the Owned Real Property.

“Real Property Lease” has the meaning set forth in Section 3.9(a).

“Registered Intellectual Property” means all patents and patent applications (including all reissues, divisions, re-examinations, renewals, extensions, provisionals, non-provisionals, continuations and continuations-in-part associated with the foregoing), registered trademarks, trademark applications, registered copyrights, copyright applications and Internet domain name registrations.

“Registrable Securities” has the meaning set forth in Section 6.21(b).

“Registration Statement” has the meaning set forth in Section 6.21(b).

“Regulation S-X Financial Statements” has the meaning set forth in Section 6.21(l).

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration of Hazardous Substances into or through any land, soil, subsurface strata, surface water, groundwater or air, or otherwise entering into the environment.

“Relevant Persons” has the meaning set forth in Section 3.23(a).

“Remaining Stock Consideration” means the number of shares of Buyer Class A Common Stock equal to (a) the Remaining Stock Consideration Value, divided by (b) the Buyer Class A Common Stock Per Share Price.

“Remaining Stock Consideration Value” means $100,000,000.

“Representatives” means, with respect to a Person, such Person’s officers, directors, Affiliates, shareholders or employees, or any investment banker, attorney, accountant, auditor or other advisor or representative retained by any of them.

“Required Information” means (a) audited consolidated balance sheets and related statements of income, changes in equity and cash flows of the Company and its consolidated subsidiaries, in each case, for the most recently completed fiscal year ended at least ninety (90) days prior to the Closing Date and (b) unaudited consolidated balance sheets and related statements of income and cash flows of the Company and its consolidated subsidiaries, in each case, for the fiscal quarter ending June 30, 2024 and each subsequent fiscal quarter ended at least 45 days prior to the Closing Date.

“Required Regulatory Approvals” means the notices and approvals set forth in Section 6.4 of the Company Disclosure Letter.

“Respondent” has the meaning set forth in Section 10.12(c).

“Restricted Cash” means any cash of the Group Companies which is not freely usable by the Group Companies because it is subject to restrictions or limitations on use, purpose or distribution by Law or Contract, including any cash or cash equivalents that constitutes deposits, escrows or holdbacks.

“RSUs” has the meaning set forth in Section 6.10(b).

“Rule 144” means Rule 144 promulgated under the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC.

“Sanctioned Party” has the meaning set forth in Section 3.23(e).

“Schedules” has the meaning set forth in Section 1.2.

“SEC” has the meaning set forth in Section 6.21(b).

“Securities Act” means the Securities Act of 1933, as amended.

“Security Incident” means (a) any actual or reasonably suspected unauthorized or unlawful access to, acquisition of, use, alteration, theft, destruction, disclosure of, or other Processing of Sensitive Data, or (b) any damage to, or unauthorized, unlawful, or accidental access to, or use of, any Company IT Systems.

“Seller” has the meaning set forth in the preamble of this Agreement.

“Seller Closing Certificate” has the meaning set forth in Section 7.2(c).

“Seller Consolidated Taxes” means income Taxes for which any Group Company is liable by reason of Treasury Regulation Section 1.1502-6 or any analogous or similar provision of state, local or non-U.S. Tax Law by reason of such Group Company being a member of an affiliated, consolidated, combined or unitary group on or prior to the Closing Date with Seller or any of its Affiliates (other than a Group Company).

“Seller Group” means Seller and each of its Affiliates other than the Group Companies.

“Seller Indemnified Parties” has the meaning set forth in Section 9.2(b).

“Seller Marks” has the meaning set forth in Section 6.13(a).

“Seller Releasing Party” has the meaning set forth in Section 6.8(b).

“Seller Shared Contract” has the meaning set forth in Section 6.18(b).

“Seller Tax Group” means an affiliated group as defined in Section 1504(a) of the Code (or any similar group defined under a corresponding or similar provision of state, local, or non-U.S. Law) that includes any of the Group Companies the common parent of which is not a Group Company.

“Seller Taxes” means (a) any Taxes of Seller and (b) any Seller Consolidated Taxes, in each case excluding any Transfer Taxes.

“Sensitive Data” means all proprietary, sensitive, regulated, and confidential information (including Personal Data) Processed by any Group Company or any third party for or on behalf of any Group Company in connection with the operation of the Business.

“Shared Contract” has the meaning set forth in Section 6.18(b).

“Shares” has the meaning set forth in the recitals to this Agreement.

“Specified Representations” means the representations and warranties set forth in Section 3.4 (Consents and Approvals; No Violations), Section 3.8(a) and (b) (Title to Assets; Sufficiency of Assets), Section 3.10(b) (Intellectual Property, Cybersecurity and Data Privacy), Section 3.10(e) (Intellectual Property, Cybersecurity and Data Privacy), Section 3.20 (Affiliate Transactions) and Section 3.24 (Regulatory Matters).

“Stock Consideration” means the Initial Stock Consideration and the Remaining Stock Consideration.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests (a) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (b) representing more than fifty percent of such securities or ownership interests are at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of that Person.

“Tax” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value-added, excise, natural resources, severance, stamp, occupation, windfall profits, environmental, customs, duties, real property, personal property, capital stock, social security (or similar), unemployment, disability, payroll, license, employee or other withholding, or other similar tax, duty, fee, assessment or governmental charge in the nature of a tax, together with any interest or penalties thereon and additions thereto.

“Tax Refund” means, with respect to Taxes, a refund, a rebate or a refundable credit (each, whether received in cash or as a credit).

“Tax Return” means any report, return, document, declaration, payee statement or other information return or filing that is filed or required to be filed with respect to Taxes and including all amendments or supplements thereof.

“Termination Date” has the meaning set forth in Section 8.1(d).

“Third-Party Claim” has the meaning set forth in Section 9.3(a).

“Total Purchase Price” means (a) the Cash Purchase Price plus (b) the Stock Consideration.

“Trade Laws” has the meaning set forth in Section 3.23(d).

“Trade Secrets” means all trade secrets, know-how, confidential, proprietary and non-public information, in each case, to the extent protectable by applicable Law.

“Trademark Transfer Agreement” means the trademark transfer agreement to be entered into on or prior to the Closing Date substantially in the form of Exhibit C.

“Trademarks” means trademarks, service marks, logos and design marks, trade dress, trade names, distinctive advertising taglines, fictitious and other business names, brand names, social media usernames and other identifiers and indicia of source or origin, and all registrations of the foregoing and applications to register the foregoing, together with all goodwill associated with any of the foregoing.

“Training Data” means any data used to train, validate, test or otherwise improve an algorithm or model used in an AI Technology.

“Transaction Agreements” means this Agreement, the Confidentiality Agreement, the Escrow Agreement, the Transition Services Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to which any of Buyer, Seller or any of the Group Companies is a party or to be executed by any of Buyer, Seller or any of the Group Companies in connection with the consummation of the transactions contemplated by this Agreement.

“Transaction Expenses” means, without duplication, the collective amount payable by the Group Companies in relation to arrangements made or entered into prior to the Closing for (a) all fees, costs and expenses incurred or payable in connection with the preparation, negotiation and execution of this Agreement, the other Transaction Agreements and the transactions contemplated by this Agreement, including the fees and expenses of JPMorgan Securities Japan Co., Ltd., Mitsubishi UFJ Morgan Stanley & Securities, Ltd., Debevoise & Plimpton LLP, Nagashima Ohno & Tsunematsu and PricewaterhouseCoopers International Limited, (b) if applicable, any success bonuses, sale bonuses, stay bonuses, retention payments, severance payments, commissions, transaction bonuses, change-in-control awards and other similar payments that are payable to the current or former employees, directors, consultants or independent contractors of the Group Companies at or following the Closing and payable solely as a result of or in connection with the transactions contemplated by this Agreement), including, for the avoidance of doubt, all unpaid bonuses (whether or not accrued) payable to Company Employees under (i) the Special Long Term Incentive Plan, (ii) the River Incentive Plan Retention Bonus Award and (iii) the KPSIP, including any such amounts set forth on Schedule 1.1(c), and including the employer’s portion of any employment, payroll or similar Taxes with respect thereto (as applicable), (c) the obligations of the Group Companies in connection with any retention payments that were incurred pursuant to Contracts entered into prior to the Closing and are payable to any Person upon, or in connection with (in whole or in part), the transactions contemplated by this Agreement (in the case of clause (b) or (c), other than such obligations entered into by or at the direction of Buyer or otherwise under Buyer’s sole discretion), and (d) 50% of the costs of the D&O Tail Policy.

“Transfer Taxes” has the meaning set forth in Section 6.2(e).

“Transition Period” has the meaning set forth in Section 6.13(a).

“Transition Services Agreement” has the meaning set forth in Section 2.4(b)(ii).

“Treasury Regulations” means the regulations promulgated under the Code.

“Unaudited Financials” has the meaning set forth in Section 3.5(a).

“Violations” has the meaning set forth in Section 6.21(p).

Section 1.2 Construction; Interpretation. The term “this Agreement” means this Securities Purchase Agreement, including the Company Disclosure Letter, together with all schedules (“Schedules”) and exhibits (“Exhibits”) hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. References herein to a specific section, subsection, clause, recital, schedule or exhibit shall refer, respectively, to sections, subsections, clauses, recitals, schedules or exhibits of this Agreement, unless otherwise specified. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein”, “hereto”, “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (b) the masculine gender shall also include the feminine and neutral genders, and vice versa; (c) the words importing the singular shall also include the plural, and vice versa; (d) the words “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (f) the word “or” shall not be exclusive; (g) all references to dates and times herein, except as otherwise specifically noted, shall refer to Eastern Time; (h) any reference to “days” means calendar days unless Business Days are expressly specified; (i) if any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter; (j) the term “Dollar” and “$” mean dollars in the lawful currency of the United States of America; (k) references to statutes are to such statutes as may be amended from time to time and shall be deemed to include all rules and regulations promulgated thereunder; and (l) the phrases “delivered” or “made available” when used in this Agreement shall mean the information shall have been posted and remain posted in the virtual “data room” titled “Project Ocean” hosted by IntraLinks and established by Seller and its Representatives at least two (2) days prior to the date hereof.

ARTICLE II.

PURCHASE AND SALE

Section 2.1 Sale and Purchase of Shares. On the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell the Shares to Buyer, and Buyer shall purchase the Shares from Seller, for the Total Purchase Price, subject to adjustment as set forth in Section 2.3.

Section 2.2 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (collectively, the “Closing”) shall take place remotely via electronic exchange of documents on the date that is two (2) Business Days after the date on which all conditions set forth in Article VII shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at or prior to the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or such other time and place as Buyer and Seller may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

Section 2.3 Purchase Price.

(a) Stock Consideration. The Stock Consideration shall be comprised entirely of whole shares of Buyer Class A Common Stock.

(b) Estimated Cash Purchase Price. No later than five (5) Business Days prior to the Closing, Seller shall prepare and deliver to Buyer a statement (the “Estimated Closing Statement”) setting forth its good faith estimate of the Cash Purchase Price (including a breakdown of each item, and components thereof, included in the definition thereof) (the “Estimated Cash Purchase Price”), the calculations of which shall be set forth in reasonable detail and accompanied by reasonable supporting documentation, and made in accordance with the terms of this Agreement.

(c) Determination of Final Cash Purchase Price.

(i) As soon as practicable, but no later than seventy-five (75) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Proposed Closing Statement”) setting forth its good faith calculations of the (A) the Cash Purchase Price (including a breakdown of each item, and components thereof, included in the definition thereof), and (B) the Adjustment Amount, if any, in each case, the calculations of which shall be set forth in reasonable detail and accompanied by reasonable supporting documentation, and made in accordance with the terms of this Agreement. Buyer and Seller acknowledge that no adjustments shall be made to the amount of the Stock Consideration, the Net Working Capital Lower Collar Amount, Net Working Capital Upper Collar Amount or the Adjustment Escrow Amount as part of the Proposed Closing Statement or otherwise as part of the final determination of the Cash Purchase Price pursuant to this Section 2.3. Following Buyer’s delivery of the Proposed Closing Statement, Buyer shall provide Seller and its Representatives with reasonable access during normal business hours upon reasonable advance written notice to the records and personnel of the Group Companies and auditors of Buyer (subject to customary access letters required by such Representatives in connection therewith) to the extent relevant to the preparation of the Proposed Closing Statement, and shall cause the personnel of Buyer and its Affiliates (including the Group Companies) to reasonably cooperate with Seller and its Representatives in connection with their review of the Proposed Closing Statement.

(ii) If Seller does not give written notice of any dispute (a “Purchase Price Dispute Notice”) to Buyer within sixty (60) days of delivery by Buyer of the Proposed Closing Statement, the Proposed Closing Statement shall be deemed to set forth the final Net Working Capital, Net Working Capital Adjustment, Cash and Cash Equivalents, Closing Date Indebtedness, Transaction Expenses, Cash Purchase Price and Adjustment Amount, if any. Prior to the end of such sixty (60)-day period, Seller may accept the Proposed Closing Statement by delivering written notice to that effect to Buyer, in which case the Net Working Capital, Net Working Capital Adjustment, Cash and Cash Equivalents, Closing Date Indebtedness, Transaction Expenses, Cash Purchase Price and Adjustment Amount, if any, will become final, binding and conclusive on the Parties on the date such notice is given. If Seller gives a Purchase Price Dispute Notice, which such notice must specify in reasonable detail the amount (to the extent feasible), nature and basis of each disputed item within the components of the Cash Purchase Price and be accompanied by reasonable supporting documentation, to Buyer within such sixty (60)-day period, Buyer and Seller shall use commercially reasonable efforts to resolve the dispute during the thirty (30)-day period commencing on the date that Buyer receives the Purchase Price Dispute Notice from Seller, which period may be extended upon mutual agreement of the Parties, and if any disputed item is resolved, the Proposed Closing Statement shall be modified to the extent necessary to reflect such resolution. If Seller and Buyer do not agree upon a final resolution with respect to any disputed items within such thirty (30)-day period, then the remaining items in dispute shall be submitted immediately to Ernst & Young U.S. LLP, or, if such firm declines to be retained to resolve the dispute, another nationally recognized, independent accounting firm reasonably acceptable to Buyer and Seller (in either case, the “Accounting Firm”). Any item not included as a disputed item in the Purchase Price Dispute Notice or otherwise agreed to by the Parties during the thirty (30)-day resolution period shall be final, binding and conclusive on the Parties as set forth in the Proposed Closing Statement. Each of Buyer, on the one hand, and Seller, on the other hand, shall promptly (and in any event no more than ten (10) days after engagement of such Accounting Firm) provide their assertions and details regarding the disputed items in writing to the Accounting Firm and to each other. The Accounting Firm shall be requested to render a determination of the applicable dispute within thirty (30) days after engagement of such Accounting Firm, which determination must be in writing and must set forth, in reasonable detail, the basis therefor; provided, however, that the failure of the Accounting Firm to strictly conform to any deadline or time period contained within this Agreement shall not render the determination of the Accounting Firm invalid and shall not be a basis for seeking to overturn any determination rendered by the Accounting Firm. Each of Buyer, on the one hand, and Seller, on the other hand, shall use its commercially reasonable efforts to furnish the Accounting Firm with such work papers and other documents and information pertaining to the dispute as the Accounting Firm may reasonably request. Neither Buyer nor Seller nor any of their respective Representatives shall participate in any substantive meeting or discussion with the Accounting Firm without providing the other party an opportunity to attend or participate. Neither Buyer nor Seller nor any of their respective Representatives may disclose to the Accounting Firm, and the Accounting Firm may not consider for any purpose, any settlement discussions or settlement offer made by or on behalf of either Buyer or Seller, unless otherwise agreed by Buyer and Seller. The Accounting Firm shall determine, based solely on the provisions of this Section 2.3(c)(ii) and the written presentations by Buyer and Seller or their respective Representatives, and not by independent review, only those items and amounts that remain then in dispute as set forth in the Purchase Price Dispute Notice. In resolving the disputed items, the Accounting Firm (A) shall be bound by the provisions of this Section 2.3 and the other terms of this Agreement, (B) may not assign a value to any item greater than the greatest value claimed for such item or less than the smallest value for such item claimed by either Buyer in the Proposed Closing Statement or Seller in the Purchase Price Dispute Notice and (C) shall limit its decision to any alleged mathematical error or determination as to whether any such disputed item was determined in accordance with this Agreement, and limit any adjustments to only those that are necessary to correct such error or for the Proposed Closing Statement to comply with the provisions of this Agreement. Such determination of the Accounting Firm shall be conclusive and binding upon the Parties, absent manifest error. The Accounting Firm is not to make any other determination, including any determination as to whether the Net Working Capital Lower Collar Amount, Net Working Capital Upper Collar Amount or any estimates on the Estimated Closing Statement are correct, adequate or sufficient. The Proposed Closing Statement shall be revised as appropriate to reflect the resolution of any objections thereto pursuant to this Section 2.3 and, as so revised, such Proposed Closing Statement shall be deemed to set forth the final Closing Date Indebtedness, Transaction Expenses, Cash and Cash Equivalents, Net Working Capital, Net Working Capital Adjustment and Cash Purchase Price, in each case, for all purposes hereunder (including the determination of the Adjustment Amount, if any). The Accounting Firm shall act solely as an accounting expert and not as an arbitrator or legal expert. All fees and expenses of the Accounting Firm relating to the work, if any, to be performed by the Accounting Firm hereunder shall be borne in inverse proportion to the relative extent to which Buyer, on the one hand, and Seller, on the other hand, prevail on the disagreements resolved by the Accounting Firm, which proportionate allocation shall be determined by the Accounting Firm. Except as provided in the preceding sentence, all other costs and expenses incurred by the Parties in connection with resolving any dispute hereunder before the Accounting Firm shall be borne by the party incurring such cost and expense.

(d) Adjustments to Estimated Cash Purchase Price.

(i) If the Adjustment Amount is a positive amount, then within three (3) Business Days after the date on which the Cash Purchase Price is finally determined pursuant to this Section 2.3, Buyer shall pay or cause to be paid to Seller by wire transfer or delivery of immediately available funds an amount in cash equal to the lesser of (A) the Adjustment Amount and (B) the Adjustment Escrow Amount. In addition, Buyer and Seller shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse the Adjustment Escrow Fund to Seller. In no event shall Buyer have any liability for a positive Adjustment Amount in excess of an amount equal to the Adjustment Escrow Amount.

(ii) If the Adjustment Amount is a negative amount, then within three (3) Business Days after the date on which the Cash Purchase Price is finally determined pursuant to this Section 2.3, Buyer and Seller shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to: (A) if the absolute value of such negative amount is equal to or exceeds the Adjustment Escrow Fund, disburse to Buyer the entire Adjustment Escrow Fund (it being understood that, notwithstanding anything to the contrary contained herein, the Adjustment Escrow Fund shall be the sole source of recovery for any payment required to be made pursuant to this Agreement in respect of a negative Adjustment Amount, and Buyer and its Affiliates shall not be permitted to recover in excess of the Adjustment Escrow Fund for any negative Adjustment Amount) and (B) if the absolute value of such negative amount is less than the Adjustment Escrow Fund, disburse (1) to Buyer a portion of the Adjustment Escrow Fund equal to the absolute value of such negative amount and (2) the remainder of the Adjustment Escrow Fund to Seller. In no event shall Seller have any liability for a negative Adjustment Amount in excess of the Adjustment Escrow Fund.

(iii) The Parties hereto agree that any Adjustment Amount as determined pursuant to this Section 2.3 shall be treated as an adjustment to Cash Purchase Price for all Tax reporting purposes, except as otherwise required by applicable Law.

(e) Accounting Procedures. The Estimated Closing Statement, the Proposed Closing Statement and the determinations and calculations contained therein shall be prepared in accordance with the Applicable Accounting Principles, except that such statements, calculations and determinations shall be based on facts and circumstances as they exist prior to the Closing and shall exclude the effect of any act, decision, information or event occurring at or after the Closing.

Section 2.4 Closing Deliveries.

(a) Buyer Closing Deliveries. At the Closing:

(i) Buyer shall pay, in cash by wire transfer of immediately available funds, the following:

(A) to Seller (to an account designated by Seller at least two (2) Business Days prior to the Closing Date), the Estimated Cash Purchase Price less the Adjustment Escrow Amount;

(B) the Adjustment Escrow Amount into the Escrow Account;

(C) on behalf of the Group Companies, the amount of Closing Date Indebtedness, if any, required to be paid, satisfied and discharged at the Closing to each holder of such Indebtedness pursuant to a fully executed payoff letter or another written evidence of cancelation reasonably acceptable to Buyer of each such item of Closing Date Indebtedness, delivered to Buyer no later than three (3) Business Days prior to the Closing Date, on terms and in form reasonably satisfactory to Buyer (to account(s) designated to Buyer at least two (2) Business Days prior to the Closing Date);

(D) the Transaction Expenses, in the amounts set forth in the invoice(s) relating to such Transaction Expenses delivered to Buyer at least two (2) Business Days prior to the Closing Date, and as reflected in the calculation of the Estimated Cash Purchase Price delivered hereunder to the account(s) set forth in such invoice(s); provided that any such Transaction Expenses payable to the Company Employees (including, for this purpose, former Company Employees) that are treated as compensation shall be paid through payroll of the Group Companies to facilitate applicable withholding;

(ii) Buyer shall issue to Seller the Stock Consideration and deliver to Seller a certificate from Buyer’s transfer agent evidencing such issuance;

(iii) Buyer shall deliver to Seller the Buyer Closing Certificate;

(iv) Buyer shall deliver to Seller a duly executed counterpart to the Escrow Agreement; and

(v) Buyer shall deliver to Seller a duly executed counterpart to a lock-up agreement in substantially the form attached hereto as Exhibit B (the “Lock-Up Agreement”).

(b) Seller Closing Deliverables. At the Closing:

(i) Seller shall deliver to Buyer a duly executed counterpart to the Escrow Agreement;

(ii) Seller shall, and Seller shall cause the applicable Group Companies to, deliver to Buyer an executed copy of the transition services agreement, substantially in the form attached hereto as Exhibit A (the “Transition Services Agreement”);

(iii) Seller shall deliver to Buyer resignation letters, in a form reasonably satisfactory to Buyer, of those officers and directors of any Group Company that Buyer shall request in writing no less than ten (10) Business Days prior to the Closing Date, effective as of the Closing Date; provided that any such officers who are employees of any Group Company will not be required to resign in their capacity as employees;

(iv) Seller shall deliver to Buyer a duly executed stock transfer instrument with respect to all of the Shares;

(v) Seller shall deliver to Buyer the Seller Closing Certificate;

(vi) Seller shall deliver to Buyer certificates of good standing for each of the Group Companies and Seller from the applicable jurisdiction of formation of each such Group Company and Seller, no earlier than ten (10) days prior to the Closing Date;

(vii) Seller shall deliver to Buyer a certificate of the Secretary of Seller, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer, attaching certified copies of (A) resolutions of Seller’s board of directors and (B) the Company Stockholder Approval, in each case, authorizing the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby;

(viii) Seller shall deliver evidence reasonably satisfactory to Buyer that the Group Companies have obtained the D&O Tail Policy and that the insurance carrier thereof has confirmed that such D&O Tail Policy is ready to be bound reasonably promptly following its receipt of confirmation that the Closing has occurred;

(ix) Seller shall deliver to Buyer a properly completed and validly executed original IRS Form W-9;

(x) Seller shall deliver to Buyer a duly executed Trademark Transfer Agreement; and

(xi) Seller shall deliver to Buyer a duly executed counterpart to the Lock-Up Agreement.

Section 2.5 Withholding. Buyer, Seller and their Affiliates shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amount as is required to be deducted and withheld with respect to such payment under applicable Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Buyer shall use commercially reasonable efforts to provide written notice to Seller in advance of any such withholding or deduction from the Cash Purchase Price and shall reasonably cooperate with Seller in good faith to minimize or eliminate such withholding or deduction. Seller shall use commercially reasonable efforts to obtain, and deliver to Buyer prior to the Closing, a properly completed and validly executed IRS Form W-9, or the appropriate version of IRS Form W-8, if applicable, from each Person entitled to receive any payment of Closing Date Indebtedness or Transaction Expenses in connection with, and unpaid as of, the Closing.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES REGARDING THE GROUP COMPANIES

Except as set forth in the Company Disclosure Letter, Seller hereby represents and warrants to Buyer as follows:

Section 3.1 Organization. Each Group Company is duly organized, validly existing and, to the extent applicable, in good standing (or the local equivalent) under the Laws of its jurisdiction of formation, incorporation or organization. Each of the Group Companies has the requisite corporate, limited partnership or other applicable power and authority to own, lease and operate its material properties and to carry on its businesses as presently conducted in all material respects. Each of the Group Companies is duly qualified or licensed to transact business and is in good standing (if applicable) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where failure to be so qualified or licensed or in good standing is not material to the Group Companies, taken as a whole. The Seller has made available to Buyer complete and correct copies of all of the Governing Documents of each Group Company. The Governing Documents of each Group Company are in full force and effect.

Section 3.2 Capitalization of the Group Companies.

(a) As of the date hereof, Section 3.2(a) of the Company Disclosure Letter sets forth a true, correct and complete list of the name, owner and jurisdiction of formation or organization (as applicable), as well as all of the authorized, issued and outstanding equity interests of the Group Companies (including the number and type of such equity interests). All of the issued and outstanding Shares are duly authorized and validly issued, fully paid and non-assessable, and other than any transfer restrictions imposed by federal and state securities Laws such issued and outstanding Shares are free of any Liens, transfer restrictions, outstanding subscriptions, preemptive rights or “put” or “call” rights. At the Closing, there will be no Liability for dividends accrued and unpaid by any Group Company. Except as may be set forth on Section 3.2(a) of the Company Disclosure Letter and in the Governing Documents of each Group Company, as of the date hereof, there are no outstanding (and no Group Company has promised to grant or issue) (i) equity interests of the Group Companies, (ii) securities of any Group Company convertible into or exchangeable for equity securities of any Group Company and (iii) options, warrants, phantom stock, stock appreciation, profit participation or other rights to acquire from any Group Company, or obligations of any Group Company to issue, any equity interests or securities convertible into or exchangeable for equity interests of any Group Company. No Group Company is under any obligation to register under the Securities Act or any other securities Law any Group Company shares or any other securities or equity interests of any Group Company, whether currently outstanding or that may subsequently be issued. All issued and outstanding Shares were, and will at the Closing have been, issued in compliance with Law and all requirements set forth in the Governing Documents and any applicable Contracts to which any Group Company is a party or by which any Group Company or any of its assets is bound.

(b) None of the Group Companies directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any equity or similar interest in, any Person other than the Subsidiaries of any such Group Company.

Section 3.3 Authority. Each Group Company has the requisite power and authority to execute each Transaction Agreement to which it is a party and to consummate the transactions contemplated thereby. The execution and delivery of each Transaction Agreement to which any Group Company is a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of the applicable Group Company (and no other action by any Group Company or their respective Subsidiaries is necessary to any Transaction Agreement or the consummation of the transactions contemplated thereby). Any Transaction Agreement to which any Group Company is a party has been duly and validly executed and delivered by such Group Company and constitutes a valid, legal and binding agreement of such Group Company (assuming that such Transaction Agreement has been duly and validly authorized, executed and delivered by the other parties party to such Transaction Agreement), enforceable against such Group Company in accordance with its terms, except (a) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, receivership, moratorium or other Laws affecting the enforcement of creditors’ rights and remedies generally and (b) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought (the “Enforceability Exceptions”).

Section 3.4 Consents and Approvals; No Violations. Except as set forth on Section 3.4 of the Company Disclosure Letter, neither the execution, delivery and performance of this Agreement by Seller nor the consummation of the transactions contemplated by this Agreement will: (a) conflict with or result in any breach or violation of or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under any provision of the Governing Documents of any of the Group Companies; (b) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity except those that may be required under Competition Laws; (c) require the consent, notice, or other action by any Person under, violate, conflict with or result in a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or give rise to any payment obligation or any right of termination, cancellation, modification, or acceleration under, any of the terms, conditions or provisions of any Material Contract; or (d) violate any Law or Order applicable to any of the Group Companies, except in the case of any of clauses (b) through (d) above, as would not reasonably be expected, individually or in the aggregate, to materially adversely affect the Group Companies.

Section 3.5 Financial Statements.

(a) Seller has delivered to Buyer true, correct and complete copies of (i) the audited consolidated balance sheets of the Group Companies for each of the fiscal years ended as of March 31, 2023 and March 31, 2024, and the related audited consolidated statements of operations and cash flows for the fiscal years then ended (the “Audited Financials”) and (ii) unaudited consolidated balance sheets of the Group Companies for the 3-month period ended on the Latest Balance Sheet Date, and the related unaudited consolidated statements of operations and cash flows for the period then-ended (the “Unaudited Financials” and, together with the Audited Financials, the “Financial Statements”).

(b) The Financial Statements fairly present, in all material respects, the consolidated financial condition and results of operations of the Group Companies as of the dates and for the periods indicated therein in accordance with GAAP as set forth on Section 3.5(b) of the Company Disclosure Letter and, in the case of unaudited Financial Statements, except for year-end adjustments and the absence of footnotes (none of which, if presented, would be material to the Group Companies, taken as a whole); provided that, (i) the Audited Financials for the periods ended March 31, 2023 and March 31, 2024 have been prepared on a carveout basis, including allocations of expenses from Seller, (ii) the Unaudited Financials directly include costs that have transferred from Seller to the Group Companies subsequent to March 31, 2024, as well as allocations of expenses from Seller that have yet to transfer to the Group Companies, and (iii) this representation is qualified by the fact that the Group Companies have not operated as a stand-alone business during these periods. The Financial Statements are derived from and consistent with each of the Group Companies’ books and records, which have been recorded and maintained with sound accounting practice and in accordance with GAAP in all material respects.

(c) Each of the Group Companies has established and adheres to a system of internal accounting controls which provides assurance regarding the reliability of financial reporting, that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, access to properties and assets is permitted in accordance with management’s general or specific authorization, and that there has never been (i) any significant deficiency or weakness in any system of internal accounting controls, (ii) any fraud or other wrongdoing that involves any of the management or other employees who have a role in the preparation of the financial statements or the internal accounting controls or (iii) any claim or allegation regarding any of the foregoing.

(d) No indebtedness for borrowed money of the Group Companies contains any restriction upon (i) the prepayment of any of such indebtedness for borrowed money, (ii) the incurrence of any other indebtedness for borrowed money by any Group Company, or (iii) the ability of any Group Company to grant any Lien on any of its assets. With respect to each item of indebtedness for borrowed money of the Group Companies, no Group Company is in default and no payments are past due. As of the date of this Agreement, no Group Company has received any notice of a default, alleged failure to perform or any offset or counterclaim (in each case, that has not been waived or remains pending as of the date of this Agreement) with respect to any item of indebtedness for borrowed money. Neither the consummation of any of the transactions contemplated by this Agreement nor the execution, delivery or performance of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement will result in a default or breach of the terms of, or accelerate the maturity of or performance under, any conditions, covenants or other terms of any indebtedness for borrowed money of any Group Company.

(e) All existing accounts receivable and accounts payable of each Group Company (including those accounts receivable reflected on the Financial Statements that have not yet been collected and those accounts receivable that have arisen since the Latest Balance Sheet Date and have not yet been collected) (i) arose from bona fide transactions entered into by a Group Company involving the sale of goods or the rendering of services in the ordinary course of business and (ii) have been recorded in accordance with GAAP. The Group Companies are not party to any material off-balance sheet transactions, arrangements or obligations.

Section 3.6 No Undisclosed Liabilities. None of the Group Companies has any Liabilities, whether or not required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto), except (a) to the extent set forth on, reflected in, reserved against or disclosed in the most recent balance sheet (or notes thereto) included in the Financial Statements, (b) Liabilities arising under this Agreement or the other Transaction Agreements or in connection with the transactions contemplated hereby or thereby, (c) Liabilities incurred in the Ordinary Course since the date of the Latest Balance Sheet Date (none of which is a Liability for breach of Contract, warranty, tort, infringement, misappropriation, violation of applicable Law or arising out of a claim or lawsuit), (d) Liabilities that are executory obligations under Contracts to which any Group Company is a party or by which its assets are bound (of which either (i) true, correct and complete copies have been made available to Buyer or (ii) are Contracts that are not material to the Business or the Group Companies, taken as a whole) and that do not arise as a result of any breach thereof, and (e) Liabilities that are not, individually or in the aggregate, material to the Group Companies, taken as a whole. Except for Liabilities reflected in the Financial Statements, no Group Company has any off-balance sheet Liability of any nature to any third parties or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of expenses incurred by any Group Company. All reserves that are set forth in or reflected in the Financial Statements have been established in accordance with GAAP and are adequate.

Section 3.7 Absence of Certain Changes. Since the Latest Balance Sheet Date and through the date hereof, (a) the Group Companies have operated in the Ordinary Course in all material respects and, (b) there has not been any change, event or effect that has had or would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and (c) since the Latest Balance Sheet Date, none of the Group Companies has (individually or in the aggregate) taken any action that, if such action were to be taken between the date hereof and the Closing Date, would require Buyer’s consent pursuant to Section 6.1(b) (other than pursuant to Sections 6.1(b)(vi) and 6.1(b)(v).

Section 3.8 Title to Assets; Sufficiency of Assets.

(a) The Group Companies have, and immediately following the Closing will have, sole and exclusive, good and marketable title to, or, in the case of property held under a lease or other contract, an enforceable leasehold interest in, or right to use, all of their material respective properties, equipment, rights and assets, whether real or personal and whether tangible or intangible; provided that no representation or warranty is made in this Section 3.8 with respect to Intellectual Property, which shall be exclusively the subject of Section 3.10 (Intellectual Property).

(b) Except as set forth on Section 3.8 of the Company Disclosure Letter, and except with respect to Intellectual Property (which shall be exclusively the subject of Section 3.10 (Intellectual Property; Cybersecurity and Data Privacy)), and after giving effect to the transactions contemplated by the Transaction Agreements, and assuming receipt of all required consents, approvals and authorizations set forth on Section 3.4 of the Company Disclosure Letter, the property, equipment, rights and assets held by the Group Companies as of immediately prior to the Closing, together with the rights of Buyer under this Agreement and the other Transaction Agreements, constitute all of the properties, equipment, rights and assets (whether real or personal and whether tangible or intangible) reasonably necessary and sufficient to conduct the Business immediately following the Closing substantially in the same manner as it is currently, and as proposed in writing to be, conducted.

(c) All of the material machinery, equipment and other tangible assets of the Group Companies (other than real property) have been maintained in all material respects in accordance with generally accepted industry practice (giving due account to the age and length of use and ordinary wear and tear), and are in all material respects in good operating condition and repair, ordinary wear and tear excepted. Except as set forth on Section 3.8(c) of the Company Disclosure Letter, no maintenance of such assets has been materially deferred by the Group Companies.

Section 3.9 Real Property.

(a) Section 3.9(a) of the Company Disclosure Letter sets forth a list of all leases of real property pursuant to which any of the Group Companies is a tenant, subtenant or licensee as of the date hereof (such real property, the “Leased Real Property”), including, with respect to each Leased Real Property, the base rent and additional rent, the term, any outstanding allowance payments, any sublease, sub-sublease, license, colocation agreement, concession or other similar agreement of real property (including all master or superior leases, including all amendments, supplements, modifications, extensions, restatements, renewals, guaranties and other related agreements with respect thereto) or other Contracts under which such Leased Real Property (including the buildings, structures and improvements thereon) is occupied, operated or used by the Group Companies (each, a “Real Property Lease”). Each of the Group Companies has the right under the Real Property Leases to occupy and use the applicable Leased Real Property for the intended use. Each of the Group Companies has the right to use all of the Leased Real Property for the full term of each such Real Property Lease (and any renewal options) relating thereto.

Neither Seller nor any Group Company has subleased, licensed, assigned, conveyed, transferred, pledged, mortgaged or deeded in trust any interest in any of the Leased Real Property to a third party. Any Real Property Leases subordinate to a mortgage or a ground lease are subject to a non-disturbance or recognition agreement for the benefit of the Group Companies.

(b) Seller has made available to Buyer accurate and complete copies of each Real Property Lease listed on Section 3.9(a) of the Company Disclosure Letter, in each case, as amended or otherwise modified and in effect. Each Real Property Lease is currently valid and binding on the Group Company party thereto and, to the Knowledge of Seller, each other party to such Real Property Lease in accordance with the express terms thereof, subject to the Enforceability Exceptions. Each of the Group Companies, and, to the Knowledge of Seller, each of the other parties thereto, has performed in all material respects all material obligations required to be performed by it as of the date hereof under each Real Property Lease. No parties other than the Group Companies are in possession of the Leased Real Property and there are no uncured defaults or disputes with respect to the Leased Real Property or the Real Property Leases. None of the Group Companies is obligated or bound by any obligations or rights of first refusal or contractual rights to sell, lease, acquire or otherwise transfer any real property (except under the Real Property Leases).

(c) Section 3.9(c) of the Company Disclosure Letter sets forth all real property owned by each of the Group Companies (the “Owned Real Property”). The Group Companies have good and valid fee simple title in and to the Owned Real Property, free and clear of all Liens, other than Permitted Liens. True, complete and correct copies of the deeds and other instruments (as recorded) by which the Group Companies acquired the Owned Real Property. None of the Group Companies is obligated or bound by any options, obligations, rights of first refusal or other contractual rights to purchase, acquire, sell, assign, dispose or lease any Owned Real Property or any portion thereof or interest therein. All improvements located on the Owned Real Property (i) are in adequate condition and repair (ordinary wear and tear excepted) and (ii) are adequate to operate in all material respects the Business as presently operated by the Group Companies.

(d) Neither Seller nor any Group Company has received written notice that any of the Real Property is subject to any Order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Entity with or without payment of compensation therefor, and, to the Knowledge of Seller, no such condemnation, expropriation, taking or similar proceeding is pending, has been proposed, threatened or is contemplated. Neither Seller nor any Group Company has received written notice that any of the Real Property is subject to, nor, to the Knowledge of Seller, are there any threatened planned public improvements, annexation, special assessments, zoning or subdivision changes or other material adverse claims affecting any Real Property. All material permits required for the occupancy and operation of the Owned Real Property as presently being used by the Group Companies have been obtained and are in full force and effect in all material respects and, as of the date hereof, neither Seller nor any Group Company has received any written notices of default or violations in connection with such items.

(e) The use and occupancy of the Real Property by the Group Companies and the conduct of the Business thereat as presently conducted do not violate in any material respect any applicable Laws (including zoning laws). To the Knowledge of Seller, neither Seller nor any Group Company has received any written notice that it or the Real Property is in violation of any zoning, use, occupancy, building, wetlands or environmental regulation, ordinance or other Law relating to any of the Real Property. There are no leases, subleases, licenses, or other agreements granting to any Person the right of use or occupancy of any portion of the Real Property (except under the Real Property Leases) or any portion of the income or profits from the sale, operation or development thereof.

Section 3.10 Intellectual Property, Cybersecurity and Data Privacy.

(a) Section 3.10(a) of the Company Disclosure Letter sets forth a list, as of the date hereof, of each item of Company Registered Intellectual Property, including for each such item of Company Registered Intellectual Property, the jurisdiction in which such item of Company Registered Intellectual Property has been registered or filed and the applicable title, registration, issuance, and application numbers, as applicable. Each item of Company Registered Intellectual Property is subsisting and in good standing. Each item of Company Registered Intellectual Property that has been issued, registered or granted is valid and enforceable. Since January 1, 2021, (i) no interference, opposition, reissue, reexamination, or other legal proceeding is pending with respect to any item of Company Registered Intellectual Property, and (ii) none of the Group Companies or Seller has received any written notice of a claim contesting or challenging the ownership, scope, validity, or enforceability of any item of Company Registered Intellectual Property.

(b) The Group Companies (i) are collectively the exclusive owner of all right, title, and interest in and to, and have good and valid title to, any and all Company Owned Intellectual Property, free and clear of all Liens, other than Permitted Liens and (ii) otherwise possess the right to use all Company Licensed Intellectual Property. Neither the execution, delivery or performance of this Agreement by Seller or any other agreements referred to in this Agreement nor the closing or consummation of the transactions contemplated by this Agreement will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare: (x) a loss of, or Lien on, any Company Owned Intellectual Property; (y) any obligation for any Group Company, Buyer, or any of its Affiliates to pay any amounts, royalties, or consideration with respect to any Company Licensed Intellectual Property other than fees, royalties or payments that such Group Company would otherwise have been required to pay in the absence of this Agreement or had such transactions not occurred; or (z) the grant, assignment or transfer to any other Person of any license or other right or interest in, under, or with respect to, either any Company Owned Intellectual Property or (solely as a result of any Contract to which a Group Company is a party) any Intellectual Property of Buyer or its Affiliates.

(c) No government funding, facilities of a university, college, hospital, foundation, other educational institution or research center, or other funding from third Persons provided for research and development was used in the development of any Company Owned Intellectual Property in a manner that has resulted in such entity retaining any claim of ownership or exclusive right to use any such Company Owned Intellectual Property.

(d) To the Knowledge of Seller, no current or former employee, consultant, or independent contractor of any Group Company or Seller who contributed to the creation or development of any Company Owned Intellectual Property, has, during such employment or engagement, performed services outside the scope of such employment or engagement for any government, university, college, hospital, foundation, or other educational institution or research center in a manner that would result in such entity retaining any claim of ownership or right to use any such Company Owned Intellectual Property. None of the Group Companies or Seller is or has been, a member of or contributor to, any industry standards body or any similar organization, in each case, that requires or obligates such Group Company or Seller to grant or offer to any other Person any license or right to any Company Owned Intellectual Property.

(e) Except as set forth on Section 3.10(e) of the Company Disclosure Letter, the Company Owned Intellectual Property together with the Company Licensed Intellectual Property, the Assigned Trademarks and the rights granted under this Agreement and the other Transaction Agreements, constitute all of the Intellectual Property that is used or held for use in the Business as of the Closing, and that is necessary to conduct the Business immediately following the Closing substantially in the same manner as it is currently conducted.

(f) Each Person who is or was a current or former employee, consultant, or independent contractor of any Group Company, who developed any Company Owned Intellectual Property has signed a valid and enforceable agreement assigning such Person’s rights, title and interest in and to such Company Owned Intellectual Property to the Group Companies and containing customary confidentiality provisions.

(g) Each Group Company has taken reasonable measures and precautions necessary to protect and maintain the confidentiality of, and otherwise protect and enforce its rights in, all Trade Secrets that such Group Company holds or purports to hold as a trade secret. None of the Group Companies has disclosed any Trade Secrets to any Person without having such Person execute a valid, binding, enforceable written agreement regarding the non-disclosure and non-use thereof. To the Knowledge of Seller, no unlawful, accidental or unauthorized access to, or use or disclosure of, any Trade Secret that any Group Company or Seller intended to hold as a trade secret has occurred. Except as would not be material to the operation of the Business, no Group Company has used any open source software or any modification or derivative thereof in a manner that requires or has required any Group Company: (i) to grant to any Person any rights to or immunities under any Company Owned Intellectual Property; (ii) to disclose, license, or make available the source code to any software that constitutes Company Owned Intellectual Property; or (iii) to make any such software subject to the terms of any open source software license.

(h) Neither the use of the Company Owned Intellectual Property by the Group Companies nor the conduct of the Business in the Ordinary Course has, since January 1, 2018, misappropriated, infringed upon, or conflicted with, and none of the foregoing currently misappropriates, infringes upon or conflicts with, any Intellectual Property rights of any third Person. In the past six (6) years, no Person has asserted in writing or filed a written claim (or to the Knowledge of Seller, threatened to assert or file a claim) against any Group Company alleging that it has violated, infringed on or otherwise improperly used the Intellectual Property rights of such Person.

(i) To the Knowledge of Seller, no Person has, in the past six (6) years, misappropriated, infringed upon, or otherwise violated, and no Person is misappropriating, infringing upon, or otherwise violating, any Company Owned Intellectual Property. None of the Group Companies, Seller, nor any of its other Affiliates has notified any Person (including any demand letters or any cease and desist letter) that such Person is misappropriating, infringing upon, or otherwise violating any material Company Owned Intellectual Property.

(j) Except as set forth in Section 3.10(j) of the Company Disclosure Letter, the Group Companies have, for the past six (6) years: (i) maintained reasonable administrative, physical, technical, and organizational measures to safeguard Protected Health Information (as defined under HIPAA, “PHI”) against unauthorized access, possession, use, disclosure, destruction, loss, alteration or theft; (ii) designated a HIPAA privacy official and a HIPAA security official responsible for the development and implementation of the respective HIPAA privacy and security compliance; (iii) entered into, and materially comply with the terms of, “business associate contracts” with each of their respective customers and subcontractors when required by HIPAA; (iv) ensured that all of their respective workforce have received training with respect to and to the extent required for compliance with HIPAA; (v) adopted privacy and security policies and procedures in material compliance with applicable requirements under HIPAA and, for the past six (6) years, have been in material compliance with such policies and procedures; and (vi) completed regular security risk analyses in material compliance with HIPAA and have timely addressed and remediated all material threats and deficiencies that have been identified. Except as set forth in Section 3.10(j) of the Company Disclosure Letter, for the past six (6) years, no Group Company has reported any breach of PHI to the Office for Civil Rights of the U.S. Department of Health and Human Services or any state agency or had any security or data breaches compromising or otherwise involving PHI and, to the Knowledge of the Seller, no event has occurred that requires any Group Company to provide notification to any Governmental Entity under any federal or state privacy or breach notification Laws.

(k) For the past six (6) years, the Group Companies have been in compliance, in all material respects, with all (i) Privacy Laws, (ii) industry standards relating to privacy or security applicable to the Group Companies or with which the Group Companies have otherwise agreed to comply or represented its compliance, (iii) terms of any Contract by which the Group Companies are bound relating to privacy, information security, or Processing of Sensitive Data (including data processing agreements, information security schedules, and data transfer agreements), (iv) Privacy Policies, and (v) the privacy or security-related requirements of any self-regulatory organizations, certifications, or frameworks to which the Group Companies belong or with which the Group Companies have agreed to comply (collectively, clauses (i)-(iv) are the “Privacy Requirements”).

(l) The Group Companies have sufficient rights and authority, including under applicable Privacy Requirements, to permit the use and other Processing of Personal Data by or for the Group Companies for the Business as currently conducted. The disclosure or transfer of Sensitive Data to Buyer in connection with the transactions contemplated by this Agreement will not violate any Privacy Requirements in any material respect, require notice to or consent from any Person, or result in any Order or Contract with any Governmental Entity becoming applicable to Buyer.

(m) The Group Companies comply with a valid legal basis for the cross-border and onward transfers of Personal Data where required by Privacy Requirements. Except as would not be material to the operation of the Business, since January 1, 2021, the Group Companies have: (i) provided adequate notice and obtained any necessary consents required for its Processing of Personal Data under applicable Privacy Requirements, (ii) obtained all applicable permits and licenses, and made all filings with Governmental Entities, required under applicable Privacy Laws for its Processing of Personal Data as currently conducted; (iii) complied with obligations under any Contract, agreement, permit, license, government filing or other obligation regarding Processing of Personal Data; and (iv) abided by any applicable opt-outs and consents related to Personal Data. The Group Companies are not subject to any Action, Order or Contract with any Governmental Entity which restricts, impairs, encumbers, hinders, or imposes requirements in connection with, its Processing of any Personal Data. The Group Companies have, since January 1, 2018, posted, provided, or made available, Privacy Policies on the Group Companies’ websites, mobile applications, or where otherwise required under, and in a manner that complies, in all material respects, with, applicable Privacy Requirements. No disclosure made or contained in any Privacy Policy is, or since January 1, 2021 has been, inaccurate, incomplete, misleading, or deceptive in any way (including by omission) or has violated Privacy Laws in any material respect.

(n) The Group Companies have contractually obligated all third parties, including customers, suppliers, and service providers, that have access to Sensitive Data or Company IT Systems, to (i) comply with Privacy Laws; (ii) Process Sensitive Data only in accordance with the instructions of the Group Companies; (iii) take reasonable and appropriate steps to protect and secure Sensitive Data from Security Incidents; and (iv) restrict access to and use of Sensitive Data to those authorized or required under the servicing, outsourcing, processing, or similar arrangement. Since January 1, 2021, no third parties with access to Sensitive Data or Company IT Systems have failed to comply with any such obligations in any material respects.

(o) The Group Companies have implemented and maintained a written information security program that (i) includes commercially reasonable administrative, technical, and organizational measures, controls, policies and safeguards, (ii) is designed to preserve and protect the confidentiality, availability, security, and integrity of all Company IT Systems and Sensitive Data, (iii) provides for the performance and documentation of risk assessments and management procedures of the Group Companies, and (iv) is designed to detect, prevent, and mitigate Security Incidents and vulnerabilities.

(p) Except as set forth in Section 3.10(p) of the Company Disclosure Letter, for the past six (6) years the Group Companies (i) have not experienced a Security Incident, and (ii) have not received any claim or notice from any Person, Governmental Entity, or other third party that a Security Incident may have occurred or is being investigated. Since January 1, 2021, no circumstance has arisen that would require the Group Companies to notify a Person, Governmental Entity, or other third party of a Security Incident.

(q) The Company IT Systems do not contain any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code intended to have any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent (collectively, “Malicious Code”). The Group Companies have implemented and maintain commercially reasonable measures designed to prevent the introduction of Malicious Code into the Company IT Systems.

(r) The Company IT Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the Business of the Group Companies as currently conducted. Since January 1, 2021, the Group Companies have not experienced any material disruption to, or material interruption in, the conduct of its business attributable, in whole or in part, to a defect, error, or other failure or deficiency of any Company IT System.

(s) The Group Companies have implemented a reasonable and appropriate vulnerability management program to detect, manage, mitigate, and patch bugs, vulnerabilities, defects, contaminants, and errors in Company IT Systems. The Group Companies have taken and, if applicable, is currently taking prompt, appropriate action (including, where appropriate, eliminating or mitigating risks, threats, and vulnerabilities to a reasonable and appropriate level) in response to all risks, threats, and vulnerabilities identified in assessments, scans, penetration tests, or other analyses related to the Group Companies or the Company IT Systems or about which the Group Companies are aware. The Group Companies have not identified and is not aware of any critical or high vulnerabilities affecting Company IT Systems that have not been fully remediated.

(t) All Training Data used in an AI Technology used by the Group Companies is either proprietary to the Group Companies or have been obtained by the Group Companies in accordance with the applicable terms and laws governing such use (including each end user license agreement, terms of use, Privacy Policies, consents, or other terms that govern the Group Companies’ collection and use of third-party data) and in compliance with all required consent and notification obligations. The Group Companies have not permitted any Sensitive Data or confidential information of the Group Companies to be used as Training Data by any other Person (other than for the benefit of or on behalf of the Group Companies). None of the Group Companies have used or employed AI Technology in a manner that would in any way qualify or limit the Group Companies’ ownership of, or otherwise impair the Group Companies’ ability to use, commercialize or otherwise exploit the Company Owned Intellectual Property.

Section 3.11 Litigation. Except as set forth on Section 3.11 of the Company Disclosure Letter, there are no, and, since January 1, 2021, there have been not been, Actions pending or, to the Knowledge of Seller, threatened against the Group Companies or against their assets, officers or directors (except for Actions that would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole). There is no Action pending or, to the knowledge of Seller, threatened against Seller by or before any Governmental Entity or by any third party which challenges the validity of this Agreement or which would reasonably be expected to delay or adversely affect consummation of the transactions contemplated by this Agreement. The Group Companies are not subject to any outstanding material Order.

Section 3.12 Compliance with Applicable Law. Except as set forth on Section 3.12 of the Company Disclosure Letter, since January 1, 2021, the Business has been conducted in material compliance with all applicable Laws, and the Group Companies are not and have not been, in any material respect, in breach or violation of, or default under any Law. Since January 1, 2021, none of the Group Companies have received written notice from any Governmental Entity alleging or pertaining to any actual, alleged, possible or potential violation of any applicable Law.

Section 3.13 Material Contracts.

(a) Section 3.13(a) of the Company Disclosure Letter sets forth a correct and complete list of the following Contracts (each such Contract required to be disclosed, a “Material Contract”) to which any Group Company is a party or by which any of its properties or assets are otherwise bound as of the date hereof (other than purchase orders and work orders entered into by a Group Company in the Ordinary Course):

(i) any Contract with a Material Vendor;

(ii) any Contract with a Material Payor;

(iii) any Contract with respect to any capital lease, lease or other agreement pursuant to which a Group Company is a lessor or a lessee of any personal property, or holds or operates any tangible personal property owned by another Person, except for any leases of personal property under which the aggregate annual rent or lease payments do not exceed $250,000;

(iv) any Contract for the employment or engagement of any Company Employees and the directors, consultants or independent contractors of the Group Companies (A) providing compensation or fees in excess of $250,000 per annum, (B) providing for the payment of any compensation or benefits upon or in connection with the consummation of the transactions contemplated hereby, or (C) that may not be terminated on thirty (30) days’ notice or less without any severance, termination or notice payments or benefits or any other material liability or penalty to the Group Companies;

(v) any joint venture, partnership or similar agreement or arrangement;

(vi) any Contract that (x) contains “most favored nations” pricing provisions or otherwise restrict the relevant Group Company from engaging in or competing with any business activity in any geographic area, and/or (y) contains exclusivity, non-compete or similar restrictions or obligations binding on the relevant Group Company;

(vii) any Government Contract, Government Bid or other Contract with any Governmental Entity;

(viii) any Contract with respect to the incurrence of any indebtedness for borrowed money by any Group Company;

(ix) any Contract granting any option or first refusal, first offer or similar preferential right with respect to any securities interests, properties or assets of any Group Company;

(x) any Contract relating to the licensing of any Company Owned Intellectual Property (whether granted by any Group Company or member of the Seller Group) (other than non-exclusive licenses granted to customers, distributors or suppliers);

(xi) any Contract providing for the development or creation of any Intellectual Property, independently or jointly, either by or for any Group Company (other than employee invention assignment agreements and consulting agreements in the Ordinary Course);any Contract pursuant to which any Group Company is granted an exclusive license to use Intellectual Property owned by a third party;

(xii) any Contract by which any Group Company grants, granted or is required to grant any ownership right or title to any Company Owned Intellectual Property;

(xiii) any Contract under which any Group Company grants an option or right of first refusal or right of first negotiation relating to any Company Owned Intellectual Property;

(xiv) any Contract creating any obligation of any Group Company to pay any royalties, license fees or other amounts or provide any other consideration to any Person by reason of ownership, use, exploitation, practice, sale or distribution of any Company Owned Intellectual Property or Company Licensed Intellectual Property (other than (i) licenses for commercially available off-the-shelf software, (ii) licenses that are incidental to the subject matter of the applicable Contract into which they are incorporated and which are not material to the Group Companies (including licenses of software or Intellectual Property in any equipment, fixtures or components), (iii) employee invention assignment agreements and consulting agreements, and (iv) open source software licenses);

(xv) any Contract for capital expenditures in excess of $500,000;

(xvi) any collective bargaining agreement or other Contract to or with any labor union or other employee representative;

(xvii) any settlement, conciliation or similar agreement with any Governmental Entity that requires the Company to pay consideration in excess of $150,000 or with outstanding obligations of the Company; and

(xviii) any Contract related to any acquisitions or dispositions of any business, assets, properties or rights (other than sales in the Ordinary Course), in each case, under which any of the Group Companies has any ongoing material obligations.

(b) True, correct and complete copies of all Material Contracts, together with all amendments, exhibits, attachments, waivers or other changes thereto, have been made available to Buyer. All Material Contracts are in full force and effect and have been validly authorized, executed and delivered by the applicable Group Company and, to the Knowledge of Seller, the counterparties thereto, and are currently legal, valid, binding and enforceable against the applicable Group Company and, to the Knowledge of Seller, the counterparties thereto in accordance with the express terms thereof, subject to the Enforceability Exceptions. The applicable Group Company has performed all of the material obligations required to be performed by it and is entitled to all benefits under, and is not in material breach of, or material default under, any Material Contract. No Group Company has given or received any written or, to Seller’s Knowledge, oral claim or notice of a material breach, default or adverse modification under, or the cancellation or termination or adverse modification of, or intent to cancel, to terminate, or adversely modify any Material Contract, except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. There does not exist under any Material Contract any default, event of default, event, occurrence, or condition that, after notice or lapse of time or both, would (i) constitute a material violation, breach or event of default thereunder on the part of any Group Company or, to the Knowledge of Seller, on the part of any counterparty thereto, or (ii) give rise to any payment obligation or any right of termination, cancellation, modification, or acceleration under, any of the terms, conditions except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.

Section 3.14 Tax Matters.

(a) All income and other material Tax Returns required to be filed by or with respect to the Group Companies with any Governmental Entity have been filed in a timely manner (including any applicable extension periods) in accordance with applicable Law, and all such Tax Returns are true, correct and complete in all material respects. All income and other material Taxes (whether or not shown on any Tax Returns) required to be paid with respect to the Group Companies have been timely paid. All material Taxes required to be withheld or collected and reported by the Group Companies have been duly withheld or collected and reported, and such Taxes have been duly and timely paid, to the extent required by applicable Law, to the appropriate Governmental Entity or properly set aside in accounts for such purpose.

(b) No audit or examination of any material Tax Return of, or concerning any material Tax liability with respect to, the Group Companies is ongoing, pending or proposed by any Governmental Entity. Each of the Group Companies is formed or organized in the United States. None of the Group Companies has received a written claim from a Governmental Entity to the effect that such Group Company is subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or other fixed place of business or having engaged in a trade or business in such other country.

(c) No written agreement waiving or extending the statute of limitations or the period of assessment of any material Taxes with respect to the Group Companies, and no written power of attorney with respect to any such Taxes, has been filed or entered into with any Governmental Entity that is in effect as of the Closing Date, other than any routine extensions granted in the Ordinary Course.

(d) No Governmental Entity has asserted, proposed or threatened in writing any deficiency, claim or adjustment with respect to any material Taxes of the Group Companies as a result of any audit or other examination of any Tax Returns of the Group Companies or otherwise that has not been paid, accrued on the face of the latest Financial Statements, or finally settled.

(e) There are (and immediately after the Closing there will be) no Liens for Taxes on any of the assets of the Group Companies (other than Permitted Liens).

(f) Except as set forth in Section 3.14(f) of the Company Disclosure Letter, none of the Group Companies, nor any predecessor of any Group Company, (i) is or has ever been a member of an affiliated, combined, consolidated or unitary group for Tax purposes other than a group the common parent of which was Seller, (ii) is a party to any Tax sharing, indemnification, reimbursement or allocation agreement (other than ancillary provisions in customary commercial agreements not principally related to Taxes, such as financing agreements with Tax gross-up obligations or leases with Tax escalation provisions), or (iii) has any liability for the Taxes of any other Person (other than liability for Taxes of another Group Company or a member of a Seller Tax Group of which Seller is the common parent) under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or non-U.S. Tax Law), as a transferee or successor, by operation of applicable Law or by Contract, other than commercial Contracts not primarily related to Tax. As of the date hereof, none of the Group Companies is a partner in any entity that is treated as a partnership for U.S. federal income Tax purposes.

(g) Seller has made available to Buyer (i) copies of all income Tax Returns (and any other material Tax Returns that were requested by Buyer prior to the date hereof) filed by the Group Companies for taxable periods for which the statute of limitations has not closed, (ii) all IRS Forms 8832 filed by any Group Company (if any), and (iii) all examination reports and statements of deficiencies, adjustments and proposed deficiencies and adjustments in respect of Taxes of any Group Company that were requested by Buyer prior to the date hereof. None of the Group Companies has ever requested or received any private letter ruling from the Internal Revenue Service or comparable rulings from any other Governmental Entity that will be binding on the Group Companies following the Closing. No power of attorney with respect to Taxes has been granted with respect to any Group Company, which power of attorney will remain in effect following the Closing.

(h) No Group Company has been a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code within the past five (5) years.

(i) No Group Company has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Closing.

(j) Section 3.14(j) of the Company Disclosure Letter lists each entity classification election and change in entity classification that has been made under Treasury Regulation Section 301.7701-3 with respect to the Company and each of its Subsidiaries for U.S. federal income Tax purposes.

(k) None of the Group Companies that is required to file a U.S. federal income tax return has engaged in any transaction that, as of the date hereof, is a “listed transaction” under Section 1.6011-4(b)(2) of the Treasury Regulations within the past five (5) years.

(l) None of the Group Companies will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of (i) any closing agreement with any Governmental Entity pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state or local law) entered into on or prior to the Closing Date; (ii) any “gain recognition agreement” within the meaning of the Treasury Regulations under Section 367 of the Code (iii) any change in method of accounting, or the use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding provision of state, local or foreign income Tax Law); (iv) any installment sale or open transaction disposition made on or prior to the Closing Date; (v) any deferred revenue or prepaid amount received on or prior to the Closing Date; or (vi) the application of Sections 951, 951A or 965 of the Code to income earned by the Group Companies in Pre-Closing Tax Periods. Each of the Group Companies that is regarded for U.S. federal income Tax purposes uses the accrual method of accounting for U.S. federal income Tax purposes.

(m) None of the Group Companies’ Tax Returns has been subject to a Section 482 adjustment (or an adjustment under any corresponding provision of state, local or non-U.S. Tax Law) within the past five (5) years.

(n) No Group Company has (i) incurred a dual consolidated loss within the meaning of Section 1503 of the Code, (ii) transferred any intangible property the transfer of which would be subject to Section 367(d) of the Code, or (iii) incurred (or been allocated) an “overall foreign loss” as defined in Section 904(f)(2) of the Code which has not been previously recaptured in full as provided in Section 904(f) of the Code.

(o) No Group Company which is resident outside the United States for U.S. federal income Tax purposes (i) is a “surrogate foreign corporation” as defined in Section 7874(a)(2)(B) of the Code, (ii) is subject to U.S. federal income Tax on a net basis under any provision of the Code, or (iii) holds any assets that constitute “United States property” within the meaning of Section 956 of the Code.

Section 3.15 Environmental Matters.

(a) For the past three (3) years, each Group Company has held, and has been in material compliance with, all material Environmental Permits required under applicable Environmental Laws.

(b) The Group Companies are in compliance, in all material respects, with all applicable Environmental Laws.

(c) No Group Company has received written notice from any Governmental Entity that any Group Company is subject to any material pending claim arising under any Environmental Law, and no Group Company has received any written notice, demand, citation, request for information or claim, relating to any material violation of or material Liability under any applicable Environmental Law or related to Hazardous Substances.

(d) No Group Company has manufactured, distributed, sold, stored, handled, treated, transported, disposed of, arranged for disposal of, exposed any Person to, or Released any Hazardous Substances on, at, under or from any real property or facility currently or formerly owned, leased or operated by any Group Company or any of its Subsidiaries (and, to the Knowledge of Seller, no such property or facility is contaminated by any Hazardous Substances) or at any other location in a manner or to a degree that has given or would reasonably be expected to give rise to material Liability for any Group Company or any of its Subsidiaries under Environmental Laws.

(e) The Group Companies have made available to Buyer all material environmental audits, assessments and reports and other material environmental, documents relating to their current or former properties, facilities or operations that are in their possession or under their reasonable control.

Section 3.16 Licenses and Permits. Each Group Company owns or possesses all Licenses that are necessary to enable it to carry on its operations as presently conducted in all material respects.

Section 3.17 Employee Plans and Related Matters.

(a) As of the date hereof, Section 3.17(a) of the Company Disclosure Letter sets forth a correct and complete list of each Benefit Plan. The Group Companies have made available to Buyer (i) correct and complete copies of all documents embodying each Benefit Plan as of the date of the Agreement, including all amendments thereto and all related trust documents, (ii) to the extent applicable, the three most recent annual reports (Form 5500 and all schedules and financial statements attached thereto), required under ERISA or the Code or by any other applicable Law, (iii) with respect to funded Benefit Plans, the most recent annual and periodic accounting of such Company Benefit Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA or by any other Law with respect to each Benefit Plan, (v) all current material written agreements and contracts relating to each Benefit Plan, including administrative service agreements and group insurance contracts, other funding vehicles and similar agreements, (vi) all material communications relating to any Benefit Plan and any proposed Benefit Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any Liability to the Group Companies, (vii) all filings and correspondence to or from any Governmental Entity relating to any Benefit Plan other than routine correspondence in the normal course of operations of such Benefit Plan, (viii) current policies pertaining to fiduciary liability insurance covering the fiduciaries for each Benefit Plan, if any, (ix) all discrimination tests for each Benefit Plan for the three most recent plan years, and (x) the most recent IRS (or any other applicable taxing authority) determination or opinion letter issued with respect to each Benefit Plan for which determination letters are currently available.

(b) Except as set forth on Section 3.17(b) of the Company Disclosure Letter:

(i) No Benefit Plan is, and none of the Group Companies or their respective ERISA Affiliates has within the last six (6) years been the sponsor of, contributed to, or had any liability or obligation (contingent or otherwise) with respect to: (A) a “multiple employer plan” described in Section 413(c) of the Code, (B) a “multiemployer pension plan” (as defined in Sections 3(37) or 4001(a)(3) of ERISA), or (C) a single employer plan or other pension plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code. No Benefit Plan is a multiple employer welfare arrangement (within the meaning of 3(40) of ERISA) or subject to the Law of any jurisdiction outside of the United States.

(ii) There are no circumstances under which it is reasonably likely that any Group Company would incur any liability under Title IV of ERISA by reason of being treated as a single employer with any other Person (other than the Group Companies).

(iii) Each Benefit Plan has been established and administered in all material respects in accordance with its terms and in compliance with applicable Laws, including ERISA and the Code. All required contributions, payments, benefits and premiums under the terms of any Benefit Plan or applicable Law have been made or properly accrued on the applicable Group Company’s or its applicable Subsidiary’s latest financial statements in accordance with the terms of the Benefit Plan and all applicable Laws and accounting standards.

(iv) Each Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code that is intended to be exempt from taxation under Section 501(a) of the Code has received a favorable determination or opinion letter from the IRS indicating that it is so qualified, and there are no circumstances that could reasonably be expected to result in the disqualification of the any such Benefit Plan.

(v) There is no pending or, to the Knowledge of Seller, threatened action, mediation, suit, litigation, arbitration, claim, proceeding, or investigation or audit (other than a routine claim for benefits) with respect to any Benefit Plan.

(vi) None of the Benefit Plans obligates, and none of Group Companies has any other obligation (whether under a Benefit Plan or otherwise) to provide any current or former Company Employees, directors, consultants or independent contractors of the Group Companies (or any spouse, beneficiary or dependent thereof) any life insurance or medical, dental, vision, disability, accident, life, health or other welfare benefits after his or her termination of employment with the Group Companies, other than as required under Section 4980B of the Code or any other applicable Law. The Group Companies and each of their respective ERISA Affiliates are in compliance in all material respects with the applicable requirements of Section 4980B of the Code and any similar state Law. The Group Companies have not incurred any penalties under Section 4980H of the Code. Except as set forth on Section 3.17(b)(vi) of the Company Disclosure Letter, the obligations of all Company Benefit Plans that provide health, welfare or similar insurance are fully insured by third-party insurers.

(vii) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not (A) result in any payment becoming due, accelerate the time of payment or vesting of benefits, or increase the amount of compensation or fees due to any Company Employees, directors, consultants or independent contractors of the Group Companies, (B) result in any forgiveness of indebtedness, trigger any funding obligation under any Company Benefit Plan or impose any restrictions or limitations on a Group Company’s rights to administer, amend or terminate any Company Benefit Plan, or (C) result in any payment or deemed payment by the Group Companies (alone or in combination with any other event and whether or not contingent), that would constitute a “parachute payment” or otherwise not be deductible pursuant to Section 280G of the Code. No Company Employee is entitled to receive any additional payment (including any tax gross-up or other payment) from a Group Company as a result of the imposition of the excise taxes required by section 4999 of the Code or any taxes required by section 409A or 457A of the Code.

Section 3.18 Employee and Labor Matters.

(a) No Group Company is party to, or bound by, any collective bargaining agreement or other Contract with a labor organization, trade or labor union, employees’ association or similar organization representing any of its employees (collectively, “Labor Agreements”), nor is any such Labor Agreement presently being negotiated. There is no duty on the part of any Group Company to bargain with any labor organization or representative, and there are no labor organizations representing, purporting to represent or, to the Knowledge of Seller, seeking to represent any employees of any Group Company. Since January 1, 2021, no Group Company has received any correspondence, charges, complaints, notices or orders from the National Labor Relations Board or any state labor relations agency or any labor organization, and there are no arbitration opinions interpreting and enforcing any Labor Agreement to which any Group Company is a party, or by which any Group Company is bound. The Group Companies are not and, since January 1, 2021, have not been engaged in any unfair labor practice of any nature. The Group Companies have not had any strike, slowdown, work stoppage, boycott, picketing, lockout, job action, labor dispute or threat of any of the foregoing, or union organizing activity (of unrepresented employees) or question concerning representation, by or with respect to any of the Company Employees of the Group Companies. No event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, boycott, picketing, lockout, job action, labor dispute, union organizing activity (of unrepresented employees), question concerning representation, or any similar activity or dispute.

(b) Except as otherwise would not reasonably be expected, individually or in the aggregate, have a Material Adverse Effect, each Group Company is in compliance with all applicable Laws respecting, labor, employment, workers’ compensation, occupational safety and health requirements, plant closings, wages and hours, worker classification (including the proper classification of workers as independent contractors and consultants, and employees as exempt or non-exempt), withholding of taxes, employment discrimination, harassment, retaliation, disability rights or benefits, disability accommodations, equal opportunity, labor relations, immigration and Form I-9 matters, employee leave issues, unemployment insurance, terms and conditions of employment, the WARN Act (or similar state Law), and related employment practices and matters. No Group Company has incurred or is reasonably expected to incur any material Liability for any arrears of wages, compensation, taxes, penalties or other sums for failure to comply with any of the foregoing. No Group Company is delinquent in payments to any current and former Company Employees, independent contractors, and consultants for wages, salaries, commissions, bonuses, benefits, or other compensation. Except as would not reasonably be expected, individually or in the aggregate, to result in material Liability for any Group Company, the Group Companies have never had any temporary or leased employees that were not treated and accounted for in all respects as employees of the Group Companies. Within the last five (5) years, no Group Company has ever taken any action that required, or could have reasonably been expected to require, advance notice under the WARN Act.

(c) Each Group Company has provided true, correct and complete copies of each of the following: (i) all current forms of offer letters, (ii) all current forms of employment, severance, retention, or change of control agreements, (iii) all current forms of independent contractor agreements for individual independent contractors or consultants, (iv) all current forms of confidentiality, non-competition or inventions agreements used with Company Employees, (v) the most current management organization chart(s), (vi) all current forms of bonus plans and any form award agreement thereunder, and a schedule of bonus commitments made to Company Employees, (vii) any commission plan or other incentive compensative agreement, and a schedule of the actual or estimated commission payments owed but unpaid to each eligible Company Employee, and (viii) any such document in clauses (i) through (vii) that deviate materially from the current form document.

(d) Each Group Company has made available a list, true, correct and complete as of the date of this Agreement, identifying all current officers and Company Employees of such Group Company, and showing each such individual’s name, employing entity, position, status as exempt/non-exempt, city/country of employment, date of hire, notice period for termination, as applicable, and the terms of said notice period, any leave of absence status, annual remuneration, commission, and bonus, or other incentive compensation opportunities for the current fiscal year and the most recently completed fiscal year. Each Group Company has provided a list, true, correct and complete as of the date of this Agreement, identifying all of its current independent contractors or consultants, advisory board members, and Persons who perform services for any Group Company under a leasing, contract worker, or similar arrangement with a third-party employer, for each, (i) such individual’s engaging entity, (ii) such individual’s compensation, (iii) such individual’s dates of engagement, (iv) whether such engagement has been terminated by written notice by either party thereto and (v) the notice or termination provisions applicable to the services provided by such individual.

(e) To the Knowledge of Seller, no Company Employee is in violation of any term of any employment agreement, non-competition agreement or any restrictive covenant to a former employer or other entity relating to the right of any such Person to be employed by or perform services to the Group Companies. The Group Companies have correctly classified all Company Employees pursuant to applicable Law (including the proper classification of workers as independent contractors and consultants, and employees as exempt or non-exempt), and there is no pending, or to the Knowledge of Seller, threatened Action before any Governmental Entity or would reasonably be expected to result in any material Liability with respect to the classification of the Company Employees.

(f) Except as set forth on Section 3.18(f) of the Company Disclosure Letter, the employment of each Company Employee is “at will” and the Group Companies have no obligation to provide any particular form or period of notice or severance prior to terminating the employment of any Company Employee.

(g) Since January 1, 2021, (i) no allegations of sexual harassment, sexual misconduct, or unlawful discrimination or retaliation, have been made involving any current or former director, officer, or employee at the level of Vice President or above, and (ii) the Group Companies have not entered into any settlement agreements related to allegations of sexual harassment, sexual misconduct, or unlawful discrimination or retaliation by any current or former director, officer, or employee at the level of Vice President or above.

Section 3.19 Certain Fees. No Group Company has employed any broker, finder, investment banker, or other intermediary or incurred any Liability for any investment banking fees, financial advisory fees, brokerage fees, finders’ fees, or other similar fees in connection with this Agreement or the transactions contemplated hereby.

Section 3.20 Affiliate Transactions. Section 3.20 of the Company Disclosure Letter sets forth all Contracts and other arrangements, commitments or transactions between any Group Company, on the one hand, and Affiliates of any Group Company or any shareholders, members, officers or directors of any Group Company, on the other, other than (a) this Agreement and the Transaction Agreements and (b) any Contracts (i) solely between or among the Group Companies, (ii) pursuant to the Group Companies’ Governing Documents, (iii) relating to the employment, indemnification, severance, bonus and similar arrangements of any such Person by any Group Company (each such contract or arrangement, an “Affiliate Transaction”).

Section 3.21 Customers and Suppliers.

(a) Section 3.21(a) of the Company Disclosure Letter sets forth the top ten (10) payors of the Business (each, a “Material Payor”), based on the Dollar amount of consolidated revenues received from such customers during fiscal year 2023;

(b) Section 3.21(b) of the Company Disclosure Letter sets forth the top ten (10) vendors of the Business (each, a “Material Vendor”), based on calendar year payments made to such vendor in fiscal year 2023; and

(c) No Material Payor or Material Vendor has notified Seller or any Group Company in writing that it intends to stop or materially alter its business relationship with the Business as of the date hereof, or has during the past twelve (12) months decreased materially, or threatened in writing or, to the Knowledge of Seller, orally to decrease or limit materially, its supply of services or products to, or purchase of products or services from the Business. To the Knowledge of Seller, no Material Payor or Material Vendor intends to cancel or otherwise substantially modify its relationship with the Business or to decrease or limit materially, its supply of services or products to, or purchase of products or services from, the Business (whether as a result of the transactions contemplated by this Agreement or otherwise).

Section 3.22 Insurance. Except as otherwise would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (a) the Group Companies are in compliance with the terms of all Insurance Policies held by the Group Companies, (b) each such Insurance Policy is in full force and effect and as of the date hereof none of the Group Companies has received any written notice from any insurer under any such Insurance Policy terminating, canceling, revoking or amending any such policy and (c) all premiums on such Insurance Policies due and payable as of the date hereof have been paid.

Section 3.23 Anti-Corruption, Export Control, and Sanctions.

(a) Since January 1, 2018, no Group Company and none of its respective officers, directors, and its employees and, to the Knowledge of Seller, agents, representatives, and other persons acting on behalf of any of the Group Companies (collectively the “Relevant Persons”) has directly or indirectly violated or taken any act in furtherance of violating any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, or any other applicable anti-corruption or anti-bribery laws or regulations (collectively, the “Anti-Corruption Laws”).

(b) Since January 1, 2018, the Group Companies and, to the Knowledge of Seller, the Relevant Persons have not directly or indirectly taken any act in furtherance of any payment, gift, bribe, rebate, loan, payoff, kickback, or any other transfer of value – or offer, promise, or authorization thereof – to any individual or entity, including any Government Official, for the purpose of: (i) improperly influencing or inducing such individual or entity to do or omit to do any act or to make any decision in an official capacity or in violation of a lawful duty; (ii) inducing such individual or entity to influence improperly his or her or its employer, public or private, or any Governmental Authority, to affect an act or decision of such employer or Governmental Authority, including to assist any individual or entity in obtaining or retaining business; or (iii) securing any improper advantage (e.g., to obtain a tax rate lower than allowed by applicable law).

(c) Notwithstanding any of the representations and warranties contained elsewhere in this Agreement, this Section 3.23 contains the sole and exclusive representations and warranties of Seller with respect to anti-corruption matters and no other representations or warranties contained in this Agreement shall be construed to cover any anti-corruption matters.

(d) Each of the Group Companies has conducted its export transactions in accordance in all respects with United States export and re-export controls and sanctions laws and regulations, including the Export Administration Act and Regulations, the International Traffic in Arms Regulations, other controls administered by the United States Department of Commerce or the United States Department of State, the regulations administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), anti-boycott regulations administered by the U.S. Department of Commerce and U.S. Internal Revenue Service, and all other applicable import/export controls and sanctions laws and regulations in other jurisdictions in which the Company conducts business (collectively, “Trade Laws”).

(e) None of the Group Companies has engaged in any direct or indirect transactions or dealings with, or directly or indirectly exported any products, technology, or services to, (i) any country or territory that is, or has been, subject to a U.S. government embargo (currently, Cuba, Iran, North Korea, Syria, and the Crimea, so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic regions of Ukraine) (collectively, the “Embargoed Countries”); (ii) any instrumentality, agent, entity, or individual that is located in, or acting on behalf of, or directly or indirectly owned or controlled by any Governmental Authority of, any Embargoed Country; (iii) the government of Venezuela, including any person or entity employed or owned or controlled, directly or indirectly, by any subdivision, agency, or instrumentality of the government of Venezuela; or (iv) any individual or entity identified on, or 50% or more owned (individually or in the aggregate) or otherwise controlled by persons identified on, any list of designated and prohibited parties maintained by the U.S. government, including the List of Specially Designated Nationals and Blocked Persons, the Foreign Sanctions Evaders List, and the Sectoral Sanctions Identifications List, which are maintained by OFAC, and the Entity List, Denied Persons List, and Unverified List, which are maintained by the Bureau of Industry and Security of the U.S. Commerce Department (a “Sanctioned Party”). None of the Group Companies or Relevant Persons is a Sanctioned Party.

(f) Since January 1, 2018, none of the Group Companies is or has been the subject of any allegation, voluntary disclosure, investigation, prosecution, or other enforcement action related to violations of Anti-Corruption Laws or Trade Laws.

Section 3.24 Regulatory Matters.

(a) Each of the Group Companies and their respective owners, officers, directors, employees and, to the Knowledge of Seller, contractors, and Licensed Personnel are, and for the past six (6) years, have been, in compliance in all material respects with all applicable Healthcare Laws.

(b) For the past six (6) years, all Products have been and are in compliance in all material respects with all requirements under the applicable Healthcare Laws. No Group Company has received any written notices alleging adulteration or misbranding within the meaning of the applicable Healthcare Laws. For Products for which submission of the Products and/or their labeling to FDA for premarket review is required by applicable Healthcare Laws, such submissions have been made. Such Products are neither adulterated nor misbranded within the meaning of the applicable Healthcare Laws, and no Group Company has made revisions to the labeling of any Product submitted to FDA for premarket review that would be inconsistent with the scope of FDA’s marketing authorization of the Product.

(c) All manufacturing and laboratory operations conducted by or on behalf of any Group Company has been and are being conducted in material compliance with all applicable requirements, including laboratory requirements under the Clinical Laboratory Improvement Amendments of 1988, 42 U.S.C. § 263a et seq, and its implementing regulations, and 21 CFR Part 820, and any other comparable foreign applicable Laws.

(d) For the past six (6) years, each Group Company, the Products and the facilities in which the Products are manufactured, processed, packaged, or held, have not been subject to any obligation or requirement arising under any consent decree, consent agreement, written notice of inspectional observations (FDA Form 483) or Warning Letter, Untitled Letter, penalty, fine, sanction, assessment, written request for corrective or remedial action or other adverse written correspondence or written notice from the FDA, issued to the Group Companies by or entered into with the FDA, the FTC, or any other Governmental Entity that asserts a lack of material compliance with any applicable Healthcare Laws, including with regard to the manufacture, registration, marketing, distribution, labeling, storage, transport, investigation or reporting of complaints, adverse events, or deviations of any Products sold, manufactured, produced, distributed or marketed by any Group Company.

(e) For the past six (6) years, no Group Company, nor to the Knowledge of Seller, with respect to the Products, the Persons that manufacture, process, package, supply ingredients for or distribute the Products, has voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field alert, field correction, removal, market withdrawal or replacement, safety alert, or other written notice or action relating to an alleged lack of safety or regulatory compliance of any Product. For the past six (6) years, to the Knowledge of Seller, there have been no material facts which are reasonably likely to cause the recall, field correction, removal, market withdrawal or replacement of any Product sold or intended to be sold or a termination or suspension of the marketing of such Products.

(f) None of the Group Companies nor any of their respective owners, officers, directors, employees or any independent contractors, including Licensed Personnel, have: (i) been debarred, suspended, or excluded from participation under any state or federal health care program or any third-party payor program; (ii) been the subject of any corporate integrity agreement, deferred prosecution agreement, monitoring agreement, consent decree, settlement order, or similar agreement with or imposed by any Governmental Entity, or other such material remedial measures with respect to applicable any Healthcare Law; or (iii) committed a violation of any third-party payor program, including but not limited to the submission of any false, fraudulent or otherwise improper claims either directly or indirectly.

(g) The Group Companies maintain compliance policies that were created to reasonably assure compliance in all material respects with all applicable Healthcare Laws and are structured to account for the guidance issued by the U.S. Department of Health and Human Services regarding characteristics of effective corporate compliance programs. Notwithstanding the generality of the foregoing, the Group Companies have, and, for the past six (6) years, have had, effective billing and compliance controls that comply in all material respects with all applicable Healthcare Laws and applicable third-party payor requirements governing reimbursement and claims. For the past six (6) years, the Group Companies have not billed or received any material payment or reimbursement in excess of amounts allowed by law, except for ordinary course overpayments, which have been timely refunded (or will be refunded within the time period allowed by law) to the applicable federal healthcare program or third-party payor, as applicable. For the past six (6) years, the Group Companies have paid or caused to be paid (or will pay within the time period allowed by law) all material known and undisputed refunds, overpayments, discounts, or adjustments which have become due pursuant to such reports and billings and the Group Companies do not have any material liability to any patient, federal healthcare program, or third-party payor for any refund, overpayment, discount or adjustment.

Section 3.25 Government Contracts.

(a) Seller has provided or made available to Buyer (i) true and complete copies of all Government Contracts and Government Bids including all material modifications, statements of work purchase orders, task orders and delivery orders issued under such Government Contracts, and (ii) true and complete copies of all audit reports issued to the Group Companies by a Governmental Entity or other counterparty to a Government Contract since January 1, 2021.

(b) With respect to each active Government Contract and each Government Bid: (i) the Group Companies have complied with all terms and conditions thereof (including those applicable provisions incorporated by reference); (ii) the Group Companies have complied with all applicable Laws pertaining thereto; (iii) no Governmental Entity, prime contractor, subcontractor or any other Person has notified the Company or its designated Representatives of an actual or alleged breach or violation of any requirement, obligation, contract term, or applicable Law pertaining to such active Government Contract or Government Bid; (iv) no termination for convenience, termination for default, cure notice, show cause notice, notice of cost disallowance, payment withholding, or setoff has been issued to the Group Companies and remains unresolved; and (v), since January 1, 2021, no negative past performance evaluation or negative determination of responsibility has been received by the Group Companies. Since January 1, 2018, the Group Companies have not made or been required to make any voluntary or mandatory disclosure (including under FAR 52.203-13(b)(3)(i)) to any Governmental Entity relating to the Government Contracts or Government Bids.

(c) There are no Government Contracts or Government Bids (or mitigation plans under such Government Contracts or Government Bids) that include terms that restrict the Company’s ability to bid on or perform work on future contracts or programs or for specific periods of time based upon “organizational conflicts of interest,” as defined in FAR Subpart 9.5 (“OCI”). The Group Companies are not currently subject to any OCI mitigation plans.

Section 3.26 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER OR ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS Article III AND Article IV, THE CERTIFICATES PROVIDED PURSUANT TO THIS AGREEMENT OR ANY OTHER TRANSACTION AGREEMENT, SELLER EXPRESSLY DISCLAIMS ON BEHALF OF ITSELF AND ITS AFFILIATES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE WHATSOEVER, EXPRESS OR IMPLIED, REGARDING THE GROUP COMPANIES AND THE BUSINESS, AND SELLER SPECIFICALLY DISCLAIMS ON BEHALF OF ITSELF AND ITS AFFILIATES ANY SUCH REPRESENTATION OR WARRANTY, AND BUYER SHALL RELY SOLELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF AND ON THE REPRESENTATIONS AND WARRANTIES OF THE SELLER EXPRESSLY SET FORTH IN THIS Article III AND Article IV, THE CERTIFICATES DELIVERED PURSUANT TO THIS AGREEMENT AND ANY OTHER TRANSACTION AGREEMENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NOTHING HEREIN SHALL LIMIT ANY REMEDY AVAILABLE TO BUYER PURSUANT TO THE R&W INSURANCE POLICY.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

REGARDING SELLER

Except as set forth in the Company Disclosure Letter, Seller hereby represents and warrants to Buyer as follows:

Section 4.1 Organization. Seller is duly formed, validly existing and in good standing under the Laws of its jurisdiction of incorporation. Seller has the requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

Section 4.2 Authorization. Seller has the requisite power and authority to execute and deliver each Transaction Agreement to which it is a party and to consummate the transactions contemplated thereby. The execution and delivery of each Transaction Agreement to which it is a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Seller (and no other action by Seller is necessary to any Transaction Agreement or the consummation of the transactions contemplated thereby). Any Transaction Agreement to which Seller is a party has been duly and validly executed and delivered by Seller and constitutes a valid, legal and binding agreement of Seller (assuming that such Transaction Agreement has been duly and validly authorized, executed and delivered by the other parties party to such Transaction Agreement), enforceable against Seller in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.3 Title to Shares. Seller owns all of the outstanding Shares free and clear of all Liens other than any Permitted Liens or Liens that are or may be created by Buyer. All of the issued and outstanding Shares are duly authorized and validly issued.

Section 4.4 Consents and Approvals; No Violations. Neither the execution, performance and delivery of this Agreement by Seller nor the consummation of the transactions contemplated by this Agreement will: (a) conflict with or result in any breach or violation of or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under any provision of the Governing Documents of Seller; (b) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity except those that may be required under Competition Laws; (c) require the consent, notice, or other action by any Person under, violate, conflict with or result in a default (or any event which, with or without notice or lapse of time or both, would constitute a default) under, or give rise to any payment obligation or any right of termination, cancellation, modification or acceleration under, any of the terms, conditions or provisions of any note, mortgage, other evidence of indebtedness, guarantee, License, agreement, lease or other contract, instrument or obligation to which Seller is a party or by which Seller or any of their respective properties or assets may be bound; or (d) violate any Law or Order applicable to Seller, except in the case of any of clauses (b) through (d) above, as would not reasonably be expected, individually or in the aggregate, to materially delay or adversely affect the ability of Seller to consummate the transactions contemplated by this Agreement.

Section 4.5 Certain Fees. Other than the fees of JPMorgan Securities Japan Co., Ltd. and Mitsubishi UFJ Morgan Stanley Securities Co., Ltd., Seller has not employed any broker, finder, investment banker, or other intermediary or incurred any Liability for any investment banking fees, financial advisory fees, brokerage fees, finders’ fees, or other similar fees in connection with this Agreement or the transactions contemplated hereby.

Section 4.6 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER OR ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE III AND THIS ARTICLE IV, THE CERTIFICATES PROVIDED PURSUANT TO THIS AGREEMENT OR ANY OTHER TRANSACTION

AGREEMENT, SELLER EXPRESSLY DISCLAIMS ON BEHALF OF ITSELF AND ITS AFFILIATES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE WHATSOEVER, EXPRESS OR IMPLIED, REGARDING THE GROUP COMPANIES AND THE BUSINESS, AND SELLER SPECIFICALLY DISCLAIMS ON BEHALF OF ITSELF AND ITS AFFILIATES ANY SUCH REPRESENTATION OR WARRANTY, AND BUYER SHALL RELY SOLELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF AND ON THE REPRESENTATIONS AND WARRANTIES OF THE SELLER EXPRESSLY SET FORTH IN ARTICLE III AND THIS ARTICLE IV, THE CERTIFICATES DELIVERED PURSUANT TO THIS AGREEMENT AND ANY OTHER TRANSACTION AGREEMENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NOTHING HEREIN SHALL LIMIT ANY REMEDY AVAILABLE TO BUYER PURSUANT TO THE R&W INSURANCE POLICY.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

Section 5.1 Organization. Buyer is duly formed, validly existing and in good standing under the Laws of its jurisdiction of incorporation. Buyer has the requisite power and authority to own, lease and operate its material properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

Section 5.2 Authorization. Buyer has the requisite power and authority to execute and deliver each Transaction Agreement to which it is a party and to consummate the transactions contemplated thereby. The execution and delivery of each Transaction Agreement to which it is a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Buyer (and no other action by Buyer is necessary to any Transaction Agreement or the consummation of the transactions contemplated thereby). Any Transaction Agreement to which Buyer is a party has been duly and validly executed and delivered by Buyer and constitutes a valid, legal and binding agreement of Buyer (assuming that such Transaction Agreement has been duly and validly authorized, executed and delivered by the other parties party to such Transaction Agreement), enforceable against Buyer in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.3 Capitalization.

(a) As of November 1, 2024 (the “Buyer Capitalization Date”), the authorized Buyer Capital Stock consists solely of (i) 1,000,000,000 shares of Buyer Class A Common Stock, (ii) 5,500,000 shares of Buyer Class B Common Stock and (iii) 20,000,000 shares of Buyer Preferred Stock. As of the Buyer Capitalization Date:

(i) 152,401,894 shares of Buyer Class A Common Stock are issued and outstanding;

(ii) 5,043,789 shares of Buyer Class B Common Stock are issued and outstanding;

(iii) no shares of Buyer Preferred Stock are issued and outstanding;

(iv) 7,430,000 shares of Buyer Class A Common Stock are reserved for issuance to employees, non-employee directors and consultants pursuant to the Buyer Equity Plans, of which no shares are subject to outstanding and unexercised options to purchase Buyer Class A Common Stock and 16,288,764 shares are subject to outstanding and unvested restricted stock units; and

(v) one Buyer Warrant to purchase a total of 2,702,703 shares of Buyer Class A Common Stock is outstanding.

(b) Except as described in Section 5.3(a)) or as set forth the Governing Documents of Buyer, (i) there are no other outstanding (A) options, warrants, calls, rights (including conversion rights, preemptive rights, co-sale rights, rights of first refusal or other similar rights) issued or granted by Buyer or its Subsidiaries or (B) Contracts to which Buyer, any of its Subsidiaries, any shareholder of Buyer or holder of options is a party that requires, and there are no securities of Buyer or its Subsidiaries outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of Buyer Capital Stock or other equity securities of Buyer or its Subsidiaries or other securities convertible into, exchangeable for, or evidencing the right to subscribe for or purchase, shares of Buyer Capital Stock or other equity securities of Buyer or its Subsidiaries, (ii) there are no outstanding obligations, contingent or otherwise, of Buyer or its Subsidiaries to (A) repurchase, redeem or otherwise acquire any shares of Buyer Capital Stock or securities of Buyer’s Subsidiaries, or (B) provide a loan to, make a capital contribution to, or otherwise acquire any equity interests in any Person, and (iii) there are no outstanding share appreciation rights, phantom shares, profit participation or similar rights with respect to Buyer or its Subsidiaries.

(c) There are no voting trusts, irrevocable proxies or other Contracts or understandings to which Buyer, or any holder of the warrants or options to purchase shares of Buyer Class A Common Stock, is a party or is bound with respect to the voting or consent of any shares of Buyer Capital Stock.

(d) Except as set forth in the Governing Documents of Buyer, all of the outstanding shares of Buyer Capital Stock and other securities of Buyer have been duly authorized and validly issued in compliance with applicable Law, and are fully paid and nonassessable, are not subject to any preemptive rights, purchase options, call options, rights of first refusal or similar rights or any other Liens and have been issued and granted in all material respects in compliance with all applicable Laws.

Section 5.4 Consents and Approvals; No Violations. Neither the execution, performance and delivery of this Agreement by Buyer nor the consummation of the transactions contemplated by this Agreement will: (a) conflict with or result in any breach or violation of or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under any provision of the Governing Documents of Buyer; (b) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity except those that may be required under Competition Laws; (c) require the consent, notice, or other action by any Person under, violate, conflict with or result in a default (or any event which, with or without notice or lapse of time or both, would constitute a default) under, or give rise to any payment obligation or any right of termination, cancellation, modification or acceleration under, any of the terms, conditions or provisions of any note, mortgage, other evidence of indebtedness, guarantee, License, agreement, lease or other contract, instrument or obligation to which Buyer is a party or by which Buyer or any of their respective properties or assets may be bound; or (d) violate any Law or Order applicable to Buyer, except in the case of any of clauses (b) through (d) above, as would not reasonably be expected, individually or in the aggregate, to materially adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement.

Section 5.5 Litigation. There is no Action pending or, to the knowledge of Buyer, threatened against Buyer by or before any Governmental Entity or by any third party which challenges the validity of this Agreement or which would reasonably be expected to delay or adversely affect consummation of the transactions contemplated by this Agreement.

Section 5.6 Financial Capability. Buyer has, and will have available as of the Closing Date, sufficient funds to (a) pay the Cash Purchase Price, as adjusted, and (b) any other amounts, including fees and expenses, required to be paid pursuant to this Agreement or any other Transaction Agreement.

Section 5.7 Valid Issuance. The shares of Buyer Class A Common Stock issuable as Stock Consideration in connection with the transactions contemplated by this Agreement, when issued as provided in and pursuant to the terms of this Agreement, will be duly authorized and validly issued, fully paid and nonassessable, and (other than restrictions under applicable securities Laws, the Lock-Up Agreement, or restrictions created by Seller) will be free and clear of Liens and other restrictions on transfer.

Section 5.8 CFIUS Foreign Person Status. Each of Buyer and its controlling Affiliates is either (a) not a “foreign person” or (b) a foreign person that is an “excepted investor,” in each case as defined in Section 721 of the Defense Production Act of 1950, as amended (50 U.S.C. §4565), and all rules and regulations thereunder, including those codified at 31 C.F.R. Part 800.

Section 5.9 Independent Review. Buyer acknowledges and agrees that it has (a) made its own independent review and investigations into and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Group Companies, (b) been provided with access to such information, documents and other materials relating to the Group Companies and their respective businesses and operations as it has deemed necessary to enable it to form such independent judgment, (c) had such time as it deems necessary and appropriate to fully and completely review and analyze such information, documents and other materials and (d) been provided an opportunity to ask questions of the Group Companies with respect to such information, documents and other materials and has received satisfactory answers to such questions. In entering into this Agreement, Buyer has relied solely upon its own investigation and analysis and the representations and warranties set forth in Article III, Article IV, in any certificates delivered pursuant to this Agreement and any other Transaction Agreements, and Buyer acknowledges that, except for the representations and warranties set forth in Article III, Article IV, in any certificates delivered pursuant to this Agreement and any other Transaction Agreements, (x) none of the Group Companies or any of their respective Non-Recourse Parties makes or has made any representation or warranty, either express or implied (including any implied warranty of merchantability or suitability), including as to the accuracy or completeness of any of the information provided or made available to Buyer or any of its respective agents, representatives, lenders or Affiliates prior to the execution of this Agreement and (y) it has not been induced by or relied upon any representation, warranty or other statement, express or implied, made by any Group Company or any of their respective Non-Recourse Parties or any other person. Additionally, Buyer acknowledges that none of the Group Companies or any of their respective Non-Recourse Parties makes or has made any representation or warranty, either express or implied, with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of any Group Company delivered to or made available to Buyer or any of its respective agents, representatives, lenders or Affiliates.

Section 5.10 Certain Fees. Other than the fees of TD Securities (USA) LLC, Buyer has not employed any broker, finder, investment banker, or other intermediary or incurred any Liability for any investment banking fees, financial advisory fees, brokerage fees, finders’ fees or other similar fees in connection with this Agreement or the transactions contemplated hereby.

Section 5.11 SEC Filings. Buyer has timely filed or furnished (as applicable) all statements, prospectuses, registration statements, forms, reports and documents required under applicable Law to be filed by it with the SEC since June 14, 2024 (collectively, as they have been amended since the time of their filing, including all exhibits thereto through the date hereof, the “Buyer SEC Filings”). True, correct and complete copies of all Buyer SEC Filings are publicly available in EDGAR. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Buyer SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the Buyer SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to such Buyer SEC Filings. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Buyer SEC Filings. To the knowledge of Buyer, none of the Buyer SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.12 No Other Lock-Ups(a) . Other than as disclosed in the Buyer SEC Filings or, with respect to the Remaining Stock Consideration, the Lock-Up Agreement, the Stock Consideration is not subject to any lock-up agreement.

Section 5.13 Absence of Certain Changes. Except as disclosed in the Buyer SEC Filings, since June 14, 2024, there has been no material adverse change and no material adverse development in the business, properties, assets, operations, results of operations, or financial condition of Buyer.

Section 5.14 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO SELLER OR ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE V OR ANY OTHER TRANSACTION AGREEMENT, BUYER EXPRESSLY DISCLAIMS ON BEHALF OF ITSELF AND ITS AFFILIATES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO BUYER OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT INCLUDING ANY REPRESENTATION OR WARRANTY AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING BUYER FURNISHED OR MADE AVAILABLE TO SELLER OR ITS REPRESENTATIVES, AND SELLER SHALL RELY SOLELY ON THE REPRESENTATIONS AND WARRANTIES OF BUYER EXPRESSLY SET FORTH IN THIS ARTICLE V, IN ANY CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT OR ANY OTHER TRANSACTION AGREEMENT.

ARTICLE VI. COVENANTS

Section 6.1 Conduct of Business of the Group Companies.

(a) Except (i) as otherwise expressly permitted by this Agreement, (ii) as required by Law, (iii) as set forth in Section 6.1(b) of the Company Disclosure Letter or (iv) with the prior written consent of Buyer (email to suffice and which consent shall not be unreasonably withheld, delayed or conditioned), from and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Seller shall and shall cause the Group Companies to conduct the Business in the Ordinary Course in all material respects and to use its and cause the Group Companies to use their commercially reasonable efforts to preserve in all material respects the present business operations, organization, assets, properties and goodwill of the Group Companies, and shall use commercially reasonable efforts to maintain the relationships of the Group Companies with their respective employees, customers, contractors, suppliers and other material business partners.

(b) Except (i) as otherwise expressly permitted by this Agreement, (ii) as required by Law, (iii) as set forth on Section 6.1(b) of the Company Disclosure Letter, or (iv) with the prior written consent of Buyer (email to suffice and which consent shall not be unreasonably withheld, delayed or conditioned), from and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Seller shall not and shall cause the Group Companies not to:

(i) amend or modify in any material respect its Governing Documents or take or authorize any action to wind up its affairs or dissolve;

(ii) declare, set aside, make or pay any non-cash dividend or non-cash distribution with respect to any of its equity interests, except for dividends or distributions by one Group Company to another Group Company;

(iii) effect any merger, consolidation, recapitalization, reorganization, reclassification, stock split or like change in its capitalization;

(iv) transfer, issue, sell, pledge, encumber or dispose of any equity interests of any Group Company or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of any Group Company, in each case, other than in accordance with any Company Benefit Plan or awards thereunder existing as of the date hereof;

(v) establish, adopt, amend or terminate any Company Benefit Plan or establish any new arrangement that would (if it were in effect on the date hereof) constitute a Company Benefit Plan or take any action to materially increase the rate of compensation or fees of its employees or officers, directors, consultants or independent contractors other than as required under any Company Benefit Plan, other contractual arrangement or by applicable Law;

(vi) (A) increase or accelerate or commit to accelerate the funding, payment or vesting of the compensation or benefits provided to any of the current or former employees, officers, directors or other service providers of the Group Companies, including under any Benefit Plan or any other benefit or compensation plan, agreement, contract, program, policy or arrangement except as required under the terms of such Benefit Plan or any other benefit or compensation plan, agreement, contract, program, policy or arrangement as in effect on the date of this Agreement; (B) grant or announce any cash or equity or equity-based incentive awards, bonus, retention, change in control, transaction, severance or similar compensation or any increase in the salaries, bonuses or other compensation and benefits payable to any of the current or former employees, officers, directors or other individual service providers of the Group Companies (or any of their respective dependents or beneficiaries); (C) hire, promote or engage, or otherwise enter into any employment or consulting agreement or arrangement with, any current or former employee, officer, director or other service provider of the Group Companies whose annualized cash compensation opportunities would exceed $250,000 or (D) terminate any employee, officer, director or other service provider of any Group Company, other than for cause, whose annualized cash compensation opportunities would exceed $250,000;

(vii) incur, create, assume or otherwise become liable for any indebtedness for borrowed money in excess of $150,000 in the aggregate;

(viii) acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or division thereof;

(ix) make any capital expenditures or commitments for capital expenditures other than expenditures made in the Ordinary Course and which do not exceed $250,000, individually or in the aggregate;

(x) (A) enter into any Material Contract or Real Property Lease except for (x) renewals of such Material Contract or Real Property Lease in the Ordinary Course in accordance with its terms and (y) any Real Property Lease that is entered into in the Ordinary Course and contains obligations of the Group Companies not in excess of $150,000 and (z) Material Contract that is entered into in the Ordinary Course and contains obligations of the Group Companies not in excess of $250,000, or (B) amend or modify in any material and adverse respect or voluntarily terminate (other than in accordance with its terms) any Material Contract or Real Property Lease;

(xi) except in the Ordinary Course, sell, lease, license (except for non-exclusive licenses where the grant of rights are not material to, any performance under each such agreement), transfer, assign, abandon, or dispose of any Company Owned Intellectual Property;

(xii) settle or compromise any litigation involving potential payments to the Group Companies or by any Group Company after Closing of more than $150,000, or that involve nonmonetary relief imposed on any Group Company (it being understood that customary confidentiality and cooperation covenants shall not be deemed to constitute nonmonetary relief);

(xiii) make any material change to the accounting methods, principles, classifications or practices currently used by the Group Companies, except as may be required by GAAP or applicable Law or delay payment of any account payable or other Liability beyond its due date or the date when such Liability would have been paid in the Ordinary Course;

(xiv) (A) change any material Tax accounting method or make, change or revoke any material Tax election that, in each case, would be binding upon and likely to materially adversely affect the Group Companies for any taxable period beginning after the Closing Date, (B) settle any claim or assessment for Taxes that is likely to materially adversely affect the Group Companies for any taxable period beginning after the Closing Date, (C) enter into any closing agreement with a Governmental Entity relating to Taxes of any Group Company, or (D) request a ruling from a Governmental Entity relating to Taxes of any Group Company; or

(xv) authorize, commit or agree to take any of the foregoing actions.

(c) Buyer and Seller acknowledge and agree that: (i) nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the Group Companies’ operations or the Business prior to the Closing, (ii) prior to the Closing, Seller shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over the Group Companies’ operations and the Business and (iii) no consent of Buyer shall be required with respect to any matter set forth in this Section 6.1 or elsewhere in this Agreement to the extent that the requirement of such consent would violate any applicable Law, provided that if Seller relies on this subpart (iii), Seller shall provide notice to Buyer of the action taken upon such reliance as soon as reasonably practicable following taking such action.

Section 6.2 Tax Matters.

(a) Preparation of Tax Returns.

(i) Seller shall timely prepare and file, or cause to be timely prepared and filed, with the appropriate Governmental Entity (i) all Combined Tax Returns and all Tax Returns in respect of Seller Consolidated Taxes, and (ii) all Tax Returns (other than those described in clause (i) hereof) that are required to be filed (taking into account any extension properly obtained) by or with respect to the Group Companies on or before the Closing Date (the Tax Returns described in clause (ii) hereof, “Pre-Closing Tax Returns”). All Pre-Closing Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of each Group Company with respect to such items, except as otherwise required by applicable Law. Seller shall furnish a draft of any Pre-Closing Tax Return that is an income Tax Return to Buyer for Buyer’s review and comment at least twenty (20) days prior to filing (or otherwise as soon as reasonably practicable prior to filing), and Seller shall consider in good faith all reasonable comments timely received from Buyer with respect thereto.

(ii) Buyer shall timely prepare and file, or cause to be timely prepared and filed, with the appropriate Governmental Entity all Tax Returns of the Group Companies (other than any Combined Tax Returns or Tax Returns in respect of Seller Consolidated Taxes) for a Pre-Closing Tax Period that are required to be filed after the Closing Date (each, a “Buyer Prepared Return”). All Buyer Prepared Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of each Group Company with respect to such items, except as otherwise required by applicable Law or to the extent treating any such items in a different manner could not reasonably be expected to reduce the final Cash Purchase Price (including any component thereof, including Indebtedness, Pre-Closing Income Taxes, Net Working Capital and Transaction Expenses), increase Seller Taxes, or otherwise form the basis for an indemnity claim under this Agreement with respect to Taxes.

(b) Tax Contests.

(i) After the Closing, each of Buyer and Seller shall promptly notify the other party regarding the receipt by Buyer or any of its Affiliates (including the Group Companies) or by Seller or any of its Affiliates, as the case may be, of notice of any inquiries, claims, notice of deficiency or other adjustment, assessments, redeterminations, audits or similar events relating to any Taxes of any of the Group Companies with respect to any Pre-Closing Tax Period (“Pre-Closing Tax Contests”). Seller shall be entitled to exclusively control the conduct of any Pre-Closing Tax Contests with respect to any Seller Consolidated Taxes or Combined Tax Returns. Buyer shall be entitled to control the conduct of any other Pre-Closing Tax Contest.

(ii) To the extent the provisions of this Section 6.2(b) conflict with the provisions of Section 9.3(a), this Section 6.2(b) shall govern with respect to Pre-Closing Tax Contests.

(c) Post-Closing Actions. Buyer will not, and will not cause or permit its Affiliates or any of the Group Companies to, take any of the following actions with respect to Taxes or Tax Returns, without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed), to the extent any of such actions could reasonably be expected to reduce the final Cash Purchase Price (including any component thereof, including Indebtedness, Pre-Closing Income Taxes, Net Working Capital and Transaction Expenses), increase Seller Taxes, or otherwise form the basis for an indemnity claim under this Agreement with respect to Taxes: (i) file, or cause to be filed, any restatement or amendment of, modification to, or claim for refund relating to, any Tax Return of a Group Company for any Pre-Closing Tax Period, (ii) make or change any Tax election with respect to a Group Company for any Pre-Closing Tax Period (or that has any effect on any Pre-Closing Tax Period), (iii) extend or waive any statute of limitations with respect to Taxes or Tax Returns of a Group Company for a Pre-Closing Tax Period, (iv) file Tax Returns for a Group Company for a Pre-Closing Tax Period in a jurisdiction in which such Group Company has not historically filed Tax Returns, (v) initiate discussions or examinations with a Governmental Entity or make any voluntary disclosures with respect to Taxes or Tax Returns of a Group Company for Pre-Closing Tax Periods or (vi) change any accounting method or adopt any convention for a Group Company that shifts taxable income from a post-Closing Tax period to a Pre-Closing Tax Period or shifts deductions or losses from a Pre-Closing Tax Period to a post-Closing Tax period, in each case unless otherwise required by applicable Law. After the Closing Date, Seller will not, and will not cause or permit its Affiliates or the Group Companies to, make any election under Section 336 or 338 of the Code with respect to the transactions contemplated by this Agreement.

(d) Cooperation. Following the Closing Date, Seller shall, and Buyer shall cause the Group Companies and their respective Affiliates to (i) provide the other Party and its Affiliates with such assistance as may be reasonably requested in connection with filing of Tax Returns or any audit or other examination by any taxing authority or any judicial or administrative proceeding relating to Taxes of or with respect to any Group Company or its Affiliates and (ii) retain and provide the other Party and its Affiliates with reasonable access (upon the other Party and its Affiliate’s reasonable request) to the records and information reasonably relevant to such Tax matters and make employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, provided that the foregoing shall be done in a manner so as not to interfere unreasonably with the conduct of business of the Parties. The Party requesting assistance hereunder shall reimburse the other for any reasonable out of pocket costs incurred furnishing such records and information.

(e) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added, non-resident capital gains and other such Taxes and fees (including any penalties and interest) that are incurred in connection with the transactions contemplated by this Agreement (including any real property transfer tax and any similar Tax) (“Transfer Taxes”) shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller when due, provided that any Transfer Taxes payable on the transfer of assets by Seller to any of the Group Companies on or prior to the Closing Date shall be borne by Seller. If any such Transfer Taxes are payable, the Party responsible under applicable Law will pay such Transfer Taxes and file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and promptly provide a copy of such Tax Returns to the other Party. To the extent required by applicable Law, the other Party will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. The non-paying Party shall promptly provide the paying Party with timely payment for its share of any such Transfer Taxes. The Parties shall reasonably cooperate in obtaining any available exemptions from and minimizing any applicable Transfer Taxes.

(f) Tax Sharing Agreements. All Tax sharing agreements or similar agreements (other than commercial agreements entered into in the ordinary course of business the primary purpose of which is not related to Tax) between or among any of the Group Companies, on the one hand, and any Person that is not a Group Company (including any member of the Seller Group), on the other hand, whether oral or written, express or implied, shall be terminated as of immediately prior to the Closing and, after the Closing, neither the Group Companies nor the Seller Group shall be bound thereby or have any liability thereunder.

(g) Intended Tax Treatment. The Parties intend, for U.S. federal income Tax purposes and applicable state and local income Tax purposes, that the sale of the Shares from Seller to Buyer pursuant to this Agreement be treated as a transaction under Section 1001 of the Code (or any corresponding or similar provision of state or local or Tax Law), and each Party shall file its U.S. Tax Returns in a manner consistent with such treatment, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any corresponding or similar provision of state or local or Tax Law).

(h) Credit for Increasing Research Activities. Notwithstanding anything in this Agreement to the contrary, the credit for increasing research activities under Section 41 of the Code (or any corresponding or similar provision of state or local Tax Law) for any taxable year (or portion thereof) in which any Group Company is a member of a “controlled group of corporations” within the meaning of Section 41(f)(5) of the Code (or any corresponding or similar provision of state or local Tax Law) that includes one or more members of the Seller Group shall be determined by the designated member of the Seller Group. Following the Closing, as promptly as practicable after the designated member computes the group credit for any such taxable year (or portion thereof), Seller shall provide Buyer with a schedule setting forth the designated member’s good faith determination of the portion of the group credit which is allocated to the Group Companies (the “Company R&D Credit”), the method of computation, and such other information as the designated member determines is reasonably necessary to report the Company R&D Credit on any Buyer Prepared Return. Buyer shall prepare each Buyer Prepared Return in accordance with the schedule so provided by Seller unless otherwise required by a change in applicable Law or by a “determination” within the meaning of Section 1313(a) of the Code. In the event the amount of any Company R&D Credit is recomputed by Seller or adjusted on audit or in similar circumstances, Seller shall provide Buyer with an updated schedule setting forth the amount of the Company R&D Credit as so recomputed or adjusted, and Buyer shall prepare or revise all applicable Buyer Prepared Returns in accordance with the updated schedule.

Section 6.3 Access to Information; Books and Records; Contact with Customers and Suppliers; Confidentiality.

(a) From the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, upon Buyer’s request, in furtherance of the transactions contemplated by this Agreement, Seller shall (i) give Buyer, its counsel, financial advisors, auditors and other authorized Representatives (subject to customary access letters required by such Representatives in connection herewith) reasonable access during normal business hours to the offices, properties, books and records of the Group Companies and (ii) subject to applicable Law and restrictions contained in any confidentiality agreements to which the Group Companies are subject and without disclosing information that, based on the advice of legal counsel, would reasonably be expected to result in a loss of attorney-client privilege or other legal privilege or violate with applicable information Privacy Laws, furnish to Buyer, its counsel, financial advisors, auditors and other Representatives (subject to customary access letters required by such Representatives in connection herewith) such financial and operating data and other information relating to the Group Companies or the Business as such Persons may reasonably request, in each case, to the extent that such access or disclosure would not unreasonably disrupt the normal course of the Business; provided that Buyer shall not be permitted in connection with any such request to perform any environmental sampling or testing at any real property owned or leased by any Group Company, including sampling of soil, groundwater, surface water, building materials, or air or wastewater emissions.

(b) Buyer agrees that from the date of this Agreement through the earlier of the Closing and the termination of this Agreement in accordance with Article VIII, it is not authorized to and shall not (and shall not permit any of its Affiliates or Representatives) contact or communicate with the employees, customers, providers, service providers or suppliers of the Group Companies without the prior consultation with and written approval of Seller.

(c) All information provided to Buyer and its authorized Representatives pursuant to Section 6.3(a) shall be treated as confidential information pursuant to the terms of the Confidentiality Agreement, the provisions of which are by this reference hereby incorporated herein.

(d) Seller agrees that for a period of two (2) years from the Closing Date it shall, and shall cause its Representatives, hold and maintain the confidentiality of matters regarding the interpretation, performance, breach or termination of this Agreement, all of the agreements contemplated by this Agreement and the transactions contemplated hereby and all confidential or proprietary information concerning Buyer and its Affiliates, the Business or the Group Companies (the “Confidential Buyer Information”), and shall not, and shall cause its Representatives to not, use, disclose or cause or permit to be used or disclosed to any third party (other than, on a confidential and as-needed basis, to Seller’s attorneys, accountants and other professional advisors) any of the Confidential Buyer Information for any reason or purpose whatsoever, except to the extent any disclosure of Confidential Buyer Information is required by Law or appropriate Order and sufficient advance written notice of such use or disclosure, if reasonably practicable and permitted by Law, is provided to Buyer so that Buyer may seek, at its own expense, a protective order or other appropriate remedy and Seller will reasonably cooperate, at Buyer’s cost and expense, with Buyer and Buyer’s Representatives in any attempt by Buyer to obtain any such protective order or other remedy; provided that, if Seller obtains advice of outside legal counsel confirming that the disclosure of such information is legally required, then Seller may disclose such information only to the extent legally required; provided, further, that the term “Confidential Buyer Information” shall not include information that (i) becomes available to Seller or any of its Affiliates on a non-confidential basis from a source other than Buyer or its Representatives, and the source of such information was not known by the disclosing party to be bound by a contractual obligation of confidentiality, or (ii) is publicly available as of the Closing Date, or which becomes publicly available after the Closing Date through no breach of Seller or its Representatives of the provisions of this Section 6.3(d).

(e) Buyer agrees that for a period of two (2) years from the Closing Date it shall, and shall cause its Representatives to, hold and maintain the confidentiality of, matters regarding the interpretation, performance, breach or termination this Agreement, all of the agreements contemplated by this Agreement and the transactions contemplated hereby and the confidential or proprietary information concerning Seller and its Affiliates other than the Business and the Group Companies (the “Confidential Seller Information”), and shall not, and shall cause its Representatives to not, use, disclose or cause or permit to be used or disclosed to any third party (other than, on a confidential and as-needed basis, to Buyer’s attorneys, accountants and other professional advisors) any of the Confidential Seller Information for any reason or purpose whatsoever, except to the extent any disclosure of Confidential Seller Information is required by Law or appropriate Order and sufficient advance written notice of such use or disclosure, if reasonably practicable and permitted by Law, is provided to Seller so that Seller may seek, at its own expense, a protective order or other appropriate remedy and Buyer will reasonably cooperate, at Seller’s cost and expense, with Seller and Seller’s Representatives in any attempt by Seller to obtain any such protective order or other remedy; provided that, if Buyer obtains advice of outside legal counsel confirming that the disclosure of such information is legally required, then Buyer may disclose such information only to the extent legally required; provided, further, that the term “Confidential Seller Information” shall not include information that (i) becomes available to Buyer or any of its Representatives on a non-confidential basis from a source other than Seller or its Representatives, and the source of such information was not known by the disclosing party to be bound by a contractual obligation of confidentiality, or (ii) is publicly available as of the Closing Date, or which becomes publicly available after the Closing Date through no breach of Buyer or its Representatives of the provisions of this Section 6.3(e).

Section 6.4 Efforts to Consummate.

(a) Each Party shall, and shall cause its Affiliates to, prepare, as soon as is practical following the date of this Agreement, all necessary or advisable filings in connection with the transactions contemplated by this Agreement under the HSR Act or any other Laws, including Competition Laws and Required Regulatory Approvals relating to clinical laboratory Licenses, prior to the Closing Date, including as set forth on Section 6.4 of the Company Disclosure Letter, to consummate the transactions contemplated by this Agreement, promptly supply the other Party with any information which may be reasonably required in order to prepare such filings, and coordinate, cooperate and consult with the other Party in making such filings. Each Party shall, and shall cause its Affiliates to, submit the required filings as soon as practicable, but, with respect to filings under the HSR Act, in no event later than ten (10) Business Days after the date hereof; provided that, in the event there are changes to the notification form required pursuant to the HSR Act that take effect after the date hereof, then the Parties shall mutually agree on an appropriate deadline for making the filings required pursuant to the HSR Act, which may exceed ten (10) Business Days following the date of this Agreement. Each Party shall respond as promptly as practicable to any requests by any Governmental Entities for any additional information or documentary material with respect to the transactions contemplated by this Agreement, and coordinate, cooperate and consult with the other Party in making any such responses. Without limiting the foregoing, (i) Seller, Buyer and their respective Affiliates shall not pull and refile any HSR filing, extend any waiting, review or comparable period under the HSR Act or other Competition Laws or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated by this Agreement for any period of time, except with the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delay, and (ii) Buyer shall use reasonable best efforts to take all actions that are necessary or reasonably advisable or as may be required by any Governmental Entity to expeditiously consummate the transactions contemplated by this Agreement, including (A) selling, licensing or otherwise disposing of, or proposing, negotiating, committing to and effecting by consent decree, hold separate orders, or otherwise, and agreeing to sell, license, transfer or otherwise dispose of, any entities, assets or facilities of any Group Company after the Closing or any entity, facility or asset of Buyer or its Affiliates, (B) terminating, amending or assigning existing relationships and contractual rights and obligations (other than terminations that would result in a breach of a contractual obligation to a third party), (C) amending, assigning or terminating existing licenses or other agreements (other than terminations that would result in a breach of a license or such other agreement with a third party) and entering into such new licenses or other agreements and (D) the entry into such other arrangements, as are necessary in order to effect the dissolution of any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of preventing the consummation of the transactions contemplated by this Agreement prior to the Termination Date; provided, notwithstanding anything contrary in this Agreement, that such action described in this Section 6.4(a)(ii) does not have a material adverse effect on Buyer or the Group Companies or Buyer’s ability to receive the reasonably anticipated benefits of the transactions contemplated by this Agreement. All filing fees incurred in connection with the HSR Act and any other Competition Laws in connection with the transactions contemplated by this Agreement shall be borne by Buyer.

(b) Each of Seller and Buyer shall (i) promptly notify the other Party of any material or substantive written or oral communication made to or received by either Seller, Buyer or the Group Companies, as the case may be, any Governmental Entity regarding any of the transactions contemplated by this Agreement, (ii) subject to applicable Law, permit the other Party to review in advance any proposed written communication (including any proposed analyses, briefs, correspondence, memoranda, notifications, presentations, proposals, submissions, white papers or documents submitted therewith) to any such Governmental Entity and consider in good faith the other Party’s reasonable comments, (iii) give the other Party prior prompt notice of any in person meeting, video conference or other communication with a Governmental Entity and not participate or agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated by this Agreement unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Entity, gives the other Party the opportunity to attend, (iv) furnish to the other Party copies of all correspondence, filings and written communications between them and their Affiliates and their respective Representatives, on the one hand, and any such Governmental Entity or its respective staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement (and, in the case of oral communications, advise the other Party of the contents thereof); provided that any material or information required to be provided by one Party to the other pursuant to this Section 6.4 may be (A) redacted as necessary (1) to comply with contractual arrangements, (2) to preserve legal privilege, or (3) to remove references concerning the valuation of Seller, Buyer or the Group Companies, and (B) designated as “outside counsel only,” in which case such information and materials shall be given only to the outside counsel of the recipient and will not be disclosed by such outside counsel to any other persons, including other Representatives of the recipient without the prior written consent of the providing Party or its legal counsel.

(c) Without limiting any Party’s rights under Section 8.1 of this Agreement, in the event any claim, action, suit, investigation or other proceeding by any Governmental Entity or other Person is commenced questioning the validity or legality of the transactions contemplated hereby, seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement or seeking damages in connection therewith, the Parties agree to cooperate and use reasonable best efforts to defend against such claim, action, suit, investigation or other proceeding and, in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination or decree is entered or issued, or becomes reasonably foreseeable to be entered or issued, in any proceeding or inquiry of any kind that would make consummation of the transactions contemplated by this Agreement in accordance with its terms unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement, take any and all steps (including the appeal thereof and the posting of a bond) reasonably necessary or appropriate to resist, vacate, modify, reverse, suspend, prevent, eliminate or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination or decree so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated by this Agreement.

(d) Each Party agrees to cooperate in obtaining any other consents and approvals of third parties that may be required in connection with the transactions contemplated by this Agreement pursuant to the Material Contracts or Real Property Leases set forth on Section 3.13(a) of the Company Disclosure Letter and Section 3.9(a) of the Company Disclosure Letter, respectively. Notwithstanding anything to the contrary in this Agreement, nothing herein shall obligate or be construed to obligate any Group Company to make, or to cause to be made, any payment to any third party in order to obtain the consent or approval of such third party under any contract or otherwise. Notwithstanding anything to the contrary in this Agreement, Buyer agrees that none of the Group Companies or any of their respective Affiliates shall have any liability whatsoever to Buyer arising out of or relating to the failure to obtain any such consent and no representation, warranty or covenant herein shall be breached or deemed breached, no condition shall be deemed not satisfied and no termination right shall be deemed triggered as a result of such failure.

(e) Prior to Closing, Buyer shall not, and shall cause its Affiliates not to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated by this Agreement.

Section 6.5 Indemnification and Insurance.

(a) Buyer agrees that all rights to indemnification or exculpation now existing in favor of the current and former directors, officers and employees of each Group Company (each, together with such Person’s heirs, executors or administrators, a “D&O Indemnified Party”), as provided in such Group Company’s Governing Documents or otherwise in effect as of the date hereof pursuant to the indemnification agreements set forth in Section 6.5 of the Company Disclosure Letter (the “Indemnification Agreements”) with respect to any matters occurring prior to the Closing, shall continue in full force and effect and that the Group Companies will perform and discharge the Group Companies’ obligations to provide such indemnity and exculpation after the Closing. To the maximum extent permitted by applicable Law, such indemnification shall be mandatory rather than permissive, and the applicable Group Company shall advance expenses to the D&O Indemnified Parties in connection with such indemnification as provided in such Group Company’s Governing Documents or the applicable Indemnification Agreements. For a period of six (6) years from the Closing, the indemnification and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not be amended, repealed or otherwise modified in any manner that would adversely affect the indemnification rights thereunder of individuals who, as of the Closing or at any time prior to the Closing, were directors, officers, employees or agents of any Group Company, unless such modification is required by applicable Law. Buyer shall and shall cause the applicable Group Company and its Affiliates and Representatives to cooperate in the defense of any claim for which indemnification is available pursuant to this Section 6.5.

(b) Buyer shall, or shall cause the applicable Group Company to, advance, and cause to be paid all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any D&O Indemnified Party in enforcing the indemnity and other obligations provided in this Section 6.5; provided that if such D&O Indemnified Party is found in a non-appealable order from a court of competent jurisdiction not to be entitled to indemnification or other rights hereunder, such Person shall reimburse the amount of such fees and expenses so advanced.

(c) Seller shall cause the Group Companies to, and the Group Companies shall, purchase and maintain in effect beginning at the Closing and for a period of six (6) years thereafter without any lapses in coverage, “tail” policies providing directors’ and officers’ liability insurance coverage, employment practices liability insurance coverage and fiduciary liability insurance coverage, in each case for the benefit of those Persons who are covered by any Group Company’s directors’ and officers’ liability, employment practices liability and fiduciary liability insurance policies as of the date hereof or at the Closing with respect to matters occurring on or prior to the Closing (the “D&O Tail Policy”). Such D&O Tail Policy shall provide coverage that is at least equal to the coverage provided under the Group Companies’ current directors’ and officers’ liability insurance policies, underwritten by one or more insurers with an A.M. Best rating of no less than the A.M. Best rating of the insurers of the current policies; provided, however, that in no event shall the annual premium for the D&O Tail Policy exceed an amount in excess of 300% of the annual premium currently payable by or on behalf of the Group Companies with respect to such presently maintained policies, it being understood that if the annual premiums payable for such insurance coverage exceeds such amount, Seller shall obtain a policy with the greatest coverage available for a cost equal to such amount.

(d) The D&O Indemnified Parties are intended to be third-party beneficiaries of this Section 6.5. The obligations of the Group Companies under this Section 6.5 shall not be terminated or modified in such a manner as to adversely affect any Person to whom this Section 6.5 applies without the consent of such Person. For the avoidance of doubt, this Section 6.5 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Buyer.

(e) Nothing in this Agreement is intended to, shall be construed to, or shall release, waive or impair any rights to managers’, directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to any Group Company or any of its managers, directors or officers, it being understood and agreed that the indemnification provided for in this Section 6.5(e) is not prior to or in substitution for any such claims under such policies.

(f) In the event Buyer, the Group Companies or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Buyer or the Group Companies, as the case may be, shall assume the obligations set forth in this Section 6.5(f).

Section 6.6 Preservation of Records. After the Closing, Buyer shall, and shall cause the Group Companies to, until the seventh (7th) anniversary of the Closing Date, (a) comply in all material respects with all applicable Laws relating to the preservation and retention of records and (b) retain all books, records and other documents pertaining to the Business and the Group Companies in existence on the Closing Date and make the same available for inspection by Seller (at Seller’s sole expense) during normal business hours of the applicable Group Company and upon reasonable request and upon reasonable advance notice.

Section 6.7 Replacement of Guarantees. At or prior to Closing, Buyer shall use its reasonable best efforts to (a) arrange for substitute letters of credit, guarantees and other obligations to replace (i) any letters of credit, guarantees, financial assurances, surety bonds, performance bonds and other contractual obligations entered into by or on behalf of Seller or any of its Affiliates (other than solely by Group Companies) in connection with the Business or obligations of the Group Companies (collectively, the “Credit Support Arrangements”) outstanding as of the date hereof and scheduled in Section 6.7 of the Company Disclosure Letter and (ii) any Credit Support Arrangements entered into in the Ordinary Course on or after the date of this Agreement and prior to the Closing, in compliance with Section 6.1(b) and of which Seller has promptly, and in no event later than the Closing, notified Buyer in writing or (b) assume all obligations under each such Credit Support Arrangement, obtaining from the creditors or other counterparties thereto full releases (in a form reasonably satisfactory to Seller) of all parties liable, directly or indirectly, for reimbursement to the creditor or fulfillment of other obligations to a counterparty in connection with amounts drawn under such Credit Support Arrangements; provided, that if any Credit Support Arrangement is not so replaced or assumed effective as of the Closing, Buyer shall indemnify Seller and its Affiliates against, and hold each of them harmless from, any and all liabilities or other damages incurred or suffered by Seller or any of its Affiliates arising out of such Credit Support Arrangement after the Closing.

Section 6.8 Release.

(a) Effective as of the Closing, Buyer on behalf of itself and its past, present or future successors, assigns, employees, agents, equityholders, partners, Affiliates (including, following the Closing, the Group Companies) and their respective Representatives (including their past, present or future officers and directors) (each, a “Company Releasing Party”) hereby irrevocably and unconditionally releases, acquits and forever discharges Seller and its Affiliates, and their respective predecessors, successors, parents, Subsidiaries and other Affiliates, and all of their respective current and former officers, directors, members, managers, shareholders, employees, agents and other Representatives, and each individual who was a director of a Group Company at or prior to the Closing, of and from any and all Actions, damages, accounts and Liabilities (including attorneys’ fees) whether known or unknown, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, absolute or contingent, direct or derivative, held by any Company Releasing Party to the extent arising out of or relating to Seller or their Affiliates’ ownership of the Group Companies or such director’s service as a director of such Group

Company, except for any of the foregoing set forth in, pursuant to, or arising out of this Agreement, the transactions contemplated hereby, any other Contracts in existence as of the Closing between Seller and its Affiliates, on the one hand, and a Company Releasing Party, on the other hand, or arising out of such Company Releasing Party’s embezzlement, illegal acts, employment by any Group Company or fraud. The Company Releasing Parties irrevocably covenant to refrain from, and will use reasonable best efforts to cause each other Company Releasing Party to refrain from, directly or indirectly, asserting any claim, or commencing, instituting or causing to be commenced, any Action of any kind against any released party pursuant to this Section 6.8(a), based upon any matter released hereby.

(b) Effective as of the Closing, Seller on behalf of itself and its past, present or future successors, assigns, employees, agents, equityholders, partners, Affiliates and their respective Representatives (including their past, present or future officers and directors) (each, a “Seller Releasing Party”) hereby irrevocably and unconditionally releases, acquits and forever discharges Buyer and its Affiliates (including, following the Closing, the Group Companies), and their respective predecessors, successors, parents, Subsidiaries and other Affiliates, and all of their respective current and former officers, directors, members, managers, shareholders, employees, agents and other Representatives, and each individual who was a director of Buyer at or prior to the Closing, of and from any and all Actions, damages, accounts and Liabilities (including attorneys’ fees) whether known or unknown, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, absolute or contingent, direct or derivative, held by any Seller Releasing Party, except for any of the foregoing set forth in, pursuant to, or arising out of this Agreement or the transactions contemplated hereby, any other Contracts in existence as of the Closing between Buyer and its Affiliates, on the one hand, and a Seller Releasing Party, on the other hand, or arising out of such Seller Releasing Party’s embezzlement, illegal acts or fraud. The Seller Releasing Parties irrevocably covenant to refrain from, and will use reasonable best efforts to cause each other Seller Releasing Party to refrain from, directly or indirectly, asserting any claim, or commencing, instituting or causing to be commenced, any Action of any kind against any released party pursuant to this Section 6.8(b), based upon any matter released hereby.

(c) Without limiting the generality of Sections 6.8(a) and (b), with respect to the released claims, each of Seller and Buyer, on behalf of itself and each Seller Releasing Party and Company Releasing Party, respectively, hereby expressly waives all rights under Section 1542 of the Civil Code of the State of California (the “California Civil Code”) and any similar Law or common law principle in any applicable jurisdiction prohibiting or restricting the waiver of unknown claims. Section 1542 of the California Civil Code reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Notwithstanding the provisions of Section 1542 of the California Civil Code or any similar Law or common law principle in any applicable jurisdiction, and for the purpose of implementing a full and complete release and discharge of the released parties, each of Seller and Buyer, on behalf of itself and each Seller Releasing Party and Company Releasing Party, respectively, expressly acknowledges that the foregoing release is intended to include in its effect all claims which such Seller Releasing Party or Company Releasing Party, as the case may be, does not know or suspect to exist in his, her or its favor against any of the released parties (including unknown and contingent claims), and that the foregoing release expressly contemplates the extinguishment of all such claims (except to the extent expressly set forth herein).

Section 6.9 Insurance Coverage. From and after the Closing Date, the Group Companies will cease to be in any manner insured by, entitled to any benefits or coverage under or entitled to seek benefits or coverage from or under any Insurance Policies held by Seller or any of its Affiliates (other than any Insurance Policies held exclusively by the Group Companies) other than (a) with respect to any matters covered by any such Insurance Policy that are properly reported to the relevant insurer(s) prior to the Closing Date or (b) under the Available Insurance Policies that are occurrence-based policies for any claim, occurrence or loss that occurred or existed prior to the Closing Date, in each case subject to the terms and conditions of the relevant Insurance Policies and this Agreement, except to the extent otherwise mandated by Law. Seller may amend any insurance policies and ancillary agreements in the manner it deems appropriate to give effect to this Section 6.9; provided, that nothing herein shall be deemed to effect an assignment of any insurance policies that, pursuant to their terms and conditions, may not be assigned without the insurers’ consent. “Available Insurance Policies” means Insurance Policies listed on Section 3.22 and Section 6.9 of the Company Disclosure Letter subject to the terms of this Section 6.9.

(a) The rights of the Group Companies under the subparagraph above are subject to and conditioned upon the following:

(i) the Group Companies will be solely responsible for notifying any and all insurance companies of such claims and complying with all policy terms and conditions for pursuit and collection of such claims. None of the Group Companies nor any of their respective Subsidiaries will, without the written consent of Seller, amend, modify or waive any rights of Seller, one or more of its Affiliates, or other insureds under any such Insurance Policies. The Group Companies will exclusively bear and be liable (and the Seller Group will have no obligation to repay or reimburse the Group Companies) for all uninsured, uncovered, unavailable or uncollectible amounts relating to or associated with all such claims (including any costs related to claims within deductibles, self-insured retentions and similar concepts); and

(ii) with respect to coverage claims or requests for benefits asserted by the Group Companies under the Available Insurance Policies, Seller and its Affiliates will have the right but not the duty to monitor or associate with such claims. The Group Companies will be liable for any fees, costs or expenses incurred by Seller and its Affiliates directly or indirectly through the insurers or reinsurers of the Available Insurance Policies relating to any unsuccessful coverage claims, costs in excess of available coverage limits, and/or claims handling expenses considered outside the coverage limits. None of the Group Companies nor any of their respective Subsidiaries will assign any Available Insurance Policies or any rights or claims under the Available Insurance Policies.

(b) Notwithstanding anything to the contrary contained in this Agreement, (i) nothing in this Agreement will limit, waive or abrogate in any manner any rights of Seller or its Affiliates to insurance coverage for any matter, whether relating to the Group Companies or otherwise, and (ii) Seller and its Affiliates will retain the exclusive right to control the Available Insurance Policies and all of their other Insurance Policies, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of their Insurance Policies and to amend, modify or waive any rights under any such Insurance Policies, notwithstanding whether any such Insurance Policies apply to any Liabilities as to which the Group Companies or any of their Subsidiaries have made, or could in the future make, a claim for coverage; provided, that the Group Companies and their Subsidiaries will cooperate with Seller and its Affiliates with respect to coverage claims and requests for benefits and sharing such information as is reasonably necessary in order to permit Seller and its Affiliates to manage and conduct its insurance matters as Seller or its Affiliates deem appropriate.

(c) No payments due under this Section 6.9 will affect, be affected by, or be subject to set off against any adjustment to the Cash Purchase Price. Whenever this Section 6.9 requires a Group Company or any of its Subsidiaries to take any action after the Closing, such requirement will be deemed to constitute an undertaking on the part of Buyer to take such action or to cause such Group Company or such Subsidiary to take such action.

Section 6.10 Employee Benefits Matters.

(a) Prior to the Closing Date, Seller shall take all actions as are necessary to transfer the employment of those employees of Seller named on Section 6.10(a) of the Company Disclosure Letter who are employed as of the date of transfer (or any successors hired to replace any such employee) to the Group Companies, and, from and after the Closing Date, all such transferred employees shall be Company Employees for purposes of this Agreement. Prior to the Closing Date, Buyer shall not amend or modify (or communicate to any Key Employee an intention to amend or modify) such Key Employee’s Key Employee Agreement.

(b) Subject to Section 6.10(c), following the Closing, Buyer shall, or shall cause the Group Companies to, use commercially reasonably efforts, to employ each Company Employee, whether salaried or hourly (including each such employee who is absent due to vacation, holiday, illness, leave of absence or short-term disability), who was employed by a Group Company immediately prior to the Closing and who remains so employed as of and following the Closing (each, a “Continuing Employee”) (i) at the same job or in a position of comparable status, responsibility and location as in effect immediately prior to the Closing Date, (ii) at a salary or wage level and target cash bonus opportunity at least equal to the salary or wage level and target cash bonus opportunity substantially equivalent in the aggregate to which such Company Employee was entitled immediately prior to the Closing Date and (iii) with employee benefits that are in the aggregate consistent with the employee benefits provided to similarly situated employees of Buyer under Buyer’s existing benefit plans (including benefits pursuant to qualified retirement and savings plans and medical, dental and pharmaceutical plans and programs, but excluding, in each case, cash incentive compensation programs, equity-based compensation plans, deferred compensation arrangements, defined benefit pension or retiree medical benefits, equity-based incentive opportunities, retention or transaction bonuses, or other non-recurring compensation); provided, that, notwithstanding anything to the contrary herein, Buyer shall be able to revise any cash bonus programs for Company Employees in Buyer’s sole discretion to replace any portion of such cash compensation with equity incentive compensation so long as such revisions maintain the value of each Company Employee’s existing bonus opportunity. The covenants in the foregoing clauses (i) through (iii) shall survive through December 31, 2025. During calendar year 2025, Buyer shall grant restricted stock units (“RSUs”) to each Continuing Employee who remains in active employment with the Company through the grant date, provided that (i) the grant date value of the RSUs granted to each Continuing Employee shall be substantially comparable to the value of the employer safe harbor matching contribution that such Continuing Employee received under the Company 401(k) Plan (as defined below) in respect of calendar year 2024; (ii) such RSUs shall be subject to approval by Buyer’s board of directors and the terms of Buyer’s equity incentive plan and award agreement; and (iii) the RSUs shall be subject to one year service based vesting beginning on the grant date.

(c) Buyer shall (i) use commercially reasonable efforts to cause the benefit plans in which the Company Employees commence to participate after the Closing Date to recognize all costs and expenses incurred by the Company Employees (and their dependents and beneficiaries) up to (and including) the Closing Date, for purposes of satisfying applicable deductible, co-payment, coinsurance, maximum out-of-pocket provisions and like adjustments or limitations on coverage under any such benefit plan, and to waive any preexisting condition, evidence of insurability, good health or actively-at-work exclusions for the Company Employees to the extent such requirements have been met under the Company Benefit Plans; (ii) through December 31, 2025, provide a vacation and holiday plan offered to the Company Employees substantially equivalent to what the applicable Group Company provided the Company Employees immediately prior to the Closing Date; and (iii) maintain the applicable severance arrangements set forth in Section 6.10(c) of the Company Disclosure Letter with respect to a Company Employee through December 31, 2025.

(d) With respect to each Company Employee, effective after the Closing Date, Buyer shall, or shall cause the applicable Group Company to, recognize, for purposes of vesting and participation (other than with respect to any defined benefit pension plans, equity-based compensation plans, deferred compensation arrangements, defined benefit pension or retiree medical benefits, or equity-based incentive opportunities) under all plans, programs and arrangements established and maintained by the Group Companies for the benefit of the Company Employees, all previous service with the Group Companies and their Affiliates, including the Group Companies, prior to the Closing Date to the extent such service was recognized under the corresponding arrangements covering such Company Employees including, for purposes of eligibility and vesting, except where credit would result in duplication of benefits.

(e) Seller and the Company shall adopt resolutions and take all such corporate action as is necessary to terminate each 401(k) plan maintained, sponsored or contributed to by the Group Companies (collectively, the “Company 401(k) Plans”), in each case, effective as of the day immediately prior to the Closing Date, and the Company shall provide Buyer with evidence that such Company 401(k) Plans have been properly terminated. As soon as reasonably practicable following the Closing Date or any subsequent date reasonably requested by Buyer, the parties shall cooperate to provide Company Employees an opportunity to effect a “direct rollover” (as described in Section 401(a)(31) of the Code) of their account balances (including then outstanding participant loans) under the Company 401(k) Plans to a 401(k) plan maintained by Buyer in the form of cash and participant loan notes, to the extent such distribution from the Company 401(k) Plan complies with applicable Law.

(f) Seller shall, or shall cause the Company to, pay all amounts accrued pursuant to each of the Company’s (i) Short-Term Incentive Plan through September 30, 2024 and (ii) Sales Incentive Plans through September 30, 2024 in the Ordinary Course prior to the Closing, in each case, as set forth in Appendix 6.10(f) to the Company Disclosure Letter.

(g) Seller shall, or shall cause the Company to, take any necessary actions, in accordance with applicable law and the terms of such bonus plans, to terminate each of the following bonus plans effective as of the Closing: (i) the Special Long Term Incentive Plan, (ii) the River Incentive Plan Retention Bonus Award and (iii) the KPSIP.

(h) With respect to any Company Benefit Plan, including any employee benefit plan that is transferred to the Company prior to the Closing, Seller and the Company shall have taken all necessary actions, in accordance with applicable Law and the terms of such Company Benefit Plans to cause the Seller and any participants who are not Company Employees (or dependents of Company Employees) (the “Retained Participants”) to withdraw from and cease to participate in the Company Benefit Plans prior to the Closing Date. Sellers shall be responsible for all Liabilities related to the Seller or the Retained Participants and shall promptly, but in no event more than 30 days after being notified by Buyer, reimburse Buyer in respect of any benefits that it is required to provide under the Company Benefit Plans to any Retained Participants and indemnify Buyer and its Affiliates for all Liabilities, costs, and expenses incurred on behalf of, or as a result of, the Retained Participants. Seller shall remain responsible for all Liabilities that relate to Retained Participants. Buyer shall be responsible for providing continuation coverage under the Consolidated Omnibus Reconciliation Act of 1986, as amended (“COBRA”) to (i) any participants who are former Company Employees (or dependents of former Company Employees) who are M&A qualified beneficiaries (as defined in Treasury Regulation Section 54.4980B-9, Q&A-4(a)) with respect to the transactions contemplated by this Agreement (“M&A Qualified Beneficiaries”) and (ii) to any other participants (and their dependents) who participated in the health and welfare plans sponsored by the Company immediately prior to their termination of employment and whose COBRA qualifying event occurred prior to the Closing, provided that to the extent that providing COBRA continuation coverage to any such participant or dependent described in this clause (ii) results in an incremental cost to Buyer or the Company that is not covered by the COBRA premium actually paid by the participant on behalf of such participant or dependent, such incremental cost (calculated over the remaining duration of such participant or dependent’s COBRA period, without regard to whether such participant or dependent actually remains enrolled in COBRA coverage for the full remaining COBRA period) shall be included in Indebtedness.

(i) Nothing in this Agreement shall confer upon any Company Employee or any other Person any right to continue in the employ or service of the Group Companies, or any of its Subsidiaries, or shall interfere with or restrict in any way the rights of the Group Companies, Seller, Buyer, or any of their respective Subsidiaries which rights are hereby expressly reserved, to discharge or terminate the services of any Company Employee at any time for any reason whatsoever, with or without cause. Except as expressly set forth herein, and notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.10 shall (i) be deemed or construed to be an amendment or other modification of any Company Benefit Plan or employee benefit plan of Buyer, the Group Companies or their respective Subsidiaries, (ii) prevent the Group Companies, Buyer, or any of its Subsidiaries from amending or terminating any Company Benefit Plan in accordance with its terms or (iii) create any third-party rights in any current or former service provider of the Group Companies (or any beneficiaries or dependents thereof).

Section 6.11 Public Announcements. Prior to the date hereof, the Parties have mutually agreed on the contents of a press release to be made by the Parties in connection with the transactions contemplated by this Agreement. Following the date hereof, neither Seller nor Buyer shall issue or make, or permit any of their respective Affiliates or Representatives to issue or make, any press release or public disclosure in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be (a) required to obtain consents and approvals, and to provide such notices, necessary to consummate the transactions contemplated by this Agreement, (b) required by Law, rule or regulation (including rules of a stock exchange or self-regulatory organization) applicable to the disclosing Party or any of its Affiliates (and only to the extent so required) or (c) advisable pursuant to applicable Law based on the advice of the disclosing Party’s outside counsel; provided that in each of the foregoing clauses (b) and (c), such disclosing Party shall use its reasonable best efforts to provide the other Party a reasonable opportunity to comment on such press release or public disclosure reasonably in advance of issuing or making such press release or public disclosure (and shall consider any such comment(s) in good faith), but nothing shall interfere with the right of any Party issuing or making any public announcement from making the final determination as to the form and nature of any public disclosure it reasonably believes is legally required by, or advisable pursuant to, any Law, rule or regulation (including rules of a stock exchange or self-regulatory organization). Notwithstanding anything to the contrary in this Agreement, Buyer, Seller and their respective Affiliates may disclose transaction information in employee communications consistent with prior public announcements.

Section 6.12 Representations & Warranties Insurance. In the event that Buyer elects to obtain a representations and warranties insurance policy in respect of the representations and warranties contained in this Agreement or in any certificate or other instrument contemplated by or delivered in connection with this Agreement (the “R&W Insurance Policy”), such R&W Insurance Policy (i) shall provide that all premiums, underwriting fees, brokers’ commissions and other costs and expenses related to such R&W Insurance Policy shall be borne solely by Buyer, (ii) shall provide for no “seller retention” (as such phrase is commonly used in the representations and warranties policy industry), and (iii) shall expressly waive any claims of subrogation against Seller and any of its respective Non-Recourse Parties (except in the case of Fraud). Buyer shall not consent to or otherwise permit the amendment or waiver of any provision of the R&W Insurance Policy relating to the matters set forth in the foregoing clauses (i) through (iii) of this Section 6.12 without the prior written consent of Seller. Seller shall, and shall cause each Group Company to, reasonably cooperate with Buyer and its Representatives in their efforts to obtain and bind the R&W Insurance Policy and satisfy any conditions thereto.

Section 6.13 Use of Names; Assigned Trademarks.

(a) The Parties acknowledge and agree that, except with respect to the Trademarks set forth on Section 6.13(a) of the Company Disclosure Letter (the “Assigned Trademarks”), the Seller Group are retaining all right, title and interest in and to any Trademarks owned by Seller or any of its Affiliates, including any Trademark that includes the word “Konica Minolta, Inc.”, “REALM

IDx, Inc.” or any derivative or abbreviation thereof (collectively, “Seller Marks”). As soon as reasonably practicable after the Closing Date, but in any event within ninety (90) days after the Closing Date (the “Transition Period”), Buyer shall, and shall cause its Affiliates (including the Group Companies) to, cease and discontinue all uses of the Seller Marks, including by removing the Seller Marks from all signage located on or attached to any property, building, vehicles, or other locations, and ceasing all use of letterhead, invoices, web sites, marketing or advertising documents, and other materials of any kind that include Seller Marks. Buyer shall, and shall cause its Affiliates (including Group Companies) to, ensure that the use of Seller Marks during the Transition Period shall be of a quality that is consistent with the use thereof by Seller and/or its Affiliates as of the Closing Date.

(b) Promptly after the Closing Date, Buyer and its Affiliates (including the Group Companies) shall adopt new corporate names, registered names, and registered fictitious names of the Group Companies that do not consist in whole or in part of, and are not dilutive of or confusingly similar to, the Seller Marks.

(c) At or prior to the Closing, Seller shall, or shall cause its Affiliates to, assign and transfer to a Group Company all of its and their right, title and interest in and to the Assigned Trademarks pursuant to the Trademark Transfer Agreement.

Section 6.14 Further Assurances; Refunds and Remittances.

(a) Upon the terms and subject to the conditions hereof, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all appropriate action and do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Law to consummate the transactions contemplated by this Agreement. Each of the Parties shall, at the reasonable request of another party, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and each of the other Transaction Agreements and give effect to the transactions contemplated by this Agreement.

(b) After the Closing, if the Seller Group receives any refund or finds itself in possession of any other amount that is related to the Business or is otherwise properly due and owing to Buyer in accordance with the terms of this Agreement (in each case, other than with respect to Taxes), Seller promptly will remit, or will cause to be remitted such amount to Buyer.

(c) After the Closing, if Buyer receives any refund or finds itself in possession of any other amount that is related solely to the business of the Seller Group or is otherwise properly due and owing to the Seller Group in accordance with the terms of this Agreement, Buyer promptly will remit, or will cause to be remitted such amount to Seller.

(d) After the Closing, Buyer shall promptly pay to Seller any Tax Refund (and any interest received thereon from the applicable Governmental Entity) that is received by Buyer or any of its Affiliates (including the Group Companies) in respect of any Seller Taxes or the pending employee retention credit claim made by the Group Companies, less any out-of-pocket expenses incurred in connection with obtaining such Tax Refund. Buyer shall be entitled to all other Tax Refunds received after the Closing in respect of any Taxes of the Group Companies.

Section 6.15 Termination of Affiliate Transactions. At or prior to the Closing, Seller shall cause all Affiliate Transactions to be terminated, other than the Shared Contracts that are not otherwise replaced or assigned pursuant to Section 6.18(b), contracts solely between or among the Group Companies and the Affiliate Transactions listed on Section 6.15 of the Company Disclosure Letter.

Section 6.16 Non-Solicitation; Non-Competition. 1

(a) From and after the date hereof until the date that is twenty four (24) months following the Closing Date, Seller shall not, and shall cause its Affiliates (other than, prior to the Closing, the Group Companies) not to, directly or indirectly encourage, induce, recruit, solicit or attempt to encourage, induce, recruit, solicit for employment or engagement as an independent contractor, or hire or engage as an independent contractor, any Covered Employee; provided that the foregoing restriction shall not apply to (i) generalized searches for employees or independent contractors through media advertisements of general circulation, employment search firms, online job boards, open job fairs or other similar means which are not specifically targeted at such Covered Employees or hiring any individual who responds to the same or (ii) the hiring or engagement of any Covered Employee whose employment or engagement as an independent contractor is terminated by Buyer or any of its Affiliates (including, following the Closing, the Group Companies) or who voluntarily ceases his or her employment or engagement with Buyer or its Affiliates (including, following the Closing, the Group Companies), in each case, at least twelve (12) months prior to the date of the otherwise prohibited conduct.

(b) From and after the date hereof until the date that is twenty four (24) months following the Closing Date, Seller shall not, and shall cause its Affiliates (other than, prior to the Closing, the Group Companies) not to, directly or indirectly: (i) solicit any Business Relation with respect to any Business that such Business Relation conducts with any Group Company; or (ii) encourage, initiate or participate in discussions or negotiations with any Business Relation with respect to the termination, diminishment or other adverse alteration of his, her or its relationship or prospective relationship with any Group Company in connection with the Business. “Business Relation” means any customer, supplier, vendor, client, distributor, licensor or licensee of any Group Company or other Person having a material business relationship with any Group Company in connection with the Business during the twelve (12)-month period preceding the Closing Date or any successor in interest of any of the foregoing.

(c) From and after the date hereof until the date that is three (3) years following the Closing Date, Seller (whether as employee, independent contractor, agent, consultant, director, equity holder, member, manager, general or limited partner or in any other capacity) shall not, and shall cause its Affiliates (other than, prior to the Closing, the Group Companies) not to, directly or indirectly, engage (including through the direct or indirect ownership of equity interests, as a joint venture partner, service provider or consultant) in any Competing Business in any geographic area in which the Company is conducting the Business. “Competing Business” means a business that, in whole or in part, is engaged in the same or substantially similar business as that conducted by the Company in connection with the Business as of the Closing Date, or that the Company is actively planning to conduct or develop in connection with the Business as of the Closing Date. Notwithstanding the foregoing, the restrictions set forth in this Section 6.16(c) shall not be construed as prohibiting or restricting Seller or any of its Affiliates from (i) acquiring and holding not more than a 3% interest of the outstanding voting securities or similar equity interests of any Person that is a publicly traded entity listed on a national stock exchange engaging in any Competing Business, (ii) providing services to a subsidiary, division or unit of any Person that engages in a Competing Business, (iii) providing anatomical pathology services associated with the Quanticell fluorescent nanoparticle technology or (iv) providing clinical and pharmaceutical GenMineTOP cancer genome profiling services.

(d) Notwithstanding anything to the contrary in this Agreement, the foregoing prohibitions in Section 6.16(b) shall not apply to (i) any businesses or operations of Seller or any of its Affiliates which are transferred to any third party after the date hereof (whether by sale of stock or assets or otherwise), and (ii) any acquisition of securities by Seller’s pension trust or similar employee benefit plan investment vehicle; provided that any securities acquired shall be held for investment purposes only and such benefit plans comply with the ERISA requirements as to the independence of investment decisions.

Section 6.17 Intercompany Service Agreement. Prior to the Closing, Seller and Buyer shall cooperate in good faith and use commercially reasonable efforts to amend the term and consideration provisions of that certain Service Agreement by and between the Company and KMRI, dated as of September 1, 2024 (the “ISA”), with arms-length consideration for such services provided by the Group Companies thereunder not to exceed cost plus 25%; provided, that this provision shall be disregarded in the event that the events set forth on Schedule 6.17 occur prior to the Closing and, in such event, this Section 6.17 shall automatically terminate and be of no further force and effect. The Parties acknowledge that the licenses and services provided pursuant to the ISA are necessary to the operation of KMRI’s business.

Section 6.18 Separation.

(a) As promptly as reasonably practicable following the date hereof, Seller and Buyer shall cooperate in good faith to (i) develop a separation plan for the separation and migration of the services contemplated by the Transition Services Agreement so as to minimize the impact of such separation on each of Seller’s, the Group Companies’ and Buyer’s businesses and (ii) review, revise and update, where appropriate, the schedules to the Transition Services Agreement between the date hereof and the Closing Date, and any such mutually agreed upon revised and updated schedules will replace the corresponding schedules attached to the form of Transition Services Agreement.

(b) With respect to any Contract to which Seller or any of its Affiliates is a party with any non-Affiliated third party and which benefits (or burdens) both the Business and the business of Seller and its Affiliates (other than the Business) and is set forth on Section 6.18(b)(ii) of the Company Disclosure Letter (the “Seller Shared Contracts”) or Section 6.18(b)(iii) of the Company Disclosure Letter (the “Buyer Shared Contracts”) (the Seller Shared Contracts and the Buyer Shared Contracts, collectively, the “Shared Contracts”), Seller and Buyer shall, and shall cause their respective Affiliates to, unless any such Shared Contract is the subject of a service under the Transition Services Agreement or as otherwise mutually agreed to by Seller and Buyer, use commercially reasonable efforts to cause each Shared Contract to be assigned, partially assigned and/or replaced with a separate contract as of the Closing Date or as promptly as possible thereafter that (i) has substantially the same terms as the Shared Contract being replaced, (ii) solely in the case of the Seller Shared Contracts, has Seller or an Affiliate of Seller (other than the Group Companies) receiving contract rights and being bound by obligations that are substantially similar to those rights and obligations applicable to the conduct of the business of Seller and its Affiliates other than the Business prior to Closing or (iii) solely in the case of the Buyer Shared Contracts, has Buyer or an Affiliate of Buyer receiving contract rights and being bound by obligations that are substantially similar to those rights and obligations applicable to the conduct of the Business prior to Closing. Seller and Buyer shall cooperate with each other and provide each other with reasonable assistance in effecting such assignment or replacement of the Shared Contracts. After the Closing and until the earlier of (x) such time as each Shared Contract is assigned or replaced, (y) the expiration of such Shared Contract and (z) December 31, 2025, Seller and Buyer shall use their commercially reasonable efforts to cooperate in any reasonable and lawful arrangements designed to provide the benefits of such Shared Contract to Seller, Buyer and their respective Affiliates, as applicable, as contemplated herein, and Seller, Buyer and their respective Affiliates, as applicable, shall promptly pay or satisfy the corresponding liabilities and obligations to the extent such party would have been responsible therefor if such Shared Contract had it been so assigned or replaced.

Section 6.19 No Solicitation. During the period from the date hereof and continuing until the earlier of the termination of this Agreement and the Closing, Seller shall not, shall not authorize or permit any of its Representatives or controlled Affiliates to, directly or indirectly, (i) solicit, knowingly encourage others to solicit, or knowingly encourage, promote, facilitate, support or accept any discussions, proposals or offers that constitute, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (iv) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal or (v) submit any Acquisition Proposal to the vote of any shareholders of Seller (in each case of (i) through (v), other than with respect to Buyer and its Representatives). Seller shall, and shall cause its Representatives and controlled Affiliates to, (A) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date hereof with respect to any Acquisition Proposal, and (B) immediately revoke or withdraw access of any Person (other than Buyer and its Representatives) to any data room (virtual or actual) containing any non-public information with respect to the Group Companies in connection with an Acquisition Proposal and request from each Person (other than Buyer and its Representatives) the prompt return or destruction of all non-public information with respect to the Group Companies previously provided to such Person in connection with an Acquisition Proposal. If any of Seller’s Representatives, whether in his, her or its capacity as such or in any other capacity, takes any action that Seller is obligated pursuant to this Section 6.19 not to authorize or permit such Representative to take, then Seller shall be deemed for all purposes of this Agreement to have breached Section 6.19.

Section 6.20 Required Notices. Prior to Closing, Seller or the Company shall send all notices as required under the Contracts set forth on Schedule 6.20. Thereafter, the Company shall promptly notify Buyer of, and furnish Buyer with copies of, any confirmation or feedback with respect to such notices that it may receive from the counterparties to such Contracts.

Section 6.21 Securities Cooperation.

(a)

(i) Each of Seller and Buyer shall take all reasonably necessary action on its part such that the issuance of shares of Buyer Class A Common Stock comprising the Stock Consideration pursuant to this Agreement constitutes a transaction exempt from registration under the Securities Act in compliance with Rule 506 of Regulation D or Section 4(a)(2) of the Securities Act. Each certificate representing shares of Buyer Class A Common Stock shall, until such time that such securities are not so restricted under the Securities Act, bear a legend identical or similar in effect to the following legend (together with any other legend or legends required by applicable state securities applicable Law or otherwise, if any):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS REGISTERED UNDER THE ACT OR UNLESS AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE.”

(ii) Buyer shall use commercially reasonable efforts to (A) instruct its transfer agent to remove any restrictive legend set forth on (1) Seller’s shares of Buyer Class A Common Stock comprising the Initial Stock Consideration as promptly as reasonably practicable following the six (6)-month anniversary of the Closing Date, but in any event no more than two (2) Business Days after such six (6)-month anniversary, and (2) Seller’s shares of Buyer Class A Common Stock comprising the Remaining Stock Consideration as promptly as reasonably practicable following the release of such shares from lock-up in accordance with the Lock-Up Agreement, but in any event no more than two (2) Business Days after such release of such shares from lock-up, (B) deliver any other authorization, certificates and directions to the transfer agent (including, if reasonably requested, a medallion guarantee waiver and indemnity) which authorize and direct the transfer agent to issue such shares without any restrictive legend, in such form as may be requested by the transfer agent, and (C) cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under the foregoing clause (B) in such form as may be requested by the transfer agent; provided that Buyer’s obligation to remove legends under this Section 6.21(a) may be conditioned upon (x) Seller providing such representations and other documentation as is reasonably necessary and customarily required in connection with the removal of restrictive legends (other than any legal opinion required to be delivered as contemplated by subclause (C) of this clause (ii), which any such opinion shall be provided by Buyer’s counsel) and (y) Seller delivering to Buyer a representation letter agreeing that such shares of Buyer Class A Common Stock comprising the Initial Stock Consideration or Remaining Stock Consideration, as applicable, will be sold under an effective registration statement or a valid exemption therefrom.

(b) As promptly as reasonably practicable after the Closing Date, but in any event no more than ten (10) Business Days after the Closing Date (the “Filing Deadline”), Buyer shall prepare and file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-1 (or such other form under the Securities Act that may then be available, the “Registration Statement”), with respect to the resale of the Buyer Class A Common Stock comprising the Stock Consideration (the “Registrable Securities”); provided, however, that if the Regulation S-X Financial Statements have not been provided by Seller as of the Closing Date, the Registration Statement shall be filed no more than ten (10) Business Days after receipt of the Regulation S-X Financial Statements from Seller. Seller shall furnish all information reasonably requested by Buyer and as shall be reasonably required in connection with the Registration Statement, including the plan of distribution to be included therein. Buyer shall use its best efforts to have the Registration Statement declared effective by the SEC as promptly as reasonably practicable but in no event later than sixty (60) days following the Filing Deadline (the “Effectiveness Deadline”); provided, that the Effectiveness Deadline shall be extended to ninety (90) days after the Filing Deadline if the Registration Statement is reviewed by, and receives comments from, the SEC. Buyer shall use its best efforts to keep the Registration Statement (or a successor registration statement on Form S-3) continuously effective pursuant to Rule 415 promulgated under the Securities Act and available for the resale by Seller of the Registrable Securities covered thereby until the earlier of (i) the date that is nine (9) months after the release of the Remaining Stock Consideration from lock-up restrictions pursuant to the Lock-Up Agreement and (ii) the date by which all Registrable Securities have been resold or otherwise transferred to an unaffiliated third-party.

(c) Buyer shall promptly notify Seller of the effectiveness of the Registration Statement and any supplement to the Registration Statement and shall furnish to Seller, without charge, such number of copies of any related prospectus to be used in connection with the sale or disposition of the securities covered thereby.

(d) Buyer will prepare and file with the SEC any amendments, post-effective amendments or supplements to the Registration Statement or any related prospectus, as applicable, that, may be necessary to keep such Registration Statement effective as required by this Agreement and to comply with the provisions of the Securities Act and the Exchange Act with respect to the distribution of all of the Registrable Securities covered thereby. Buyer shall promptly notify Seller of the time when any subsequent amendment to Registration Statement, other than documents incorporated by reference, has been filed with the SEC and/or has become effective or where a receipt has been issued therefor or any subsequent supplement to a prospectus has been filed and of any request by the SEC for any amendment or supplement to the Registration Statement or any prospectus or for additional information.

(e) Buyer shall as promptly as reasonably practicable notify Seller of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement with respect to the Registrable Securities or the receipt of notice of the initiation of any proceedings for that purpose. Buyer shall respond promptly, but no later than five (5) days after its receipt of an issuance from the SEC with respect to any issued stop order suspending the effectiveness of the

Registration Statement. Buyer shall use its best efforts to obtain the withdrawal of any order suspending the effectiveness of such a Registration Statement as soon as reasonably practicable. Buyer shall promptly notify Seller of any request by the SEC for any amendment or supplement to, or additional information in connection with, the Registration Statement (or prospectus relating thereto).

(f) On no more than two (2) non-consecutive occasions of not more than thirty (30) consecutive days, or for a total of not more than forty five (45) days in any twelve (12)-month period, Buyer may delay the effectiveness of the Registration Statement, or suspend the use of any prospectus included in the Registration Statement, in the event that, in the good faith judgment of Buyer’s board of directors (after consultation with legal counsel), such delay or suspension is necessary to (i) delay the disclosure of material non-public information concerning Buyer, the disclosure of which would reasonably be expected to have a material adverse effect on Buyer or its business or on Buyer’s ability to effect a bona fide proposed acquisition, disposition, financing, reorganization, recapitalization or similar transaction or (ii) amend or supplement the Registration Statement or the related prospectus so that the Registration Statement or prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the case of the prospectus in light of the circumstances under which they were made, not misleading, or of the necessity to amend the Registration Statement to or any prospectus to comply with the Securities Act or any other law (an “Allowed Delay”); provided, that Buyer shall promptly (A) notify Seller in writing of the commencement of an Allowed Delay, but shall not (without the prior written consent of Seller) disclose to such investor any material non-public information giving rise to an Allowed Delay, (B) advise Seller in writing to cease all sales under the Registration Statement until the end of the Allowed Delay and (C) use commercially reasonable efforts to terminate an Allowed Delay as promptly as practicable.

(g) If the Registration Statement has not been declared effective by the Effectiveness Deadline, but excluding any Allowed Delay, then Buyer will make payments to Seller (provided Seller is then holding Registrable Securities), as liquidated damages and not as a penalty, in an amount equal to 1.0% of the Buyer Class A Common Stock Per Share Price for each such Registrable Security then held by Seller (including, for the avoidance of doubt, any Registrable Securities released from lock-up in accordance with the Lock-Up Agreement during such period) for each thirty (30)-day period or pro rata for any portion thereof during which the failure continues (the “Blackout Period”). Such payments shall constitute Seller’s exclusive monetary remedy for such events. The amounts payable as liquidated damages pursuant to this paragraph shall be paid in cash no later than five (5) Business Days after each such thirty (30)-day period following the commencement of the Blackout Period until the termination of the Blackout Period. Notwithstanding the above, in no event shall the aggregate amount of liquidated damages (or interest thereon) paid under this Section 6.21(g) to Seller exceed, in the aggregate, 5.0% of the aggregate Buyer Class A Common Stock Value. Notwithstanding anything in this Section 6.21(g) to the contrary, during any periods that Buyer is unable to meet its obligations hereunder with respect to the registration of the Registrable Securities solely because Seller fails to furnish Regulation S-X Financial Statements required to be provided pursuant to Section 6.21(l) within ten (10) Business Days of Buyer’s request, any liquidated damages that would otherwise accrue as to Seller shall be tolled until such information is delivered to Buyer.

(h) Buyer shall, in connection with the filing of the Registration Statement hereunder, file such documents as may be necessary to register or qualify the Registrable Securities under the securities or “blue sky” laws of such states as Seller may reasonably request, and Buyer shall use its best efforts to cause such filings to become effective in a timely manner; provided, however, that Buyer shall not be obligated to qualify as a foreign corporation to do business under the laws of any such state in which it is not then qualified or to file any general consent to service of process in any such state or subject itself to general taxation in any such jurisdiction or provide any undertakings that cause Buyer undue expense or burden.

(i) Buyer shall cooperate in all customary respects with the sale of the Registrable Securities pursuant to the Registration Statement, including using reasonable efforts to (A) make available for Seller, the underwriters participating in any such disposition of Registrable Securities, if any, and any attorneys or accountants retained by Seller or any underwriter at the offices where normally kept, during reasonable business hours, all financial and other records, pertinent corporate documents and properties of Buyer and its Subsidiaries, and cause the officers, directors and employees of Buyer and its Subsidiaries to supply all information in each case reasonably requested by Seller and any such underwriter, attorney or accountant in connection with such Registration Statement and (B) cause an opinion of counsel as to the effectiveness of the Registration Statement to be delivered to its transfer agent, together with any other authorizations, certificates and directions from Buyer reasonably requested by its transfer agent which authorize and direct the transfer agent to issue Registrable Securities without any restrictive legend in connection with a bona fide sale by Seller of such Registrable Securities under the Registration Statement.

(j) Buyer, only for so long as it has a class of securities registered under Section 12 of the Exchange Act, shall use its best efforts to continue the listing or trading privileges of the shares of Buyer Class A Common Stock to be issued hereunder on the principal national securities exchange or other market on which shares of Buyer Class A Common Stock are then listed or quoted, if any.

(k) Seller shall cooperate with Buyer and use reasonable best efforts to furnish any information relating to Seller or the Group Companies that is required to be included in the Registration Statement. Seller shall, upon request, use reasonable best efforts to furnish to Buyer all information concerning itself, the Group Companies, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Buyer to the SEC or the Nasdaq in connection with the issuance of the Stock Consideration and the Registration Statement; provided that Seller shall not be required to provide any such information (A) that, in the opinion of Seller’s counsel, is not necessary or advisable in connection with any such statement, filing, notice or application or (B) the disclosure of which is restricted under Japanese securities regulations or stock exchange rules. If at any time prior to the effectiveness of the Registration Statement, any information relating to Seller or the Group Companies, or any of their respective Affiliates, officers or directors, should be discovered by Seller or Buyer that should be set forth in an amendment or supplement to the Registration Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, not misleading, the party that discovers such information shall as promptly as reasonably practicable notify the other party hereto and an appropriate amendment or supplement describing such information shall as promptly as reasonably practicable be prepared and filed with the SEC.

(l) Buyer and Seller each acknowledge that Buyer will be required to include audited and interim financial statements of the Group Companies in a Current Report on Form 8-K (“Form 8-K”) filed with the SEC pursuant to the Exchange Act and any registration statement filed with the SEC by Buyer pursuant to the Securities Act, including the Registration Statement. Seller shall prepare and deliver to Buyer (i) as promptly as reasonably practicable after the date of this Agreement (and in any event no later than November 15, 2024; provided, that Seller may extend such date by thirty (30) days with written communication (email being sufficient) to Buyer’s chief financial officer prior to November 15, 2024), the unaudited consolidated balance sheet of the Group Companies as of September 30, 2024 and the consolidated statement of comprehensive income, and consolidated statements of cash flows of the Group Companies as of and for a year-to-date period ended as of the end such fiscal quarter and, as promptly as reasonably practicable after the end of any subsequent fiscal quarter other than the fourth quarter of any fiscal year, an unaudited consolidated balance sheet of the Group Companies and consolidated statement of comprehensive income, and consolidated statements of cash flows of the Group Companies as of and for a year-to-date period ended as of the end such fiscal quarter as required to be filed with the SEC by Buyer pursuant to Rule 3-05 of Regulation S-X under the Securities Act (“Regulation S-X Financial Statements”). All such Regulation S-X Financial Statements (A) will be prepared in conformity with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, except for the absence of footnotes and year-end adjustments), (B) will fairly present, in all material respects, the consolidated financial condition of the Group Companies as of the date thereof and for the period indicated therein and its consolidated results of operations, shareholders’ equity and cash flows, except as otherwise specifically noted therein, and (C) will, in the case of the Audited Financials, have been audited in accordance with the standards of the Public Company Accounting Oversight Board (the “PCAOB”) or the American Institute of Certified Public Accountants (“AICPA”). Upon Buyer’s reasonable request, Seller shall cause the auditor engaged to audit the Audited Financials to provide appropriate and customary assistance to Buyer in connection with the inclusion of the aforementioned financial statements in Buyer’s filings with the SEC, including providing the necessary consents to file such auditor’s audit report in any filings with the SEC and being named as an “expert” as required in any such filing, and providing comfort letters customary for registered offerings of debt or equity securities.

(m) The auditor engaged to audit the Audited Financials is an independent registered public accounting firm with respect to the Group Companies within the meaning of the Exchange Act and the applicable rules and regulations thereunder adopted by the SEC and the PCAOB or the AICPA.

(n) If required in connection with the filing of the Registration Statement, the Form 8-K and any other SEC filings requiring such information, Buyer shall, as promptly as reasonably practicable after the receipt from Seller of the financial information set forth in Section 6.21(l), prepare pro forma financial statements (as required by the SEC and applicable Law). Seller shall use its reasonable best efforts to cause their Affiliates and their and their respective officers, directors, managers, employees, agents and Representatives, to cooperate with Buyer, its Affiliates and their respective agents and Representatives in connection with Buyer’s preparation of the pro forma financial statements.

(o) Buyer shall pay all expenses incurred by it in complying with its obligations under this Section 6.21, including registration and filing fees, listing fees, printing expenses, messenger and delivery expenses and fees of its outside counsel and independent auditors. Seller shall pay all expenses incurred by Seller in connection with the disposition of its Registrable Securities, including any broker’s fees or commissions, selling expenses, messenger and delivery expenses, and fees and expenses of any counsel retained by Seller.

(p) To the fullest extent permitted by Law, without limitation as to time, Buyer will, and hereby does, indemnify, hold harmless and defend Seller, Guarantor and Seller’s and Guarantor’s respective directors, officers, members, managers, employees, agents, representatives and advisors, and each Person, if any, who controls such Persons within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, and directors, officers, members, managers, employees, agents, representatives and advisors of each such controlling person, against any Damages reasonably incurred in investigating, preparing or defending any action, claim, suit, inquiry, proceeding, investigation or appeal taken from the foregoing by or before any court or governmental, administrative or other regulatory agency or body or the SEC, whether pending or threatened, whether or not an indemnified party is or may be a party thereto, to which any of them may become subject insofar as such claims (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon: (i) any untrue statement or alleged untrue statement or omission or alleged omission of any material fact contained in the Registration Statement, any preliminary prospectus or final prospectus, or any amendment or supplement thereof, or (ii) any violation or alleged violation by Buyer or any of its Subsidiaries of the Securities Act, Exchange Act or any other state securities or other “blue sky” laws of any jurisdiction in which Registrable Securities are offered or any rule or regulation promulgated thereunder applicable to Buyer or its agents and relating to action or inaction required of Buyer in connection with such registration of the Registrable Securities (the matters in the foregoing clauses (i) and (ii) being, collectively, “Violations”). Buyer shall reimburse each such indemnified party promptly as such expenses are incurred and are due and payable, for any reasonable out-of-pocket legal fees or other reasonable and documented expenses incurred by them in connection with investigating or defending any such claim. Notwithstanding anything to the contrary contained herein, the indemnification obligations contained in this Section 6.21(p): (A) shall not apply to a claim by an indemnified person arising out of or based upon a Violation which occurs in reliance upon and in conformity with information furnished in writing to Buyer by Seller or such indemnified person specifically for use in the Registration Statement or prospectus and was reviewed and approved in writing by Seller or such other indemnified person expressly for use in connection with the preparation of the Registration Statement, any prospectus or any such amendment thereof or supplement thereto, if such in each case if the foregoing was timely made available by Buyer; (B) with respect to any superseded prospectus, shall not inure to the benefit of any such Person from whom the Person asserting any such claim purchased the Registrable Securities that are the subject thereof (or to the benefit of any other indemnified person) if the untrue statement or omission of material fact contained in the superseded prospectus was corrected in the revised prospectus, as then amended or supplemented, and the indemnified person was promptly advised in writing not to use the outdated, defective or incorrect prospectus prior to the use giving rise to a violation; (C) shall not apply to amounts paid in settlement of any claim if such settlement is effected without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. The resolution and satisfaction of any such indemnification obligations under this Section 6.21(p) shall be made pursuant to the provisions (applied mutatis mutandis) as set forth in Sections 9.3, 9.4 and 9.6.

(q) If the indemnification provided for in Section 6.21(p) is unavailable to an indemnified party with respect to any Damages referred to therein or is insufficient to hold the indemnified party harmless as contemplated therein, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Damages in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and the indemnified party, on the other hand, in connection with the statements or omissions which resulted in such Damages as well as any other relevant equitable considerations. The relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other hand, shall be determined by reference to, among other factors, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Buyer and Seller agree that it would not be just and equitable if contribution pursuant to this Section 6.21(p) were determined by pro rata allocation or by any other method of allocation that fails to take account of the equitable considerations referred to above. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(r) With a view to making available to Seller the benefits of Rule 144 (or its successor rule) and any other rule or regulation of the SEC that may at any time permit Seller to sell shares of Buyer Class A Common Stock to the public without registration, Buyer covenants and agrees to file with the SEC any reports required of Buyer to be filed by it under the Exchange Act.

Section 6.22 Financing Cooperation.

(a) From the date of this Agreement and prior to the Closing, or the earlier termination of this Agreement in accordance with Section 8.1, the Seller shall use its commercially reasonable efforts to cause the Company and its Representatives to, provide, at the sole cost and expense of Buyer, all customary cooperation reasonably requested by Buyer in writing in connection with the arrangement and obtaining of financing for purposes of consummating the transactions contemplated by this Agreement (the “Financing”) (provided, that such requested cooperation does not, in the judgment of the Seller, unreasonably interfere with the ongoing operations of the Seller or the Group Companies), including by using commercially reasonable efforts to:

(i) Upon Buyer’s reasonable request and upon reasonable advance notice, cause appropriate members of senior management of the Company to be available, at reasonable times during normal business hours, to participate in a reasonable and customary number of management and other meetings (including customary one-on-one meetings) (or, at the option of the Seller, calls in lieu of meetings), in each case, to the extent usual and customary for financings of a similar type to the Financing and reasonably required in connection with the Financing;

(ii) executing and delivering customary certificates or documents as may be reasonably requested by Buyer, and to the extent required by the Financing, in each such case, effective no earlier than the Closing;

(iii) furnishing Buyer and the Financing Sources with the Required Information;

(iv) assisting Buyer in the preparation of customary pro forma consolidated balance sheet and related pro forma consolidated statements of income (it being understood that Buyer, and not the Seller, the Company or its Representatives, shall be responsible for the preparation of the pro forma financial statements and any other pro forma information, including any pro forma adjustments and the Company’s assistance shall relate solely to the financial information and data derived from the Company’s historical books and records);

(v) to the extent any current Company directors and officers continue to hold such offices and positions with the Company from and after the Closing, causing such directors and officers to execute resolutions or consents of the Company that do not become effective until the Closing with respect to entering into the definitive documentation for the Financing and otherwise as necessary to authorize consummation of the Financing; and

(vi) provide, at least three (3) Business Days prior to the Closing, all documentation and other information relating to the Company as is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, to the extent requested by Buyer in writing at least ten (10) Business Days prior to the Closing Date.

(b) Notwithstanding the foregoing, neither the Seller nor any Group Company shall be required to take or permit the taking of any action pursuant to this Section 6.22 or otherwise that would (A) require any Group Company or any Persons who are officers or directors of any Group Company to pass resolutions or consents to approve or authorize the execution of the Financing that is effective prior to the Closing or execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement that is effective prior to the Closing, (B) require any Group Company to pay any commitment or other similar fee or incur any other expense, liability or obligation (other than those set forth in this Section 6.22) in connection with the Financing prior to the Closing, (C) in the judgment of the Seller or the Company, conflict with or violate any applicable law or the applicable party’s Governing Documents or would reasonably be expected to result in a violation or breach of, or default under, any Contracts to which any Group Company is a party, (D) in the judgment of the Seller or the Company, provide access to or disclose information that the Seller or the Company determines would jeopardize any attorney-client privilege of the Company (provided, that the Company and its Representatives shall use commercially reasonable efforts to grant such access or provide such disclosure in a manner which would not jeopardize such privilege) Seller or any Group Company, (E) require any Group Company to enter into any instrument or agreement that is effective prior to the Closing or that would be effective if the Closing does not occur, (F) require the Seller, a Group Company or any of their Affiliates or their respective Representatives, as applicable, to waive or amend any terms of this Agreement, (G) result in any officer or director of Seller, a Group Company or any of their Affiliates, Representatives thereof or other personnel, incurring personal liability with respect to any matters relating to the Financing, (H) unreasonably disrupt or interfere with the ongoing business or operations of the Seller or any Group Company, (I) take any action in respect of the Financing to the extent such action would cause any condition to the Closing set forth in Article VII to fail to be satisfied by the Termination Date or (J) other than with respect to the definition of “Required Information”, deliver any financial or other information that is not readily available or prepared in the Ordinary Course by the Group Companies at the time requested by Buyer. Upon the written request of the Seller, Buyer shall provide information (whether in summary written form, or in part or full drafts or final definitive documentation) with respect to any Financing as is reasonably necessary to permit the Seller and Group Companies to comply with any requested cooperation under this Section 6.22.

(c) Buyer shall, promptly upon request by the Seller or the Company, reimburse, at any time, on demand, the Seller, the Company, any other Group Company or any of their respective Affiliates or Representatives, as applicable, for all costs and expenses (including reasonable attorney’s fees) incurred by the Seller, the Company, any other Group Company or any of their respective Affiliates or Representatives in connection with the cooperation contemplated by this Section 6.22 and shall indemnify and hold harmless the Seller, the Company, any other Group Company and their respective Affiliates and Representatives from and against any and all losses, liabilities, claims, costs, expenses and/or damages suffered or incurred by them in connection with the Financing, any action taken by them at the request of or on behalf of Buyer (or the Financing Sources) pursuant to this Section 6.22 and any information used in connection therewith.

(d) For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, Buyer acknowledges, affirms and agrees that (i) its obligation to consummate the transactions contemplated under this Agreement on the terms and subject to the conditions set forth herein are not conditioned upon compliance with this Section 6.22 or the availability or the consummation of the Financing or receipt of proceeds therefrom and (ii) that Section 6.22 sets forth the sole obligations of the Seller and Group Companies with respect to any Financing.

ARTICLE VII.

CONDITIONS PRECEDENT

Section 7.1 Conditions to the Obligations of the Parties. The obligations of each of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by Seller and Buyer of the following conditions:

(a) any applicable waiting period (including any extensions thereof) or clearance under the Required Regulatory Approvals shall have expired or been terminated or otherwise obtained and there shall not be in effect any agreement with any Governmental Entity not to consummate the transactions contemplated by this Agreement or to stay, toll or extend any applicable waiting period;

(b) submission of all notices and filings and receipt of all approvals required under the Required Regulatory Approvals, including those relating to clinical laboratory Licenses, that are required by Law to be submitted and received in order to effectuate the transaction shall have occurred and/or been received, as applicable; and

(c) no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect.

Section 7.2 Other Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by Buyer of the following further conditions:

(a) (i) the representations and warranties set forth in Article III and Article IV hereof (other than the representations and warranties set forth in Section 3.8(b) and the Closing Condition Fundamental Representations) shall be true and correct on and as of the Closing Date, as if made at and as of the Closing Date (except to the extent expressly made as of a specified date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitations as to “material”, “materiality” or “Material Adverse Effect” as set forth therein), does not constitute or would not reasonably be expected to constitute, individually or in the aggregate, a Material Adverse Effect, (ii) the representations and warranties set forth in Section 3.8(b) shall be true and correct in all material respects as of the Closing Date, as if made at and as of the Closing Date (except to the extent expressly made as of a specified date, in which case as of such date), and (iii) the Closing Condition Fundamental Representations shall be true and correct in all respects, except for de minimis inaccuracies, as of the Closing Date, as if made at and as of the Closing Date (except to the extent expressly made as of a specified date, in which case as of such date);

(b) Seller shall have performed and complied in all material respects with all covenants required to be performed or complied with by Seller under this Agreement on or prior to the Closing Date (other than the covenants in Section 6.22); provided that all covenants set forth in Section 2.4(b) shall have been, or will at the Closing be, complied with in all respects;

(c) Seller shall have executed and delivered to Buyer a certificate of an authorized officer of Seller, dated as of the Closing Date, to the effect that the conditions specified in Section 7.2(a) and Section 7.2(b) have been satisfied (the “Seller Closing Certificate”);

(d) no Material Adverse Effect will have occurred since the date hereof;

(e) Key Employee Agreements (executed concurrently with this Agreement by each such Key Employee) with at least three (3) of the Key Employees set forth on Schedule 1.1(b) (the “Closing Condition Key Employees”), will not have been revoked, rescinded or otherwise repudiated by such Closing Condition Key Employees, and none of such Closing Condition Key Employees will have terminated (or will have provided to the applicable Group Company formal written notice of termination which has not been revoked or rescinded of) his or her employment with the applicable Group Company (except as such employment is terminated by the applicable Group Company “for cause”); and

(f) at least 75% of the Company Employees listed on Section 7.2(f) of the Company Disclosure Letter will not have terminated his or her employment with the applicable Group Company or expressed an intention (whether formally or informally) to terminate his or her employment or otherwise be incapable of continuing in employment with the applicable Group Company or Buyer (or one of its Subsidiaries, as applicable) following the Closing.

Section 7.3 Other Conditions to the Obligations of Seller. (a) The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by Seller of the following further conditions:

(a) (i) The representations and warranties of Buyer set forth in Article V hereof (other than the representations and warranties set forth in Section 5.3(a) hereof) shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of a specified date, in which case as of such date and in each case without giving effect to any limitations as to “material”, “materiality” or “Material Adverse Effect” as set forth therein) and (ii) the representations and warranties of Buyer set forth in Section 5.3(a) hereof shall be true and correct in all respects, except for de minimis inaccuracies, as of the Closing Date, as if made at and as of the Closing Date (except to the extent expressly made as of a specified date, in which case as of such date);

(b) Buyer shall have performed and complied in all material respects with all covenants required to be performed or complied with by Buyer under this Agreement on or prior to the Closing Date; provided, that all covenants set forth in Section 2.4(a) shall have been, or will at the Closing be, complied with in all respects; and

(c) Buyer shall have executed and delivered to Seller a certificate of an authorized officer of Buyer, dated as of the Closing Date, to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied (the “Buyer Closing Certificate”).

Section 7.4 Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such Party’s failure to use reasonable best efforts to cause the Closing to occur.

ARTICLE VIII.

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a) by mutual written consent of Buyer and Seller;

(b) by Buyer by written notice to Seller, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Seller set forth in this Agreement shall have occurred that would reasonably be expected to cause a condition set forth in Section 7.2(a) or Section 7.2(b) not to be satisfied, and such breach is incapable of being cured prior to the earlier of (i) the Business Day prior to the Termination Date and (ii) the date that is ten (10) Business Days from the date that Seller is notified in writing by Buyer of such breach or failure to perform; provided that Buyer shall not have the right to terminate this Agreement pursuant to this Section 8.1(b) if Buyer is then in material breach or violation of its representations, warranties or covenants contained in this Agreement;

(c) by Seller by written notice to Buyer, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Buyer set forth in this Agreement shall have occurred that would reasonably be expected to cause a condition set forth in Section 7.3(a) or Section 7.3(b) not to be satisfied, and such breach is incapable of being cured prior to the earlier of (i) the Business Day prior to the Termination Date and (ii) the date that is ten (10) Business Days from the date that Buyer is notified in writing by Seller of such breach or failure to perform; provided that Seller shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if Seller is then in material breach or violation of their representations, warranties or covenants contained in this Agreement;

(d) by Buyer or Seller by written notice to the other, if the transactions contemplated by this Agreement shall not have been consummated on or prior to six (6) months after the date of this Agreement (as may be extended pursuant to the second proviso of this clause (d), the “Termination Date”), provided that the right to terminate pursuant to this Section 8.1(d) shall not be available to any Party whose breach of any provision of this Agreement is the primary cause of the failure of the transactions contemplated by this Agreement to be consummated by such time; provided, further, that if all of the conditions to Closing have been satisfied or waived (other than (i) any conditions that by their nature are to be satisfied by actions taken at the Closing, but which conditions are then capable of being satisfied or would have been waived by the Party entitled to enforce or waive such conditions if the Closing were to take place on such date and (ii) the conditions set forth in Section 7.1(a)), then either of Buyer or Seller may extend the Termination Date for a period of up to three (3) months by written notice to the other Party prior to the then-scheduled Termination Date (and such extended date will then become the Termination Date), to a date not later than the twelve-month anniversary of this Agreement; or

(e) by either Buyer or Seller by written notice to the other, if (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree or ruling or other action shall have become final and non-appealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 8.1(e) shall have used reasonable best efforts to remove such order, decree, ruling, judgment or injunction.

Section 8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this entire Agreement shall forthwith become void, and there shall be no liability or obligation on the part of any Party or any of their respective managers, officers, directors, employees, equityholders, Affiliates, agents, successors or assigns with the exception of (a) Article I, Section 6.3(c), this Section 8.2 and Article X, each of which shall survive such termination, and (b) any liability of any Party for its Fraud or willful and material breach of its obligations under this Agreement prior to such termination.

ARTICLE IX.

NO SURVIVAL; INDEMNIFICATION

Section 9.1 No Survival of Representations, Warranties and Covenants. The respective representations and warranties made by the Parties and the covenants and agreements of the Parties contained in this Agreement shall expire and be terminated and extinguished at the Closing and shall not survive the Closing, and no party shall have any Liability or indemnity or other obligation in connection with any such representation, warranty, covenant or agreement following the Closing; provided that (a) any covenants and agreements in this Agreement that by their terms contemplate performance following the Closing shall survive until fully performed, (b) the provisions set forth in Article I and Article X shall survive indefinitely and (c) in the event of Fraud with respect to a representation or warranty, such representation or warranty shall survive until the expiration of the longest applicable statute of limitations, after giving effect to any extensions or waivers, plus sixty (60) days. Notwithstanding the foregoing, with respect to any claim as to which an Indemnified Party shall have, on or prior to such date, delivered a claim for indemnity pursuant to the terms of this Article IX, the indemnification obligations hereunder with respect to such claim, and the claim asserted in such claim, shall survive until such time as such claim is fully and finally resolved.

Section 9.2 Indemnification.

(a) Effective at and after the Closing, Seller shall indemnify Buyer, its Affiliates (including the Group Companies), and their respective officers, directors and employees (collectively, the “Buyer Indemnified Parties”) against, and agrees to hold each Buyer Indemnified Party harmless from and against, and compensate and reimburse each Buyer Indemnified Party for, any and all Damages whether involving a Third-Party Claim or a claim solely between the parties hereto imposed, incurred or suffered by a Buyer Indemnified Party or to which any Buyer Indemnified Parties may otherwise become subject at any time arising out of or resulting from or in connection with:

(i) any inaccuracy in or breach of the Specified Representations (an “Interim Specified Representation Breach”); provided that the indemnification obligation set forth in this Section 9.2(a)(i) shall expire and be terminated as of the Closing Date with respect to any claims with respect to any Interim Specified Representation Breach that are not asserted by Buyer prior to the Closing Date; provided further, however, that with respect to any claims related to any Interim Specified Representation Breach asserted prior to the Closing Date, the indemnification obligations of Seller hereunder with respect to such claim, and the right to indemnity asserted in such claim, shall survive until such time as such claim is fully and finally resolved;

(ii) any Liability arising out of or attributable to the ownership or operation of any business of Seller and its Affiliates other than the Business;

(iii) any failure to perform any covenant or agreement of Seller set forth in this Agreement which by its terms is to be performed after the Closing;

(iv) Seller Taxes;

(v) any Fraud on the part of Seller or any of its Affiliates or any of their respective Representatives; and

(vi) any Liability arising out of the matters set forth on Schedule 9.2(a)(vi).

(b) Effective at and after the Closing, Buyer shall indemnify Seller and its Affiliates, and their respective officers, directors and employees (collectively, the “Seller Indemnified Parties”) against, and agrees to hold each of them harmless from and against, and compensate and reimburse each of the Seller Indemnified Parties for, any and all Damages imposed, incurred or suffered by a Seller Indemnified Party or to which any Buyer Indemnified Parties may otherwise become subject at any time arising out of or resulting from or in connection with any failure to perform any covenant or agreement of Buyer set forth in this Agreement which by its terms is to be performed after the Closing.

Section 9.3 Procedures.

(a) Any Person seeking indemnification under this Article IX (the “Indemnified Party”) shall give prompt written notice to the Person from whom indemnification is to be sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any Action by any third party (“Third-Party Claim”); provided, that the failure of the Indemnified Party to give notice as provided in this Section 9.3(a) shall not relieve any Indemnifying Party of its obligations under Section 9.2, except to the extent that such failure actually prejudices the rights of any such Indemnifying Party. Such notice shall set forth in reasonable detail the Third-Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, as promptly as reasonably practicable following the Indemnified Party’s receipt thereof, copies of all written notices and documents (including any court papers) received by the Indemnified Party relating to the Third-Party Claim and the Indemnified Party shall provide the Indemnifying Party with such other information with respect to any such Third-Party Claim reasonably requested by the Indemnifying Party. The Indemnifying Party shall have the right, at its sole option and expense, to be represented by counsel of its choice and, subject to the limitations set forth in Section 9.3(c), to assume control of, and defend against, negotiate, settle (subject to Section 9.3(b)) or otherwise deal with such Third-Party Claim; provided, that the Indemnifying Party shall not be entitled to undertake the defense of the Third-Party Claim if (i) such Third-Party Claim involves criminal allegations, (ii) outside counsel advises in writing the Indemnified Party that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party, (iii) Seller is the Indemnifying Party and the Third-Party Claim relates to either of item 2 or item 4 of Schedule 9.2(a)(vi) or (iv) Seller is the Indemnifying Party and the Third-Party Claim relates both to (A) Taxes that are indemnifiable under this Agreement and (B) Taxes that are not indemnifiable under this Agreement and that cannot reasonably be severed from the remainder of the Third-Party Claim; provided, that, in such case, the Indemnified Party shall contest, in consultation with the Indemnifying Party, diligently and in good faith, the portion of such Third-Party Claim relating to the Taxes described in clause (A). If the Indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with any Third-Party Claim, then the Indemnified Party may defend against, negotiate, settle (subject to Section 9.3(b)) or otherwise deal with such Third-Party Claim at the Indemnifying Party’s reasonable expense, subject to the final determination of whether such expenses are indemnifiable Damages. If the Indemnifying

Party shall assume the defense of any Third-Party Claim, then the Indemnified Party may participate, at his or its own expense, in the defense of such Third-Party Claim; provided, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (x) requested by the Indemnifying Party to participate or (y) the Indemnifying Party loses entitlement to assume the defense of such Third-Party Claim or withdraws from such defense; provided, further, that the Indemnifying Party shall not be required to pay for more than one such counsel for all Indemnified Parties in connection with any Third-Party Claim.

(b) Notwithstanding anything in this Section 9.3 to the contrary, neither the Indemnifying Party nor the Indemnified Party shall, without the written consent of the other party (not to be unreasonably withheld, conditioned or delayed), settle or compromise any Third-Party Claim or permit a default or consent to entry of any judgment; provided, further, that prior to any such settlement or compromise by Buyer with respect to a Third-Party Claim relating to item 2 of Schedule 9.2(a)(vi), Buyer shall take the actions set forth following item 2 of Schedule 9.2(a)(vi). Notwithstanding the foregoing, consent of the Indemnified Party shall not be required for any such settlement if (i) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, (ii) such settlement does not permit any Order or other equitable relief to be entered, directly or indirectly, against the Indemnified Party or any of its Affiliates and (iii) such settlement includes an unconditional release of such Indemnified Party and its Affiliates from all liability on claims that are the subject matter of such Third-Party Claim and does not include any statement as to or any admission of fault, culpability or failure to act by or on behalf of any Indemnified Party or any of its Affiliates.

(c) Each Party shall cooperate, and cause its Affiliates to cooperate, in the defense or prosecution of any Third-Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

Section 9.4 Direct Claim Procedures. In the event an Indemnified Party has a claim for indemnity under Section 9.2 against an Indemnifying Party that does not involve a Third-Party Claim, the Indemnified Party agrees to give prompt written notice, and as promptly as practicable, of such claim to the Indemnifying Party. Such notice shall set forth in reasonable detail such claim and the basis for indemnification and the amount of such Damages incurred or that such Indemnified Party reasonably estimates in good faith is likely to be incurred in connection with such claim (taking into account the information then available to the Indemnified Party). The failure to notify the Indemnifying Party as promptly as practicable shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that such failure shall have actually prejudiced the Indemnifying Party.

Section 9.5 Calculation of Damages; Limitations of Liability.

(a) The amount of any Damages payable under Section 9.2 by the Indemnifying Party shall be net of any amounts recovered by the Indemnified Party or its Affiliates under applicable insurance policies (less any costs and expenses incurred in connection with any such recoveries, including any increase in insurance premiums). If an Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any

Damages, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred, including any increase in insurance premium, by such Indemnified Party in collecting such amount. Each Indemnified Party and its Affiliates shall use reasonable efforts to collect any amounts available under insurance coverage from other Persons alleged to be responsible, for any Damages payable under Section 9.2.

(b) Notwithstanding anything to the contrary in this Agreement:

(i) Except in the case of Fraud, neither Seller, on the one hand, nor Buyer, on the other hand, shall be liable for any Damages in excess of the Total Purchase Price actually received by, or due to, Seller pursuant to Section 2.3.

(ii)

(A) With respect to any claim as to which Buyer may be entitled to indemnification under Section 9.2(a)(vi), Seller shall not be liable for any individual or series of related Damages which do not exceed $250,000.

(B) With respect to any claim as to which Buyer may be entitled to indemnification under Section 9.2(a)(i) (but solely with respect to any inaccuracy in or breach of the representations and warranties set forth in Section 3.20 and Section 3.24) and Section 9.2(a)(vi) (other than items 2 and 4 of Schedule 9.2(a)(vi)), Seller shall not be liable for any Damages in excess of an aggregate amount equal to $25,000,000.

(C) With respect to any claim as to which Buyer may be entitled to indemnification under Section 9.2(a)(vi) (but solely with respect to items 2 and 4 of Schedule 9.2(a)(vi)), Seller shall not be liable for any Damages in excess of an aggregate amount equal to $32,500,000.

(D) Following the three (3) year anniversary of the Closing Date, Seller shall not be liable for any Damages pursuant to Section 9.2(a)(vi) (other than item 2 of Schedule 9.2(a)(vi)) with respect to any indemnification claims that have not been brought against Seller in accordance with this Agreement prior to such time. Following the five (5) year anniversary of the Closing Date, Seller shall not be liable for any Damages pursuant to Section 9.2(a)(vi) (but solely with respect to item 2 of Schedule 9.2(a)(vi)) with respect to any indemnification claims that have not been brought against Seller in accordance with this Agreement prior to such time.

(E) For the avoidance of doubt, the limitations set forth in this Section 9.5(b)(ii) shall not be deemed to establish a standard of materiality or a basis for interpreting the materiality of any liability or claim for indemnity pursuant to this Article IX.

(iii) No Indemnifying Party shall be liable under Section 9.2 for any special, punitive or exemplary Damages, nor any Damages that are not reasonably foreseeable, relating to any matter, except to the extent actually paid by the Indemnified Party to a third party pursuant to a Third-Party Claim.

(c) Each Party shall take all commercially reasonable steps and provide all commercially reasonable assistance to mitigate any Damages upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including to the extent required by applicable Law.

(d) Materiality standards or qualifications in any representation, warranty, covenant or agreement shall neither be taken into account in determining whether a breach of or default in connection with such representation, warranty, covenant or agreement (or failure of any representation or warranty to be true and correct) exists, nor be taken into account in determining the amount of any Damages with respect to such breach, default or failure to be true and correct.

(e) The representations, warranties, covenants and agreements of Seller and the rights and remedies for indemnification, compensation and reimbursement or otherwise that may be exercised by the Buyer Indemnified Parties, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by, or virtue of the knowledge of, any Buyer Indemnified Party of any inaccuracy, breach or untruth of any representation or warranty of Seller or any of its Affiliates, whether such knowledge arose before or after the date hereof, other than as set forth in the Company Disclosure Letter or with respect to the indemnity set forth in Section 9.2(a)(i).

(f) Any indemnification payment made pursuant to this Agreement shall be treated by the Parties as an adjustment to the Total Purchase Price for Tax purposes, except as otherwise required by applicable Law.

Section 9.6 Payment of Damages. Promptly and in any event within five (5) Business Days following the final determination of the amount of any Damages payable to an Indemnified Party pursuant to this Article IX, the applicable Indemnifying Party or Indemnifying Parties shall pay to the Indemnified Parties the amount of such Damages by wire transfer of immediately available funds to a bank account designated by the Indemnified Parties.

Section 9.7 Exclusivity. After the Closing, except as otherwise expressly provided in this Agreement or in the case of Fraud, indemnification pursuant to this Article IX shall provide the exclusive monetary remedy for any claim arising out of this Agreement; provided that, nothing herein shall be construed to limit any remedy set forth in any other Transaction Agreement.

ARTICLE X.

MISCELLANEOUS

Section 10.1 Entire Agreement; Assignment. This Agreement and the other Transaction Agreements (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and (b) shall not be assigned by any Party (whether by operation of Law or otherwise), without the prior written consent (not to be unreasonably withheld) of the other Parties; provided that either Party may assign its rights and delegate its obligations hereunder to any of its Affiliates as long as such Party remains ultimately liable for all of such Party’s obligations hereunder. Any attempted assignment of this Agreement not in accordance with the terms of this Section 10.1 shall be void.

Section 10.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be by delivery in person, by email (with confirmation of receipt), or by registered or certified mail (postage prepaid, return receipt requested) to the other Parties as follows (or to such other address as the person to whom such notice is given may have previously furnished to the other in writing):

To Buyer:

Tempus AI, Inc.

600 West Chicago Avenue

Suite 510

Chicago, IL 60654

Attention:	Legal Department
Email:	[***]

with a copy (which shall not constitute notice) to:

Cooley LLP

110 N. Wacker Drive, Suite 4200

Chicago, IL 60606

Attention:	Richard Ginsberg and Erin Kirchner
Email:	[***]

To Seller:

REALM IDx, Inc.

1 Enterprise

Aliso Viejo, CA 92656

Attention:	Legal Department
Email:	[***]

with a copy (which shall not constitute notice) to:

Konica Minolta, Inc.

JP Tower, 2-7-2 Marunouchi, Chiyoda-ku

Tokyo 100-7036, Japan

Attention:	Yasuhiro Kawasugi
Email:	[***]

Debevoise & Plimpton LLP

66 Hudson Boulevard

New York, NY 10001

Attention:	Andrew L. Bab
Email:	[***]

Nagashima Ohno & Tsunematsu

JP Tower, 2-7-2 Marunouchi, Chiyoda-ku

Tokyo 100-7036, Japan

Attention:	Yasuhiro Kasahara
Email:	[***]

All such notices, requests, demands, waivers and communications will be deemed received upon (a) actual receipt thereof by the addressee, (b) actual delivery thereof to the appropriate address or (c) refusal of the addressee to accept delivery thereof.

Section 10.3 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

Section 10.4 Fees and Expenses. Except for the fees and expenses of the Escrow Agent, which shall be borne by Buyer or as otherwise set forth in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses.

Section 10.5 Exhibits and Schedules. All exhibits and Schedules or other documents expressly incorporated into this Agreement are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. Any item disclosed on the Company Disclosure Letter referenced by a particular paragraph or section in this Agreement shall, should the existence of the fact or item or its contents be relevant to any other paragraph or section, be deemed to have been disclosed with respect to every other paragraph or section in this Agreement, to which such disclosure is reasonably apparent on its face to be applicable, whether or not a specific cross-reference was made. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in the Company Disclosure Letter is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in the Company Disclosure Letter is or is not material for purposes of this Agreement. Matters reflected in the Company Disclosure Letter are not necessarily limited to matters required herein to be reflected in the Company Disclosure Letter. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. Disclosure of any fact or item in the Company Disclosure Letter shall not constitute an admission against Seller or the Group Companies’ interests or an admission of any obligation to a third party or liability under any applicable Law or an acknowledgment that such fact or item is required by this Agreement to be disclosed therein. Disclosure of any fact or item in the Company Disclosure Letter shall not necessarily mean that such fact or item is material to the business or financial condition of the Group Companies individually or taken as a whole, nor shall such information be deemed to establish a standard of materiality or a basis for interpreting terms such as “material,” “materially,” “materiality,” “Material Adverse Effect” or any similar qualification under this Agreement. Headings and subheadings (other than references to sections and subsections of this Agreement) in any Schedule or the Company Disclosure Letter are for convenience of reference only and shall not be deemed to expand or limit the scope of the information required to be disclosed in such Schedule or the Company Disclosure Letter, to expand or limit the effect of the disclosures contained in such Schedule or the Company Disclosure Letter or to otherwise affect the interpretation of this Agreement or such Schedule or the Company Disclosure Letter. The descriptions of agreements and documents in any Schedule or the Company Disclosure Letter are summaries only and are qualified in their entirety by the specific terms of such agreements or documents.

Section 10.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided that Section 6.5, Section 10.14, Section 10.15 and Section 10.16 shall be for the benefit of the Persons described therein, and each such Person shall be an intended third-party beneficiary thereof and shall have the rights, benefits and remedies provided for therein, which may only be exercised on behalf of Seller, and, in the event of any breach by Buyer of the terms and provisions of this Agreement, Seller shall have the right to pursue damages (including damages based on the consideration that would have otherwise been payable to Seller under this Agreement) on behalf of Seller (which right is hereby acknowledged by Buyer).

Section 10.7 Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, (i) all other provisions of this Agreement shall remain in full force and effect and (ii) each Party intends that such term or provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Law.

Section 10.8 Amendment. Subject to applicable Law and Section 10.9, this Agreement may be amended or modified at any time only by a written agreement executed and delivered by duly authorized officers of Buyer and Seller. Any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 10.8 shall be void.

Section 10.9 Extension; Waiver. At any time prior to the Closing, Seller may (a) extend the time for the performance of any of the obligations or other acts of Buyer contained herein, (b) waive any inaccuracies in the representations and warranties of Buyer contained herein or in any document, certificate or writing delivered by Buyer pursuant hereto or (c) waive compliance by Buyer with any of the agreements or conditions contained herein. At any time prior to the Closing, Buyer may (i) extend the time for the performance of any of the obligations or other acts of Seller contained herein, (ii) waive any inaccuracies in the representations and warranties of Seller contained herein or in any document, certificate or writing delivered by Seller pursuant hereto or (iii) waive compliance by Seller with any of the agreements or conditions contained herein. Any agreement on the part of any Buyer to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 10.10 Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by electronic or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 10.11 Waiver of Jury Trial. Each Party hereby waives, to the fullest extent permitted by Law, any right to trial by jury of any claim, demand, action, or cause of action (a) arising under this Agreement or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any of the transactions related hereto, in each case, whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise. Subject to Section 10.12, each Party hereby agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the Parties may file an original counterpart of a copy of this Agreement with any court as written evidence of the consent of the Parties to the waiver of their right to trial by jury.

Section 10.12 Arbitration of Disputes.

(a) Except for any Action in which a Party seeks equitable remedies pursuant to Section 10.13 to cause the consummation of the transactions contemplated hereby and except as expressly set forth in Section 2.3, any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, including with respect to the formation, applicability, breach, termination, validity or enforceability thereof, as well as the arbitrability of any dispute, controversy or claim hereunder, shall be exclusively referred to, and finally resolved by, arbitration under and in accordance with the Rules of Arbitration of the International Chamber of Commerce (“ICC”) in effect at the time of the commencement of the arbitration, except as they may be modified herein or by mutual agreement of the Parties.

(b) The seat, or legal place, of arbitration shall be New York, State of New York, and the award shall be deemed to have been made there. Notwithstanding the foregoing, and Section 10.3 above, the arbitration and this agreement to arbitrate shall be governed by Title 9 (Arbitration) of the United States Code.

(c) The arbitral tribunal shall consist of three (3) arbitrators appointed in the following way: one arbitrator shall be nominated by the party or parties (acting together) initiating the arbitration (the “Claimant”) in Claimant’s request for arbitration; one (1) arbitrator shall be nominated by the responding party or parties (acting together) to the dispute (the “Respondent”) within thirty (30) days of receipt of the request for arbitration; and the third (3rd) arbitrator, who shall act as chair of the tribunal, shall be nominated by the two (2) party-nominated arbitrators within thirty (30) days of the second arbitrator’s appointment. The chair must be an attorney licensed to practice law with at least ten (10) years’ experience in handling complex merger and acquisition and/or corporate transactions or commercial disputes, under Delaware law and shall be deemed to meet the qualifications set forth herein unless a party objects within ten (10) days after the nomination of the chair. If any of the three (3) arbitrators are not nominated within the time prescribed above, the ICC shall appoint the outstanding arbitrator(s) in accordance with its rules.

(d) The language of the arbitration shall be English; provided that any party may submit testimony or documentary evidence in a language other than English, and shall furnish a translation or interpretation into English of any such testimony or documentary evidence.

(e) Any decision or award of the arbitral tribunal, including with regard to its own jurisdiction and the arbitrability of the dispute, shall be reasoned and in writing, and shall be final and binding upon the Parties to the arbitration proceeding. The Parties undertake to carry out any award without delay, and waive their right to any form of recourse based on grounds other than those contained in the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards of 1958 insofar as such waiver can validly be made. Judgment upon the award can be entered by any court having jurisdiction over the award or over the relevant party or its assets.

(f) Unless the Parties have otherwise agreed, as soon as the file has been transmitted to the arbitral tribunal, the arbitral tribunal may, at the request of a party to the arbitration proceeding, order any interim or conservatory measure it deems necessary to preserve the parties’ rights, including pre-arbitration attachments or injunctions. The arbitral tribunal may make the granting of any such measure subject to appropriate security being furnished by the requesting party. The Parties agree that any ruling by the arbitration tribunal on interim measures shall be deemed to be a final award with respect to the subject matter of the ruling and shall be fully enforceable as such.

(g) Before the file is transmitted to the arbitral tribunal, and in appropriate circumstances even thereafter, the Parties may apply to any competent judicial authority for interim or conservatory measures. The application of a party to a judicial authority for such measures or for the implementation of any such measures ordered by an arbitral tribunal shall not be deemed to be an infringement or a waiver of the arbitration agreement and shall not affect the relevant powers reserved to the arbitral tribunal. Any such application and any measures taken by the judicial authority must be notified without delay to the ICC Secretariat, who shall inform the arbitral tribunal thereof.

(h) In order to facilitate the comprehensive resolution of related disputes, and upon request of any party to the arbitration proceeding, the International Court of Arbitration of the ICC (the “Court”) may consolidate the arbitration proceeding with any other arbitration proceeding relating to this Agreement or the other Transaction Agreements. The Court shall not consolidate such arbitrations unless (a) the parties to all proceedings agree, or (b) the Court determines that (i) there are issues of fact or law common to the two proceedings so that a consolidated proceeding would be more efficient than separate proceedings, and (ii) no party would be prejudiced as a result of such consolidation through undue delay or otherwise. Unless otherwise agreed by all parties, the consolidation shall be into the first commenced arbitration. For the avoidance of doubt, any dispute, controversy or claim arising out of, relating to, or in connection with this Agreement or the other Transaction Agreements may also be made in a single arbitration, irrespective of such arbitration being brought under one (1) or more than one (1) arbitration agreement.

(i) The Parties agree that the arbitration shall be kept confidential. The existence of the arbitration, any non-public information provided in the arbitration, and any submissions, orders or awards made in the arbitration (together, the “Confidential Arbitration Information”) shall not be disclosed to any non-party except the arbitral tribunal, the ICC, the parties, their counsel, experts, witnesses, accountants and auditors, insurers and reinsurers, and any other person necessary to the conduct of the arbitration. Notwithstanding the foregoing, a party may disclose Confidential Arbitration Information to the extent that disclosure may be required to fulfill a legal duty, protect or pursue a legal right, or enforce or challenge an award in bona fide legal proceedings. This confidentiality provision survives termination of the Agreement and of any arbitration brought pursuant to the Agreement.

Section 10.13 Specific Performance.

(a) The Parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the Parties agree that, in addition to any other remedies, each Party shall be, subject to the following sentence, entitled to enforce the terms of this Agreement (including Section 2.2), or prevent breaches of this Agreement (including Section 2.2), by a decree or order of specific performance (including the obligation of the Parties to consummate the transactions contemplated hereby, subject in each case to the terms and conditions of this Agreement), or an injunction or injunctions to prevent breaches of this Agreement by any Party (including Section 2.2), without the necessity of proving the inadequacy of money damages as a remedy. To the extent any party hereto brings an Action to enforce specifically the performance of the terms and provisions of this Agreement (other than an Action to enforce specifically any provision that expressly survives termination of this Agreement), the Termination Date shall automatically be extended to (i) the 20th Business Day following the resolution of such Action or (ii) such other time period established by the court presiding over such Action.

(b) Each Party (i) waives any defenses in any action for an injunction or other appropriate form of specific performance or equitable relief, including the defense that a remedy at law would be adequate, and (ii) waives any requirement under any Law to post a bond or other security as a prerequisite to obtaining an injunction or other appropriate form of specific performance or equitable relief.

(c) Notwithstanding anything in this Agreement to the contrary, each Party irrevocably submits to the non-exclusive jurisdiction of the state and federal courts in Delaware and appellate courts with jurisdiction over such courts in respect of any Action in which a Party seeks equitable remedies pursuant to this Section 10.13 to cause the consummation of the transactions contemplated hereby. Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth in Section 10.2 shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction pursuant to this Section 10.13. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of the matters to which it has submitted to jurisdiction in this Section 10.13 in any state or federal court in Delaware or any appellate court with jurisdiction over such courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 10.14 No Recourse. Except as otherwise expressly provided herein, this Agreement may be enforced only against, and any claims or causes of action for breach of this Agreement may be made only against the entities that are expressly identified as Parties and no other Person shall have any liability for any obligations or liabilities of the Parties for any claim (whether in contract or tort, in law or equity) for breach of this Agreement or in respect of any oral or other representations made or alleged to be made in connection herewith. All claims or causes of action (whether in contract or tort, in law or equity) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be subject to the limitations in Section 8.2 and Section 9.1 and may be made only against the Persons that are expressly identified as Parties. Except in accordance with the Confidentiality Agreement, no Person who is not a named Party to this Agreement, including any Non-Recourse Party of a Party to this Agreement, shall have any liability (whether in contract or tort, in law or equity, or based upon any theory that seeks to impose liability of any Party against its owners or Affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or the transactions contemplated by this Agreement or for any claim based on, in respect of, or by reason of this Agreement, its negotiation, execution or performance of the transactions contemplated by this Agreement; and each Party hereto waives and releases all such liabilities, claims and obligations against any such Non-Recourse Parties of a Party to this Agreement.

Section 10.15 Conflicts; Privilege.

(a) Buyer and Seller acknowledge that Debevoise & Plimpton LLP and Nagashima Ohno & Tsunematsu have acted as legal counsel to the Group Companies and Seller and certain of their respective Affiliates in respect of the transactions contemplated by this Agreement, and in respect of certain other matters prior to the date hereof, and agrees, on behalf of itself and each Group Company, that Debevoise & Plimpton LLP and Nagashima Ohno & Tsunematsu may continue to act as legal counsel to Seller and its Affiliates after the Closing. Accordingly, Buyer hereby waives, on behalf of itself and each Group Company, any conflicts that may arise in connection with Debevoise & Plimpton LLP and Nagashima Ohno & Tsunematsu representing Seller and its respective Affiliates after the Closing as such representation may relate to any Group Company or the transactions contemplated by this Agreement, and agrees not to, and to cause each Group Company not to, assert any such conflict or breach of any fiduciary or other duty owed to any Group Company as a basis for disqualifying Debevoise & Plimpton LLP and Nagashima Ohno & Tsunematsu from any such representation.

(b) Buyer agrees, on behalf of itself and each Group Company, that (i) all communications involving attorney-client confidences between any of Seller, any Group Company and any of their respective Affiliates, on the one hand, and Debevoise & Plimpton LLP and Nagashima Ohno & Tsunematsu, on the other hand, relating to the negotiation, documentation and consummation of the transactions contemplated by this Agreement, including in respect of Persons other than Buyer (collectively, “Privileged Communications”), shall be deemed to be attorney-client confidences that belong solely to Seller and not to any of the Group Companies,

(ii) to the extent that files of Debevoise & Plimpton LLP and Nagashima Ohno & Tsunematsu in respect of such engagement constitute property of its client, only Seller (and not Buyer or any Group Company) shall hold such property rights and (iii) Debevoise & Plimpton LLP and Nagashima Ohno & Tsunematsu shall have no duty to reveal or disclose any Privileged Communications or any such files to any of Buyer or any Group Company by reason of any attorney-client relationship between each of Debevoise & Plimpton LLP and Nagashima Ohno & Tsunematsu and any Group Company or otherwise. Buyer agrees that the foregoing attorney-client privilege of Seller shall be controlled by, and may only be waived by, Seller; provided, that nothing contained herein shall be deemed to be a waiver by Buyer or any of its Affiliates (including, after the Closing, the Group Companies) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(c) Buyer (i) shall not, and shall cause each Group Company not to, use any Privileged Communications for the purpose of asserting, prosecuting or litigating any claims against Seller or any of its Affiliates relating to this Agreement or the transactions contemplated by this Agreement or thereby, and (ii) shall, and shall cause each Group Company to return to Seller or destroy any Privileged Communications held by such Group Company after the Closing and to certify compliance with such request.

(d) Buyer shall not, and shall cause each Group Company not to, disclose any Privileged Communications to any Person following the Closing, unless compelled to disclose such Privileged Communications by judicial or administrative process or by other applicable Law. Buyer shall, promptly upon receipt by Buyer or any Group Company of any subpoena, discovery or other request that calls for the production or disclosure of any Privileged Communications, promptly notify Seller of the existence of such subpoena, discovery or other request and provide Seller a reasonable opportunity to assert any rights it may have to prevent the production or disclosure of such Privileged Communications.

(e) This Section 10.15 will be irrevocable and no term of this Section 10.15 may be amended, waived or modified, without the prior written consent of Debevoise & Plimpton LLP and Nagashima Ohno & Tsunematsu, respectively, with respect to paragraph (a) hereof, or Seller, with respect to paragraphs (b), (c) or (d) hereof.

Section 10.16 Guarantee. Guarantor absolutely, unconditionally and irrevocably guarantees to Buyer, as the primary obligor and not merely as surety, the due and punctual observance, payment, performance and discharge of the payment obligations of Seller pursuant to this Agreement (the “Obligations”). If Seller fails to pay or perform the Obligations when due, then all of the Guarantor’s liabilities to Buyer hereunder in respect of such Obligations shall, at Buyer’s option, become immediately due and payable and Buyer may at any time and from time to time take any and all actions available hereunder or under applicable Law to enforce and collect the Obligations from the Guarantor. In furtherance of the foregoing, Guarantor acknowledges that Buyer may, in its sole discretion, bring and prosecute a separate action or actions against the Guarantor for the full amount of the Obligations, regardless of whether any action is brought against Seller. To the fullest extent permitted by law, the Guarantor hereby expressly and unconditionally waives any and all rights or defenses arising by reason of any law that would otherwise require any election of remedies by Seller, promptness, diligence, notice of the acceptance of this guarantee and of the Obligation, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the Obligation incurred and all other notices of any kind (other than notices expressly required to be provided pursuant to Section 10.2). The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement and that the waivers set forth in this Section 10.16 are knowingly made in contemplation of such benefits.

Section 10.17 Waiver of Claims Against Debt Financing Sources. Without limiting in any respect the liabilities of the Debt Financing Sources to Buyer or its Affiliates, or the remedies of Buyer and its Affiliates against the Debt Financing Sources under any other agreement to which they are both parties, none of the Debt Financing Sources shall have any liability to the Parties or their Affiliates relating to or arising out of this Agreement, whether at Law or equity, in contract, in tort or otherwise, and neither the Parties nor any of their Affiliates will have any rights or claims against the Debt Financing Sources under this Agreement (provided that, notwithstanding the foregoing, nothing herein shall affect the rights of Buyer or Buyer’s post-Closing Subsidiaries against the Debt Financing Sources with respect to the Financing or any of the transactions contemplated thereby). It is expressly agreed that the Debt Financing Sources in their capacities as such shall be third party beneficiaries of this Section 10.17 and shall be entitled to enforce the provisions contained in this Section 10.17 as if they were a party to this Agreement.

* * * * *

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

SELLER

REALM IDX, INC.

By:	/s/ Aaron Elliot
Name: Aaron Elliot
Title: Chief Executive Officer & President

GUARANTOR (SOLELY FOR PURPOSES OF SECTION 10.16)

KONICA MINOLTA, INC.

By:	/s/ Shinichiro Oka
Name: Shinichiro Oka
Title: Executive Vice President & Executive Officer

[Signature Page to Securities Purchase Agreement]

BUYER

TEMPUS AI, INC.

By:	/s/ Jim Rogers
Name: Jim Rogers
Title: Treasurer & Chief Financial Officer

[Signature Page to Securities Purchase Agreement]

Schedule 1.1(a)

Applicable Accounting Principles and Sample Net Working Capital Calculation

[***]

Schedule 1.1(b)

Key Employees

[***]

Schedule 1.1(c)

Transaction Expenses

[***]

Schedule 6.17

Intercompany Service Agreement

[***]

Schedule 6.20

Required Notices

[***]

Schedule 9.2(a)(vi)

Specific Indemnities

[***]

Exhibit A

Form of Transition Services Agreement

[***]

Exhibit B

Form of Lock-Up Agreement

[***]

Exhibit C

Trademark Transfer Agreement

[***]